Execution Version

AMENDED AND RESTATED TERM LOAN AGREEMENT
dated as of November 25, 2019
by and among
ROOT, INC.
as Borrower
ROOT STOCKHOLDINGS, INC.
as Holdings
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK
as Administrative Agent
and
THE HUNTINGTON NATIONAL BANK
as Documentation Agent

SUNTRUST ROBINSON HUMPHREY, INC.
as Sole Lead Arranger and Sole Book Runner

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Article I    DEFINITIONS; CONSTRUCTION    1
Section 1.1    Definitions    1
Section 1.2    Accounting Terms and Determination    32
Section 1.3    Terms Generally    32
Article II    AMOUNT AND TERMS OF THE COMMITMENTS    33
Section 2.1    Term Loan    33
Section 2.2    [Reserved]    33
Section 2.3    [Reserved]    33
Section 2.4    Repayment of Loans    33
Section 2.5    Evidence of Indebtedness    34
Section 2.6    Optional Prepayments    34
Section 2.7    Mandatory Prepayments    35
Section 2.8    Interest on Loans    37
Section 2.9    Conversion/Continuation    37
Section 2.10    Fees    38
Section 2.11    Computation of Interest and Fees    38
Section 2.12    Inability to Determine Interest Rates    38
Section 2.13    Illegality    39
Section 2.14    Increased Costs    40
Section 2.15    Funding Indemnity    41
Section 2.16    Taxes    41
Section 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    45
Section 2.18    [Reserved]    46
Section 2.19    Mitigation of Obligations    46
Section 2.20    Replacement of Lenders    46
Section 2.21    Defaulting Lenders    47
Article III    CONDITIONS PRECEDENT TO EFFECTIVENESS    47
Section 3.1    Conditions to Effectiveness    47
Section 3.2    Effect of Amendment and Restatement    49
Section 3.3    Delivery of Documents    50
Article IV    REPRESENTATIONS AND WARRANTIES    50
Section 4.1    Existence; Power    50
Section 4.2    Organizational Power; Authorization    51
Section 4.3    Governmental Approvals; No Conflicts; No Default    51
Section 4.4    Financial Statements    51
Section 4.5    Litigation and Environmental Matters    51
Section 4.6    Compliance with Laws and Agreements    52
Section 4.7    Investment Company Act    52
Section 4.8    Taxes    52
Section 4.9    Margin Regulations    52
Section 4.10    ERISA    52
Section 4.11    Ownership of Property; Intellectual Property; and Insurance    53
Section 4.12    Disclosure    53
Section 4.13    Labor Relations    54
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Section 4.14    Subsidiaries    54
Section 4.15    Solvency    54
Section 4.16    Deposit and Disbursement Accounts    55
Section 4.17    Collateral Documents    55
Section 4.18    Material Agreements    56
Section 4.19    Insurance Licenses    56
Section 4.20    Sanctions and Anti-Corruption Laws    56
Section 4.21    EEA Financial Institutions    56
Article V    AFFIRMATIVE COVENANTS    56
Section 5.1    Financial Statements and Other Information    56
Section 5.2    Notices of Material Events    59
Section 5.3    Existence; Conduct of Business    60
Section 5.4    Compliance with Laws    60
Section 5.5    Payment of Obligations    61
Section 5.6    Books and Records    61
Section 5.7    Visitation and Inspection    61
Section 5.8    Maintenance of Properties; Insurance    61
Section 5.9    [Reserved]    62
Section 5.10    Casualty and Condemnation    62
Section 5.11    Cash Management    62
Section 5.12    Additional Subsidiaries and Collateral    63
Section 5.13    Additional Real Estate; Leased Locations    64
Section 5.14    Further Assurances    64
Section 5.15    Post-Closing Matters    64
Section 5.16    Maintenance of Reinsurance Coverage    65
Section 5.17    Incorporation of Note Purchase Agreement Provisions    65
Article VI    FINANCIAL COVENANTS    66
Section 6.1    Minimum Risk-Based Capital Ratio    66
Section 6.2    Maximum Direct Combined Ratio    66
Section 6.3    Minimum Statutory Surplus    66
Section 6.4    Minimum Liquidity    67
Section 6.5    Minimum Liquidity, Statutory Surplus and RRC Equity    67
Section 6.6    Maximum Leverage Ratio    67
Section 6.7    Maximum Indebtedness    67
Article VII    NEGATIVE COVENANTS    67
Section 7.1    Indebtedness    67
Section 7.2    Liens    69
Section 7.3    Fundamental Changes    70
Section 7.4    Investments, Loans    71
Section 7.5    Restricted Payments    72
Section 7.6    Sale of Assets    73
Section 7.7    Transactions with Affiliates    74
Section 7.8    Restrictive Agreements    75
Section 7.9    Sale and Leaseback Transactions    75
Section 7.10    Hedging Transactions    75
Section 7.11    Amendment to Material Documents    76
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Section 7.12    Activities of Holdings    76
Section 7.13    Accounting Changes    76
Section 7.14    Underwriting Risks    76
Section 7.15    Insurance Subsidiaries    76
Section 7.16    Sanctions and Anti-Corruption Laws    77
Section 7.17    Foreign Insurance Companies    77
Section 7.18    Other Liens and Guarantees    77
Article VIII    EVENTS OF DEFAULT    77
Section 8.1    Events of Default    77
Section 8.2    Application of Proceeds from Collateral    81
Article IX    THE ADMINISTRATIVE AGENT    81
Section 9.1    Appointment of the Administrative Agent    81
Section 9.2    Nature of Duties of the Administrative Agent    82
Section 9.3    Lack of Reliance on the Administrative Agent    83
Section 9.4    Certain Rights of the Administrative Agent    83
Section 9.5    Reliance by the Administrative Agent    83
Section 9.6    The Administrative Agent in its Individual Capacity    83
Section 9.7    Successor Administrative Agent    83
Section 9.8    Withholding Tax    84
Section 9.9    The Administrative Agent May File Proofs of Claim    84
Section 9.10    Authorization to Execute Other Loan Documents    85
Section 9.11    Collateral and Guaranty Matters    85
Section 9.12    Documentation Agent    86
Section 9.13    Right to Realize on Collateral and Enforce Guarantee    86
Section 9.14    Secured Bank Product Obligations and Hedging Obligations    86
Article X    MISCELLANEOUS    86
Section 10.1    Notices    86
Section 10.2    Waiver; Amendments    90
Section 10.3    Expenses; Indemnification    91
Section 10.4    Successors and Assigns    93
Section 10.5    Governing Law; Jurisdiction; Consent to Service of Process    96
Section 10.6    WAIVER OF JURY TRIAL    97
Section 10.7    Right of Set-off    97
Section 10.8    Counterparts; Integration    97
Section 10.9    Survival    98
Section 10.10    Severability    98
Section 10.11    Confidentiality    98
Section 10.12    Interest Rate Limitation    99
Section 10.13    Waiver of Effect of Corporate Seal    99
Section 10.14    Patriot Act    99
Section 10.15    No Advisory or Fiduciary Responsibility    100
Section 10.16    Location of Closing    100
Section 10.17    Independence of Covenants    100
Section 10.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    100
Section 10.19    Acknowledgement Regarding Any Supported QFCs    101
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Article XI    SVB ASSIGNMENT AND ESCROW AGREEMENTS    102
Section 11.1    SVB Assignment    102
Section 11.2    Escrow Arrangements    102
Section 11.3    Assignments During Escrow Period    102
Section 11.4    Escrow Agreement Prepayments    103
Section 11.5    Remedies    103
Section 11.6    Termination    103

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Schedules
Schedule I    -    Term Loan Commitment Amounts

Schedule 3.1(b)(xv)    -    Delivered Material Agreements
Schedule 4.5    -    Environmental Matters
Schedule 4.14    -    Subsidiaries
Schedule 4.16    -    Deposit and Disbursement Accounts
Schedule 4.18    -    Material Agreements
Schedule 7.1    -    Existing Indebtedness
Schedule 7.2    -    Existing Liens
Schedule 7.4    -    Existing Investments
Schedule 8.1    -    Permitted Holders Capitalization Table

Exhibits
Exhibit A    -    Form of Assignment and Acceptance
Exhibit B    -    Form of Guaranty and Security Agreement
Exhibit D    -    Net Written Premium Calculation

Exhibit 2.9    -    Form of Notice of Conversion/Continuation
Exhibits 2.16A – D    -    Tax Certificates
Exhibit 3.1(b)(ii)    -    Form of Secretary’s Certificate
Exhibit 3.1(b)(v)    -    Form of Officer’s Certificate
Exhibit 5.1(c)    -    Form of Monthly Reporting Package
Exhibit 5.1(d)    -    Form of Compliance Certificate

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AMENDED AND RESTATED TERM LOAN AGREEMENT
THIS AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of November 25, 2019, by and among ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), ROOT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders.
W I T N E S S E T H:
WHEREAS, Holdings, the Borrower and the Administrative Agent are parties to that certain Term Loan Agreement, dated as of April 17, 2019 (as amended, waived or otherwise modified and in effect immediately prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend and restate the Existing Credit Agreement on the terms and conditions set forth herein; and
WHEREAS, subject to the terms and conditions of this Agreement, the Administrative Agent and the Lenders are willing to so amend and restate the Existing Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:
Article I.

DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or if such service is not available, such other commercially available source providing rate quotations comparable to those currently provided on such page as may be reasonably designated by the Administrative Agent from time to time) (in each case, the “Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) 1.00 minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as reasonably determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately
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11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, the Adjusted LIBO Rate will not be less than zero percent (0%).

“Administrative Agent” shall mean SunTrust Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent (as may be determined in accordance with Section 9.7).
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Agency Agreement” shall mean that certain Authorized Producer Agreement, dated as of October 1, 2018, by and between RIC and RIA, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time to the extent permitted hereby.
“Agent Fee Letter” shall mean that certain fee letter, dated October 15, 2019, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings, the Borrower or their Subsidiaries concerning or relating to bribery or corruption.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Term Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean (i) 3.00% per annum with respect to Base Rate Loans and (ii) 4.00% per annum with respect to Eurodollar Loans.
“Approved Fund” shall mean any Person (other than a natural Person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger and bookrunner.
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“Assignee Lenders” shall mean each of SunTrust Bank and The Huntington National Bank.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider.”
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it initially provides any Bank Product to any Loan Party (or if entered into prior to the Original Closing Date and is still in existence, on the Original Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) letter of credit services, card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services. Notwithstanding anything to the contrary contained in this Agreement, each of the Escrow Agreements and the Escrow Accounts shall be deemed not to be a Bank Product.
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“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or the Adjusted LIBO Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or the Adjusted LIBO Rate.
“Base Rate Loans” shall mean Term Loans for which the rate of interest is based upon the Base Rate.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean the Term Loans made on the Original Closing Date.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a payment or prepayment of principal or interest on, a continuation or conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any such day that is also a day on which dealings in Dollar deposits are not conducted by and between banks in the London interbank market.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 31, 2017, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on December 31, 2017.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Ceded Earned Premium” shall mean all revenue recognized during the period of measurement for written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.
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“Ceded Written Premium” shall mean all premium covering written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.

“Change in Control” shall mean the occurrence of one or more of the following events:

(i)    at any time prior to the consummation of a Qualified IPO, the Permitted Holders shall cease to collectively own and control, on a fully diluted basis, Capital Stock of Holdings representing more than 50% (a) of the economic interests in Holdings or (b) the voting power of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings; or

(ii)    at any time after the consummation of a Qualified IPO, any “person” or “group” (in each case, within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders or a trustee or other fiduciary holding securities under an employee benefit plan of Borrower (a) shall have acquired, directly or indirectly, beneficial ownership of 35.0% or more of the outstanding shares of the voting interests in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or equivalent governing body) of Holdings; or

(iii)    at any time after the consummation of a Qualified IPO, during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of Holdings cease to be composed of individuals who are Continuing Directors; or

(iv)    (a) Holdings shall cease to directly own and control 100% of the Capital Stock of the Borrower; or (b) the Borrower shall cease to own and control, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries (other than (x) pursuant to a transaction permitted by Sections 7.3(a) and (y) Subsidiaries the Capital Stock of which the Borrower does not directly or indirectly own 100% of at the time of the initial formation or acquisition of such Subsidiaries to the extent such initial formation or acquisition was permitted by Sections 7.4(m) and 7.4(o); provided that this parenthetical shall not apply with respect to any U.S. Insurance Subsidiary); or

(v)    (a) at any time prior to the consummation of a Qualified IPO, Alex Timm shall own and control less than 8.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings, and (b) at any time after the consummation of a Qualified IPO, Alex Timm shall own and control less than 4.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings; or
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(vi)    Alex Timm shall cease at any time to be directly involved in the day to day management of the Borrower.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.3 have been satisfied or waived in accordance with Section 10.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent under the Loan Documents to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that, for the avoidance of doubt, the Collateral shall exclude (i) all of the assets of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary and (ii) all other Excluded Property.
“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
“Collateral Assignment” shall mean that certain Collateral Assignment of Representations, Warranties, Covenants and Indemnities under the Agency Agreement, dated as of the Original Closing Date, executed by RIA in favor of the Administrative Agent.
“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Real Estate Documents, the Control Account Agreements, the Collateral Assignment, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Collateral Documents.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer, the principal financial officer, the principal accounting officer or the treasurer of the Borrower substantially in
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the form of, and containing substantially the certifications set forth in, the form attached hereto as Exhibit 5.1(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Account Agreement” shall mean any agreement by and among a Loan Party, the Administrative Agent, the NPA Agent (if applicable), and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Control Account Agreements.
“Controlled Account” shall have the meaning set forth in Section 5.11(a).
        “Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
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“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Covered Party” shall have the meaning set forth in Section 10.19(a).
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.8(c).
“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (b) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) and (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Direct Combined Ratio” shall mean the sum (expressed as a percentage) of the Direct Loss & LAE Ratio plus the Direct Expense Ratio.
“Direct Earned Premium” shall mean revenue recognized during the period of measurement for written insurance contracts, prior to any ceding, as determined in accordance with SAP.
“Direct Expense Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is Operating Expenses for all of the U.S. Insurance Subsidiaries for such period and (y) is Direct Written Premium of all U.S. Insurance Subsidiaries for such period.
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“Direct Loss & LAE Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is the sum of (i) total new insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (ii) total renewal insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (iii) total costs for claims administration for all of the U.S. Insurance Subsidiaries related to Direct Earned Premium of the U.S. Insurance Subsidiaries for such period and (y) is Direct Earned Premium of the U.S. Insurance Subsidiaries for such period.“Direct Written Premium” shall mean all premium covering written insurance contracts, prior to any ceding, during the period of measurement as determined in accordance with SAP.
“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person which (x) by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Maturity Date, (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable), in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (c) provides for or otherwise permits the holder to receive scheduled payments of dividends or distributions in cash on or prior to the date that is ninety-one (91) days following the Maturity Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, on or prior to the date that is ninety-one (91) days following the Maturity Date or (y) contains any repurchase obligation which, by its terms, may come into effect (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Maturity Date.
“Disqualified Institution” shall mean (a) any direct competitor of the Borrower that is in the same or a substantially similar line of business and that has been identified in writing to the Administrative Agent at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Term Loan Commitments (each such entity, a “Competitor”) and (b) any Person that is (i) actually known by the Administrative Agent to be an Affiliate (solely on the basis of name) of any Competitor or (ii) identified in writing to the Administrative Agent as an Affiliate of a Competitor at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Term Loan Commitments; provided that a list of Disqualified Institutions identified in clauses (a) and (b)(ii) above shall be made available to all Lenders upon request to the Administrative Agent.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
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“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.
“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings, the Borrower or any of their respective Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Monetization Event” shall mean, unless such event is waived by the Required Lenders or the Required Noteholders (as such term is defined in the Note Purchase Agreement) pursuant to the terms of the Note Purchase Agreement, the occurrence of any of the following:
(i)    the consummation of a Qualified IPO;
(ii)    the occurrence of a Change in Control pursuant to clauses (i), (ii), (iii) or (iv) of the definition thereof;
(iii)    the occurrence of a Significant Transaction; or
(iv)    any automatic exercise of the Closing Date Warrants (as defined in the Note Purchase Agreement) in accordance with the terms thereof.
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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.
        “ERISA Affiliate” shall mean any Person that, together with Borrower or its Subsidiaries, is or was, at any relevant time, considered to be a “single employer” under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make by its due date a required contribution to any Plan that would result in the imposition of a lien or encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the imposition on the assets of Holdings, the Borrower or their Subsidiaries of such a lien or encumbrance, or any filing of any request for a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, whether or not waived,, or any determination that any Plan is, or is expected to be, in at-risk status under Section 303 of ERISA; (iii) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Section 4245 of ERISA; (vii) Holdings, the Borrower, any of their respective Subsidiaries engaging in a material non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Escrow Accounts” shall mean any account pursuant to which Escrow Funds are held while subject to the Escrow Agreement.
“Escrow Agreement” shall mean, collectively, (i) that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, SunTrust Bank, as a Lender and SunTrust Bank, as
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escrow agent and (ii) that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, The Huntington National Bank, as a Lender and SunTrust Bank, as escrow agent.
“Escrow Agent” shall mean SunTrust Bank, a Georgia banking corporation.
“Escrow Funds” shall mean all cash (and cash equivalents to the extent permitted by the Escrow Agreements) that is at any time and from time to time included in the “Escrow Fund” (as defined in each of the Escrow Agreements) and held in the “Escrow Account” (as defined in each of the Escrow Agreements); provided that the aggregate amount of Escrow Funds that the Loan Parties or their Subsidiaries are required to deposit on the Closing Date shall not exceed $24,937,500.00 in the aggregate.
“Escrow Period” shall have the meaning set forth in Section 11.2.
        “EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Loans” shall mean Term Loans for which the rate of interest applicable is based upon the Adjusted LIBO Rate.
“Eurodollar Successor Rate” shall have the meaning set forth in Section 2.12(b).
“Eurodollar Successor Rate Conforming Changes” shall mean, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement).
“Event of Default” shall have the meaning set forth in Section 8.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Property” shall have the meaning ascribed to such defined term in the Guaranty and Security Agreement.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
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“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any withholding Taxes imposed under FATCA.
        “Existing Credit Agreement” shall have the meaning set forth in the recitals hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into among Governmental Authorities in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0%).
“Fee Letters” shall mean the Agent Fee Letter and the Lender Fee Letters.
“Fiscal Month” shall mean any fiscal month of the Borrower.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
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“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Insurance Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” shall mean, collectively, each of the Subsidiary Loan Parties and Holdings; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Guarantor.
“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the Original Closing Date and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals,
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terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, Hedging Transactions shall not include (i) the issuance, underwriting, placement or selling of insurance by the Loan Parties and their Subsidiaries in the ordinary course of business or (ii) the purchasing by the Loan Parties and their Subsidiaries of risk allocation agreements or reinsurance in the ordinary course of business or otherwise in accordance with customary industry practice.
        “Historical Financial Statements” shall have the meaning set forth in Section 4.4.
“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property (including, for the avoidance of doubt, contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint
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venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness of a Person shall not include (i) obligations under insurance issued, underwritten, placed or sold by such Person in the ordinary course of business or (ii) obligations under risk allocation agreements or reinsurance agreements purchased in the ordinary course of business or otherwise in accordance with customary industry practice.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” shall mean (a) all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law, including all Copyrights, Patents, software, Trademarks, internet domain names and trade secrets, (b) all IP Licenses and (c) all IP Ancillary Rights relating thereto.

“Insurance Business” shall mean one or more aspects of the business of (a) issuing, selling, placing or underwriting insurance or (b) reinsurance.

“Insurance Licenses” shall mean licenses, permits or authorizations to transact insurance and reinsurance business required to be obtained from Insurance Regulatory Authorities in connection with the operation, ownership or transaction of insurance or reinsurance business.

“Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is domiciled or (y) to the extent asserting or having regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts or has regulatory jurisdiction over such Insurance Subsidiary.

“Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is authorized or admitted to carry on or transact Insurance Business and has received an Insurance License from an Insurance Regulatory Authority for the purpose of carrying on an Insurance Business. As of the Closing Date, RIC and RRC are the only Insurance Subsidiaries of the Borrower.
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“Intercreditor Agreement” shall mean that certain First Lien Intercreditor Agreement, dated as of date hereof, by and among the Administrative Agent, the NPA Agent and each of the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Interest Period” shall mean with respect to any Eurodollar Loan, a period of one, two, three or six months (or if agreed to by all Lenders, twelve months); provided that:
(i)    the initial Interest Period for such Eurodollar Loan shall commence either (x) on the Original Closing Date (in the case of an election to borrow Eurodollar Loans pursuant to Section 2.2(a) of the Existing Credit Agreement) or (y) on the date of conversion from a Base Rate Loan into such Eurodollar Loan pursuant to Section 2.9, and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)    on each regularly scheduled principal installment payment date, the sum of the aggregate outstanding amount of (x) Eurodollar Loans with an Interest Period ending on such date plus (y) Base Rate Loans outstanding on such date, shall be at least equal to the amount of such scheduled principal installment due on such date; and
(v)    no Interest Period may extend beyond the Maturity Date.
“Investments” shall have the meaning set forth in Section 7.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property of the type described in clauses (a) and (b) of the definition of Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
        “IP License” means all written Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” shall mean the United States Internal Revenue Service.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party (or if entered into prior to the Original Closing Date
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and is still in existence, on the Original Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document.

“Lender Fee Letters” shall mean those certain fee letters, dated as of the date hereof, executed by the applicable Lenders and accepted by the Borrower.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof.

“Leverage Ratio” shall mean (x) divided by (y) where (x) is Net Earned Premium of RRC for the twelve-month period on the last day of the month ended prior to the Test Date and (y) is RRC Equity.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Liquidity” shall mean, on any date of determination, all cash and all cash equivalents (including any Permitted Investment that is a cash equivalent) owned and held by the Loan Parties, in each case, on the date of determination; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Loan Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are (A) not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised, (y) in favor of Administrative Agent or (z) permitted by Section 7.2(a)(ii)) and (B) subject to a perfected Lien in favor of the Administrative Agent, (ii) exclude any amounts held by the Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of Holdings, the Borrower, any Subsidiary of Holdings or any of their respective Affiliates and (iii) exclude all Escrow Funds.

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“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the Fee Letters, the Reaffirmation Agreement, the Intercreditor Agreement, any promissory notes issued hereunder, any subordination agreement executed in connection with the Subordinated Debt (if any) and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing that are designated by the Borrower and the Administrative Agent as a Loan Document. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Loan Documents.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean the Term Loans.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents, taken as a whole, or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with management, (iii) all leases of Real Estate in locations that constitute the chief executive office of any of Holdings and/or its Subsidiaries or otherwise with rent in excess of $2,000,000 per year, and (iv) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $2,000,000 or more, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $2,000,000 or more and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, the Loan Documents and the Escrow Agreements shall be deemed to not constitute Material Agreements.
“Material Indebtedness” shall mean any Indebtedness (other than the Term Loans) of Holdings, the Borrower or any of their respective Subsidiaries individually in a committed or outstanding principal amount exceeding $2,500,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean the earlier of (i) October 16, 2020 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages, including, but not limited to, any Real Estate for which a Mortgage is required to be delivered after the date hereof pursuant to Section 5.12.
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“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture over real estate, deed of immovable hypothec, deed over real estate to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is or was, during the preceding five calendar years, contributed to or required to be contributed to by Holdings, the Borrower, any of their respective Subsidiaries or an ERISA Affiliate.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” means, as applicable: (a) with respect to any asset sale, disposition, casualty, condemnation or similar event, the gross proceeds received by Holdings or any of its Subsidiaries therefrom consisting of (x) cash, (y) cash equivalents and (z) any cash or cash equivalent payments received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments, less the sum of: (i) in the case of an asset sale or disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such asset sale or disposition, the amount of such excess shall constitute Net Cash Proceeds); (ii) all reasonable and customary out-of-pocket legal and other fees and expenses incurred in connection with such transaction or event (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates); (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than any Indebtedness arising under the Loan Documents and the NPA Financing) that is required to be repaid in connection with such transaction or event and that is secured by Liens in such assets; (iv) reasonable reserves retained from such gross proceeds to fund contingent liabilities directly attributable to such asset sale, disposition, casualty, condemnation or similar event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any incurrence of Indebtedness, the gross cash proceeds received by Holdings or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates).
“Net Earned Premium” shall mean Direct Earned Premium of RRC for any Test Period net of Ceded Earned Premium of RRC for such Test Period.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
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“Net Written Premium” shall mean Direct Written Premium of the U.S. Insurance Subsidiaries for any Test Period net of Ceded Written Premium of the U.S. Insurance Subsidiaries for such Test Period. For the avoidance of doubt, Exhibit D shows a calculation of the Net Written Premium of the U.S. Insurance Subsidiaries for the last twelve months most recently ended prior to the Closing Date. The calculation of Net Written Premium hereunder on and after the Closing Date shall be substantially consistent with Exhibit D and in accordance with SAP.
“Non-Consenting Lender” shall have the meaning set forth in Section 2.20.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
        “Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more of their respective Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.“Note Document” shall have the meaning assigned to the term “Note Documents” (or any equivalent term) in the Note Purchase Agreement.
“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of the Closing Date, by and among the Borrower, the NPA Agent, as administrative agent, and the noteholders named therein, as the same may be amended, restated, modified, supplemented, extended, increased or refinanced or replaced pursuant to a Permitted Refinancing from time to time in one or more agreements (in each case with the same or new lenders, investors or agents), in each case, in accordance with the terms of this Agreement and the Intercreditor Agreement.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.9(b).
“NPA Agent” has the meaning assigned to the term “Administrative Agent” (or any equivalent term) in the Note Purchase Agreement.
“NPA Financing” shall mean, (i) collectively, the issuance of Indebtedness of the Borrower pursuant to the Note Purchase Agreement and the NPA Notes, together with the Indebtedness under the guaranties in respect thereof, secured on a pari passu basis with the Obligations pursuant to the Intercreditor Agreement and (ii) any Permitted Refinancing thereof.
“NPA Notes” shall mean the “Notes” (or any equivalent term) as defined in the Note Purchase Agreement.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent any Lender or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Term Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of
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counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Operating Expenses” shall mean, for any Person and for any Test Period, all operating expenses of such Person, including, for the avoidance of the doubt, the sum of (i) Acquisition Costs of such Person for such period plus (ii) Fixed Expense Costs of such Person for such period. For purposes of calculating “Operating Expenses”, the following defined terms shall apply:

“Acquisition Costs” shall mean, the sum of commissions payable by the applicable Person to RIA plus report costs for the applicable Person; provided that “Acquisition Costs” shall exclude ceded commissions.
“Fixed Expense Costs” shall mean, the sum of (i) employment costs and expenses plus (ii) merger and acquisition costs and expenses plus (iii) premium taxes and payment processing fees, in each case, of such Person.
“Original Closing Date” shall mean April 17, 2019.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
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“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Participant Register” shall have the meaning set forth in Section 10.4(d).
“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.
        “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Original Closing Date.
“Permitted Acquisition” shall mean, subject to the limitations set forth in Section 7.17, any acquisition by the Borrower or any other Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock (other than directors’ qualifying shares as required pursuant to applicable law) of, or a business line or unit or a division of, any Person in connection with which each of the following conditions is satisfied:
(i)    immediately before and after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects);
(ii)    immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c), and the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least 10 days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent in its sole discretion);
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(iii)    at least 30 days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent notice of such acquisition, together with, to the extent available, historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including, to the extent available, financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;
(iv)    immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries are in compliance with the provisions of Section 7.3(b);
(v)    the Loan Parties shall have complied with the provisions of Sections 5.12 and 5.13 with respect to such acquisition within the time periods required thereby, and any Person whose Capital Stock is acquired pursuant to such acquisition shall be a Loan Party (and for the avoidance of doubt, shall not be an Insurance Subsidiary);
(vi)    the board of directors (or the equivalent thereof) of the Person to be acquired (or whose assets are to be acquired) shall have approved or consented to the consummation of such acquisition;
(vii)    as of the date of such acquisition, all of the issued and outstanding Capital Stock acquired by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable and free and clear of all Liens other than Liens created under the Loan Documents;

(viii)    any Person or assets or division as acquired in accordance herewith shall be domiciled in either the United States or Canada;
(ix)    such acquisition is consummated in compliance with all requirements of law in all material respects, and all material consents and approvals from any Governmental Authority or other Person required in connection with such acquisition have been obtained;
(x)    the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied and that, immediately before and after giving pro forma effect to such acquisition, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
“Permitted Encumbrances” shall mean:
(i)    Liens imposed by law for taxes, assessments and other charges and levies imposed by any Governmental Authority, in each case, which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    statutory Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, processors, suppliers, landlords, repairmen and other Liens imposed by law in the ordinary course of business for amounts not more than 45 days past due or which are
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being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;
(iv)    deposits to secure the performance of bids, trade and commercial contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    (x) judgment and attachment liens not giving rise to an Event of Default and (y) Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(vii)    (x) easements, zoning restrictions, building codes, rights-of-way, reservations, covenants, rights and restrictions of record and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries taken as a whole, (y) with respect to any leasehold interest, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property or owned property and (z) with respect to any Mortgaged Property, all matters shown on the title report for such Real Estate;
(viii)    Liens solely on cash earnest money deposits made by Holdings or any of its Subsidiaries;
(ix)    restrictions on transfers of assets that are subject to sale or transfer pursuant to any purchase and sale agreements that are permitted under this Agreement;
(x)    in the case of any joint ventures permitted hereunder, put/call arrangements or restrictions on dispositions related to its Capital Stock set forth in the applicable organizational documents or joint venture agreement;
(xi)    Liens on insurance policies under which Holdings and its Subsidiaries are the insured parties (excluding, for the avoidance of doubt, any excess of loss, catastrophic or other similar insurance or reinsurance policies that are applicable to the line of business of Holdings and its Subsidiaries) and proceeds and premiums thereof or related thereto securing Indebtedness permitted under Section 7.1(n);
(xii)    Liens on assets of any Insurance Subsidiary arising under agreements or arrangements established with respect to insurance policies underwritten by any Insurance Subsidiary in the ordinary course of business;
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(xiii)    leases or subleases of real property granted in the ordinary course of business, and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business to the extent that such leases or subleases do not materially interfere with the business of Holdings or its Subsidiaries;
(xiv)    licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S.; and
(xv)    pledges, deposits and guarantees made by an Insurance Subsidiary in order to comply with applicable Requirements of Law or as required by an Insurance Regulatory Authority;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holders” shall mean all Persons that hold Capital Stock of Holdings as of the Closing Date as set forth on Schedule 8.1 and, in each case, their Affiliates, immediate family members, lineal descendants, heirs, estates and trusts for the benefit thereof.
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s;
(iii)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
(iv)    certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (x) any Lender or (y) any domestic office of any other commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(v)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above;

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(vi)    Investments in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or the Subsidiaries; and
(vii)    mutual funds investing at least 95% of their assets in any one or more of the Permitted Investments described in clauses (i) through (v) above.
“Permitted Prior Liens” means (a) with respect to any Capital Stock of any Subsidiary of Holdings, Liens permitted by Section 7.2 which are prior as a matter of law and (b) with respect to any other property or assets, any Liens permitted by Section 7.2.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (d) to the extent any Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to any Liens securing the Obligations, the Liens securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the only obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are the original obligors thereon and any other Person required to be or become an obligor thereon under the then terms of the Indebtedness being so modified, refinanced, refunded, renewed or extended to become an obligor in respect of such Indebtedness (provided that any Loan Party may guarantee any Permitted Refinancing incurred by any other Loan Party to the extent permitted by Section 7.1(e)); (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; and (g) in the case of any Indebtedness consisting of a refinancing of NPA Financing, the terms and conditions of any such modification, refinancing, refunding, renewal or extension are subject to and in compliance with the requirements set forth in the Intercreditor Agreement.
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“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.
“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA that is or was, during the preceding five calendar years, maintained or contributed to or required to be contributed to by Holdings, the Borrower or any ERISA Affiliate.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pro Rata Share” shall mean with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC Credit Support” shall have the meaning set forth in Section 10.19.
“Qualified Amount” shall mean, as of any date of determination with respect to each Assignee Lender, the amount of (i) Escrow Funds held for the benefit of such Assignee Lender as of such date less (ii) the aggregate amount of amortization payments and mandatory prepayments made after the Closing Date that are allocable to the Term Loan purchased by such Assignee Lender on the Closing Date pursuant to the SVB Assignment.
        “Qualified Assignment” shall mean an assignment of the Term Loans made during the Escrow Period by the Assignee Lenders to an Eligible Assignee so long as such assignment is (i) evidenced by an Assignment and Acceptance, (ii) made on a ratable basis among the Assignee Lenders calculated pursuant to each Assignee Lender’s pro rata share of the aggregate Escrow Funds existing immediately prior to giving effect to such assignment and (iii) has been consented to by the Borrower (unless a Specified Event of Default has occurred and is continuing at the time of such assignment).
“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.
“Qualified IPO” means the issuance by Holdings of its Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended from time to time, and any successor statute (whether alone or in connection with a secondary public offering).
“Reaffirmation Agreement” shall mean the Reaffirmation Agreement and Master Amendment, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
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“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.
“Real Estate Documents” shall mean, collectively, (i) Mortgages covering all Real Estate owned by the Loan Parties that are required to be granted hereunder, duly executed by each applicable Loan Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (B) (x) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms reasonably satisfactory to the Administrative Agent, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (E) a duly executed Environmental Indemnity with respect thereto, (F) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Real Estate required to be subject to a Mortgage hereunder, dated no more than six (6) months prior to the Original Closing Date (or date of the applicable Mortgage if provided post-closing) (or such earlier date as acceptable to the Administrative Agent), prepared by environmental engineers reasonably satisfactory to the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party that is required to be subject to a Mortgage hereunder as the Administrative Agent shall have reasonably requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be reasonably satisfied with the contents of all such environmental reports and (G) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to Administrative Agent.
“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
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“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Required Lenders” shall mean Non-Defaulting Lenders holding, in the aggregate, more than 50% of total Term Loan Exposure at such time; provided that at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Lenders shall consist of at least two such Non-Defaulting Lenders; provided further that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Loans shall be excluded for purposes of determining Required Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the principal executive officer, the principal financial officer, the principal accounting officer, the treasurer or the controller of the Borrower and (y) with respect to all other provisions, any of the president, the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the controller or a vice president of the Borrower or such other senior officer that has similar responsibilities to the extent such officer is designated in writing to the Administrative Agent.
“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class (other than Disqualified Capital Stock); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iv) any payment, prepayment, redemption, purchase, retirement, defeasance (including in-substance or legal defeasance) or other satisfaction, in each case, prior to the repayment in full of all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations), with respect to the principal or interest of (or premium as a result of such payment, prepayment or satisfaction otherwise) any Indebtedness, liabilities or obligations that are in each case subordinated in right of payment and/or right of security to the Obligations and/or any Guarantee thereof, including, without limitation, the Subordinated Debt; and (v) any management or similar fees. For the avoidance of doubt, payments of principal, interest, fees or other amounts with respect to the NPA Financing shall not constitute a Restricted Payment.
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“RIA” shall mean Root Insurance Agency, LLC, an Ohio limited liability company.
“RIC” shall mean Root Insurance Company, an Ohio corporation.
“Risk-Based Capital Ratio” shall mean, with respect to each Insurance Subsidiary, as of the end of any Fiscal Month, the ratio of Total Adjusted Capital as of the end of such Fiscal Month to Authorized Control Level Risk-Based Capital as of the end of such Fiscal Month (in each case as determined by SAP and defined in NAIC’s Risk-Based Capital for Insurers Model Act (Volume III-312) applicable to Insurance Subsidiaries and consistent with applicable statutes of the applicable Insurance Regulatory Authority from time to time).
“RRC” shall mean Root Reinsurance Company, Ltd., a Cayman Islands exempted company.
“RRC Equity” shall mean, as of any date of determination, total equity reflected on the balance sheet of RRC prepared in accordance with GAAP.
“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions including, without limitation, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority, applied in accordance with Section 1.2
“Screen Rate” shall have the meaning assigned to such term in the definition of “Adjusted LIBO Rate”.
“Secured Parties” shall mean the Administrative Agent, the Lenders, the Lender-Related Hedge Providers and the Bank Product Providers.
“Significant Transaction” shall mean (i) the entry by Holdings or any of its Subsidiaries into an investment, joint venture or similar transaction valued at more than $350,000,000 from a company that operates in the auto insurance industry or (ii) the entry by Holdings or any of its Subsidiaries into any investment, joint venture or similar transaction that would result in any one Person (together with such Person’s Affiliates) (other than Permitted Holders) having an economic interest in RIC or any Loan Party greater than 33%.
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“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Event of Default” shall mean an Event of Default under Section 8.1(a), (b), (d) (solely as a result of a failure to observe or perform any requirement under Article VI), (g), (h) or (j).
“Statutory Surplus” shall mean, with respect any Insurance Subsidiary, the surplus as to policyholders of such Insurance Subsidiary as determined pursuant to SAP.
“Subordinated Debt” shall mean any Indebtedness of the Loan Parties that is expressly permitted pursuant to Section 7.1(k).
“Subordinated Debt Documents” shall mean the indentures, loan agreements, notes, guaranties, subordination agreements and other related documents and/or agreements governing or evidencing the Subordinated Debt.
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, an Insurance Subsidiary is a Subsidiary of the Borrower.
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Subsidiary Loan Party.
“Supported QFC” shall have the meaning set forth in Section 10.19.
“SVB Assignment” shall have the meaning set forth in Section 11.1.
“SVB Loans” shall have the meaning set forth in Section 11.1.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
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“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.1 or Section 2.18 of the Existing Credit Agreement and continued hereunder as set forth in Section 2.1 hereof.
“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Original Closing Date.
“Term Loan Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.
“Test Date” shall mean the last day of each Fiscal Month.
“Test Period” shall mean, unless the context otherwise requires, the most recently ended twelve-month period ending on the date of determination.
“Third Party Administrator Agreement” shall mean that certain Master Service Agreement, dated as of February 1, 2019, between Genpact (UK) Limited, a UK private limited company, and RIC.
“Threshold Amount” shall mean $2,500,000.
“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Type” shall mean, with respect to a Term Loan, whether the rate of interest on such Term Loan is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for
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purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” or “U.S.” shall mean the United States of America.
“U.S. Insurance Subsidiary” shall mean a wholly owned Insurance Subsidiary of Holdings (whether direct or indirect) that is domiciled in the United States; provided, that “U.S. Insurance Subsidiaries” shall mean each U.S. Insurance Subsidiary on a collective basis.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.19.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.16(g)(ii).
“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2.    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP or SAP, as applicable, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Holdings delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP or SAP, as applicable, on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP or SAP, as applicable, in effect immediately before the relevant change in GAAP or SAP, as applicable, became effective, until either
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such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, 1 and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the accounting for any lease (and whether such lease shall be treated as Capital Lease Obligations) shall be based on GAAP as in effect on December 31, 2017 and without giving effect to any subsequent changes in GAAP (or required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease, capitalized lease or finance lease and (c) for purposes of determining compliance with any basket, test, or condition under any provision of this Agreement or any other Loan Document, no Loan Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.
Section 1.3.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. Except as otherwise expressly provided herein, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or
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allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Article II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    Term Loan. The parties hereto acknowledge and agree that, prior to the Closing Date, certain “Term Loans” were made to the Borrower pursuant to (and as defined in) the Existing Credit Agreement. Such “Term Loans” are continued as the Term Loans hereunder and are subject to Section 3.2 (the “Term Loans”) and the terms of this Agreement and the other Loan Documents. The Borrower acknowledges and agrees that the outstanding principal amount of the Term Loans immediately prior to giving effect to this Agreement is $99,750,000. The Borrower and the Lenders acknowledge and agree that the principal amount of such Term Loan held by each Lender as of the Closing Date (after giving effect to this Agreement) is set forth on Schedule I opposite the name of such Lender. Subject to the terms and conditions set forth herein, the Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. Amounts paid or prepaid with respect to Term Loans may not be reborrowed.
Section 2.2.    [Reserved].
Section 2.3.    [Reserved].
Section 2.4. Repayment of Loans. The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) as may be required hereunder, and subject to any reduction in accordance with Sections 2.6 and 2.7):

Installment Date	Aggregate Principal Amount
December 31, 2019	$250,000
March 31, 2020	$250,000
June 30, 2020	$250,000
September 30, 2020	$250,000
provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.
Section 2.5.    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Term Loan made hereunder by each Lender, the Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Eurodollar
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Loan pursuant to Section 2.9, (iv) the date of any conversion of all or a portion of any Type of Loan to another Type pursuant to Section 2.9, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Term Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    This Agreement evidences the obligation of the Borrower to repay the Term Loans and is being executed as a “noteless” term loan agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.6.    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Loan, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment and (ii) in the case of any prepayment of any Base Rate Loan, no later than 1:00 p.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of Term Loan or portion thereof to be prepaid; provided that any such notice in connection with a repayment of the Term Loans may be conditioned upon the occurrence of another financing or transaction. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (subject to the occurrence of any condition described above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.8(d); provided that if a Eurodollar Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.15. Each prepayment made by the Borrower pursuant to this Section 2.6 shall be applied to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans (except during the Escrow Period with respect to any optional prepayment solely to the extent such optional prepayment, or any portion of any optional prepayment, is effected by applying the Escrow Funds to the Term Loans pursuant to Section 11.4(a), in which case each such optional prepayment (or portion of any optional prepayment) shall be made on a ratable basis to the Assignee Lenders based on each Assignee Lender’s pro rata share of the aggregate then-existing Escrow Funds), and applied to installments of the Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.
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Section 2.7.    Mandatory Prepayments.
(a)    No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds of any sale or disposition by Holdings or any of its Subsidiaries of any assets in an aggregate amount exceeding $250,000, the Borrower shall prepay the Obligations in an amount equal to the Net Cash Proceeds of such sale or disposition; provided, that (i) the Borrower shall not be required to prepay the Obligations with respect to proceeds from the sales or dispositions of assets in the ordinary course of business (including obsolete or worn-out equipment no longer useful in its business), and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (a) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries so long as such proceeds received by a Loan Party are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements until reinvested; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (a) shall also not apply solely to the extent that (A) the sale or disposition was consummated by any Insurance Subsidiary (or Subsidiary thereof) of any of such Insurance Subsidiary’s assets (or the assets of a Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (a) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (a). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(b)    No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (b) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries so long as such proceeds received by a Loan Party are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements until reinvested; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (b) shall also not apply solely to the extent that (A) the Net Cash Proceeds of the casualty insurance policies or eminent domain, condemnation or similar proceedings were received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (b) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the
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Borrower shall use to prepay the Obligations in accordance with this subsection (b). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(c)    No later than the first (1st) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by Holdings or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (c) shall also not apply solely to the extent that (A) the Net Cash Proceeds of such Indebtedness were incurred and received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (c) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (c). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(d)    No later than the first (1st) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any proceeds from key man life insurance policies, the Borrower shall prepay the Obligations in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(e)    No later than the first (1st) Business Day following the occurrence of an Equity Monetization Event, the Borrower shall prepay the Obligations in full. Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(f)    Any prepayments made by the Borrower pursuant to subsection (a), (b), (c), (d) or (e) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents and any amounts payable to the Lenders pursuant to Section 2.15; and second, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans on a pro rata basis (excluding the final payment due on the Maturity Date); provided, that, after all regularly scheduled amortization payments have been made in full in accordance with Section 2.4, any remaining amounts required to be prepaid under this Section 2.7 shall be applied as a prepayment to the final payment that would otherwise be due on the Maturity Date until paid in full.
(g)    The Borrower shall notify the Administrative Agent by written notice of any prepayment pursuant to clauses (a), (b), (c), (d) or (e) of this Section 2.7 not later than 11:00 a.m. (New York City time) one (1) Business Day before the date of prepayment. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of the Loans to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. All prepayments of the Loans pursuant to clauses (a), (b), (c), (d) or (e) of this Section 2.7 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(h)    To the extent that this Agreement and the Note Purchase Agreement both require mandatory prepayments for the events described in clauses (a), (b), (c) or (d) of this Section 2.7, the Borrower may pay a portion of the Net Cash Proceeds (or proceeds from key man life insurance policies,
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as applicable) derived from such events, determined on a Ratable Basis (as defined in the Intercreditor Agreement), to the NPA Agent to prepay Indebtedness (but not any portion of the Make-Whole Amount (as defined in the Note Purchase Agreement)) in accordance with the terms of the Note Purchase Agreement. To the extent that this Agreement and the Note Purchase Agreement both require mandatory prepayments following the occurrence of an Equity Monetization Event as described in clause (e) of this Section 2.7, the parties agree that such mandatory prepayments shall be made on a Ratable Basis (as defined in the Intercreditor Agreement) subject to and in accordance with the Intercreditor Agreement (including, for the avoidance of doubt, Section 5.15(a) of the Intercreditor Agreement).
Section 2.8.    Interest on Loans.
(a)    The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period then in effect plus the Applicable Margin.
(b)    [Reserved].
(c)    Notwithstanding subsection (a) of this Section, at the election of the Administrative Agent (or upon the written request of the Required Lenders), and automatically after the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(a), (b), (g), (h) or (j)) if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
(d)    Interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Maturity Date. Interest on any Term Loan which is converted into a Term Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)    The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.9.    Conversion/Continuation.
(a)    Subject to Section 2.12 and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option:
(i)    To convert at any time all or any part of any Term Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount from one Type of Term Loan to another
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Type of Term Loan; provided a Eurodollar Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Loan unless the Borrower shall pay all amounts due under Section 2.15;

(ii)    Upon the expiration of any Interest Period applicable to any Eurodollar Loan, to continue all or an portion of such Eurodollar Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Loan.
(b)    The Borrower shall deliver to the Administrative Agent a written notice (or a telephonic notice promptly confirmed in writing) of each Type of Term Loan that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.9 attached hereto (a “Notice of Conversion/Continuation”) no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or the continuation of, an Eurodollar Loan). Each Notice of Conversion/Continuation shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
(c)    If, on the expiration of any Interest Period in respect of any Eurodollar Loan, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Eurodollar Loan is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Eurodollar Loan to a Base Rate Loan.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof.
Section 2.10.    Fees. The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates (for the account of the Persons entitled thereto in accordance with the terms thereof) all fees in the Fee Letters that are due and payable on or prior to (to the extent any such fees have not already been paid) the Closing Date.
Section 2.11.    Computation of Interest and Fees.
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.12.    Inability to Determine Interest Rates.
(a)    If, prior to the commencement of any Interest Period for any Eurodollar Loan:
(i)    the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because
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the Screen Rate is not available or published on a current basis) for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Required Lenders have reasonably determined that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Loans requested to be made on the first day of such Interest Period which have not yet been incurred shall be deemed rescinded by the Borrower and (ii) all such affected Eurodollar Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Eurodollar Loans in accordance with this Agreement. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert a Type of Term Loan to Eurodollar Loans.
(b)    If at any time the Administrative Agent reasonably determines in consultation with the Borrower that (i) the circumstances set forth in clause (a)(i) or (a)(ii) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) or (a)(ii) above have not arisen but either (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate benchmark rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (any such proposed rate a “Eurodollar Successor Rate”), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest together with any Eurodollar Successor Rate Conforming Changes and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.12(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis (x) any Notice of Conversion/Continuation that requests the conversion of any Base Rate Loan to, or continuation of any Eurodollar Loan as, a Eurodollar Loan shall be ineffective,
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(y) any outstanding Eurodollar Loan shall be converted to a Base Rate Loan on the last day of the current Interest Period applicable thereto and the obligation of Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (z) the Adjusted LIBO Rate component shall no longer be utilized in determining the Base Rate; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
Section 2.13.    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Types of Term Loans as or into Eurodollar Loans, shall be suspended. If the affected Eurodollar Loan is then outstanding, such Eurodollar Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Eurodollar Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.14.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the eurodollar interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Eurodollar Loans made by such Lender (except any such requirement reflected in the Adjusted LIBO Rate);
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender, then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within ten (10) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered.
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(b)    If any Lender shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Parent Company for any such reduction suffered.
(c)    A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.15.    Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked but other than as a result of a notice pursuant to Sections 2.12 or 2.13), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.16.    Taxes.
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(a)    Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified
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copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
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(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16B or Exhibit 2.16C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16D on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees, indemnities and reimbursable expenses of
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the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Term Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.
(c)    Other than in the case of any Lender exercising remedies solely with respect to, or receiving prepayments solely from, the Escrow Funds as set forth in Article XI hereof and the Escrow Agreements, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.18.    [Reserved].
Section 2.19.    Mitigation of Obligations. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates,
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if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.20.    Replacement of Lenders. If (a) any Lender gives notice under Section 2.13, (b) any Lender requests compensation under Section 2.14, (c) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (d) any Lender is a Defaulting Lender or (e) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16, as applicable) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent such consent is required for an assignment to such Replacement Lender pursuant to Section 10.4(b)), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a notice under Section 2.13, a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in elimination of the applicable illegality or a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Upon receipt by the Lender being replaced of all amounts required to be paid by it pursuant to this Section 2.20, such Lender shall execute an Assignment and Acceptance within two Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to the Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of the Replacement Lender). If the Lender does not execute such Assignment and Acceptance within such two Business Days, then such Lender shall be deemed to have executed and delivered the Assignment and Assumption without any action on the part of the Lender and the Assignment and Assumption so executed by the Replacement Lender shall be effective for the purposes of this Section 2.20 and Section 10.4.
Section 2.21.    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.
(b)    If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon
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as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Article III
CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 3.1.    Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)    The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arranger and their Affiliates (including reasonable fees, charges and disbursements of one firm of outside counsel for the Administrative Agent, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger (including the Fee Letters).
(b)    The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
(i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of (x) its bylaws, or partnership agreement or limited liability company agreement (or certifying that its bylaws, or partnership agreement or limited liability company agreement have not been amended, restated or otherwise modified since the Original Closing Date), (y) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party (or certifying that its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents have not been amended, restated or otherwise modified since the Original Closing Date), and (z) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iii)    certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party;
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(iv)    written opinions of Latham & Watkins LLP and Squire Patton Boggs LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders);
(v)    a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that immediately after giving effect to consummation of the transactions contemplated to occur on the Closing Date, including consummation of the transactions contemplated hereby and under the Note Purchase Agreement, (A) no Default or Event of Default exists or will result therefrom, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) (x) the Liquidity of the Borrower and the Guarantors shall be no less than $250,000,000 and (y) the Statutory Surplus of RIC is not less than $100,000,000;
(vi)    [reserved];
(vii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Agreement of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loans shall be ongoing;
(viii)    [reserved];
(ix)    a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of September 30, 2019, calculated on a pro forma basis as if the NPA Financing had been consummated as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);
(x)    evidence that (a) the Note Purchase Agreement shall have been executed and delivered by the parties thereto on terms and conditions acceptable to the Administrative Agent and (b) the NPA Notes shall have been issued by the Borrower in accordance with the terms of the Note Purchase Agreement;
(xi)    the Reaffirmation Agreement, duly executed by the Loan Parties and in form and substance reasonably satisfactory to the Administrative Agent;
(xii)    the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by each of the parties thereto;
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(xiii)    [reserved];
(xiv)    a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the consummation of the transactions contemplated to occur on the Closing Date;
(xv)    copies of all Material Agreements listed on Schedule 3.1(b)(xv) that were not been provided in connection with the Existing Credit Agreement;
(xvi)    the Escrow Agreements together with evidence that the Borrower shall have remitted $24,937,500.00 to the Escrow Agent in connection therewith; and
(xvii)    delivery of such other documents, certificates, information or legal opinions as the Administrative Agent or any Lender shall have reasonably requested prior to the Closing Date.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2.    Effect of Amendment and Restatement. Upon this Agreement becoming effective pursuant to Section 3.1, from and after the Closing Date: (i) the Term Loans (as defined in the Existing Credit Agreement) shall be deemed to be continued as the Term Loans outstanding hereunder (as the same have been reallocated after giving effect to the SVB Assignment); (ii) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended and restated, and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lenders and the Administrative Agent; (iii) the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and, as so amended and restated, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among Holdings, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent accruing from and after the Closing Date; (iv) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other “Loan Document” as defined therein or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower; (v) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other “Loan Document” as defined therein shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or such other Loan Document at any time prior to the Closing Date; (vi) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vii) the execution,
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delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (viii) any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, modified, supplemented or amended and restated from time to time hereafter in accordance with the terms of this Agreement.
Section 3.3.    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
Article IV
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1.    Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (a) carry on its business as now conducted except where a failure could not reasonably be expected to result in a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party (if any), and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
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Section 4.3.    Governmental Approvals; No Conflicts; No Default. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not materially violate (i) any Requirement of Law applicable to Holdings or any of its Subsidiaries or (ii) any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries (except as could not reasonably be expected to result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents and Liens permitted under Section 7.2. As of the Closing Date no Default or Event of Default has occurred and is continuing. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Material Agreement in any respect that individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
Section 4.4.    Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2019, and the related unaudited consolidated statements of income and cash flows for the Fiscal Month and year-to-date period then ended, certified by a Responsible Officer and (iii) the audited consolidated balance sheet of RIC as of the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte (the foregoing items (i)-(iii), collectively, the “Historical Financial Statements”). Such financial statements fairly present the consolidated financial condition of (A) in the case of clauses (i) and (ii), the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) and (B) in the case of clause (iii), RIC and the consolidated results of operations for such periods in conformity with SAP consistently applied. Since December 31, 2018, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5.    Litigation and Environmental Matters.
(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
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(b)    Except for the matters set forth on Schedule 4.5 and matters that could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim against it with respect to any Environmental Liability or (iv) has actual knowledge of any facts or circumstances that could reasonably be expected to give rise to an Environmental Liability.
Section 4.6.    Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.    Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur its Obligations under the Loan Documents or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8.    Taxes. Holdings and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material taxes due and payable (whether or not shown on such returns) or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9.    Margin Regulations. None of the proceeds of any of the Term Loans were used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10.    ERISA.
(a)  Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Holdings or the Borrower, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification. Except as could not reasonably be expected to result in Material Adverse Effect, (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws
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and regulations, (ii) no ERISA Event has occurred or, to the knowledge of Holdings or the Borrower, is reasonably expected to occur; (iii) there exists no Unfunded Pension Liability with respect to any Plan; (iv) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings or the Borrower, any of their respective Subsidiaries or any ERISA Affiliate, threatened; and (v) none of Holdings, any of its Subsidiaries or any ERISA Affiliate have, within the past five calendar years, ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of Holdings, any of its Subsidiaries or any ERISA Affiliate is, has or had, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or been required to make contributions to any Multiemployer Plan.
(b)  Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11.    Ownership of Property; Intellectual Property; and Insurance.
(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted under Section 7.6 of this Agreement), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.
(b)    Each of Holdings and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, (a) the conduct and operations of the businesses of Holdings and its Subsidiaries does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of Holdings or its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in
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similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.
(d)    As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns a fee interest in any Real Estate.
Section 4.12.    Disclosure.
(a)    Holdings and the Borrower have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings, the Borrower or any of their respective Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that an Insurance Subsidiary is required to file with any regulatory agency), financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being acknowledged and understood that such information is subject to material contingencies and assumptions, many of which are beyond the Borrower’s control, and that actual results may differ materially from such information and that such projections are not a guarantee of financial performance).
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.13.    Labor Relations. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against Holdings or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against or affecting Holdings or the Borrower or any of their respective Subsidiaries; (ii) significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against any of them before any Governmental Authority; and (iii) all payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary.
Section 4.14.    Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of Holdings and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date. As of the Closing Date, all of the issued and outstanding Capital Stock of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens. As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell or convertible interests by Holdings or any Subsidiary of Holdings relating to Capital Stock of Holdings or any Subsidiary of Holdings, other than (i) the Closing Date Warrants (as defined in the Note Purchase Agreement), (ii) warrants issued to Silicon Valley Bank to purchase 97,960 shares of Holdings’ Series B Preferred Stock and 500,000 shares of
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Holdings’ Series A-3 Preferred Stock and (iii) equity awards issued pursuant to an equity incentive plan of Holdings or any Subsidiary of Holdings or other compensation arrangements with employees of Holdings or any Subsidiary of Holdings.
Section 4.15.    Solvency. After giving effect to the execution and delivery of the Loan Documents, the consummation of the NPA Financing, including the issuance of the NPA Notes and any other transactions contemplated thereunder on the Closing Date, and the use of proceeds of the NPA Notes in connection therewith on the Closing Date, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
Section 4.16.    Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
Section 4.17.    Collateral Documents.
(a)    The Guaranty and Security Agreement (including as reaffirmed by the Reaffirmation Agreement) is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and the Liens created under the Guaranty and Security Agreement constitute fully perfected Liens (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement. Subject to the Intercreditor Agreement, when the certificates evidencing Capital Stock that constitutes “certificated securities” pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
(b)    When, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Liens created by Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement.
(c)    Each Mortgage, if any, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and
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interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement.
(d)    No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.
Section 4.18.    Material Agreements. As of the Closing Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect. As of the Closing Date, the Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) listed on Schedule 3.1(b)(xv).
Section 4.19.    Insurance Licenses. No Insurance License of the Borrower or any Insurance Subsidiary, the loss of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the best of the Borrower’s knowledge, there is no sustainable basis for a suspension or revocation of any Insurance License of the Borrower or any Insurance Subsidiary which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and no such suspension or revocation has been threatened by any Governmental Authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 4.20.    Sanctions and Anti-Corruption Laws.
(a)    None of Holdings or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person. No Term Loans, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, the PATRIOT Act, or Sanctions.
(b)    Holdings, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Holdings and the Borrower, the agents of Holdings and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote continued compliance therewith.
Section 4.21.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
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ARTICLE V
AFFIRMATIVE COVENANTS
Until all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section 5.1.    Financial Statements and Other Information. Holdings will deliver to the Administrative Agent for delivery to each Lender:
(a)    as soon as available and in any event within 120 days after the end of each Fiscal Year of Holdings, a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries (commencing with the Fiscal Year ended December 31, 2019), containing a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte or other independent public accountants of nationally recognized standing (which may have a “going concern” or like qualification, exception or explanation for the Fiscal Year ending December 31, 2019 solely as a result of the impending Maturity Date but without any other qualification as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;
(b)    as soon as available and in any event within 60 days (or in the case of any audited statements and risk-based capital reports required to be delivered pursuant to this clause (b), 180 days) after the end of each Fiscal Year of each Insurance Subsidiary (commencing, in the case of any audited statements and risk-based capital reports required to be delivered, with the Fiscal Year ended December 31, 2019), the annual statement of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Year and as filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such annual statement and any audited statements and risk-based capital reports, in each case which are required by such Insurance Regulatory Authorities);
(c)    as soon as available and in any event (i) within 30 days after the end of each Fiscal Month (commencing with the Fiscal Month ended October 31, 2019) of Holdings, an unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Month and the related unaudited consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Month and the corresponding portion of Holdings’ previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year, together with a monthly reporting package consistent with Exhibit 5.1(c) (provided, that delivery of such monthly reporting package shall commence for the Fiscal Month ending January 31, 2020); (ii) within 30 days after the end of each Fiscal Quarter, quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP), consisting of balance sheet, income statement and
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cash flows of each Insurance Subsidiary; and (iii) within 45 days after the end of each Fiscal Quarter (or 60 days after the end of each Fiscal Quarter ending December 31), quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP) as filed with the Insurance Regulatory Authority of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such financial statements as required by such Insurance Regulatory Authority);
(d)    concurrently with the delivery of the financial statements referred to in subsections (a) and (c)(i) of this Section, a Compliance Certificate;
(e)    [reserved];
(f)    as soon as available and in any event within 30 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet, statement of cash flow and projected dividend capacity;
(g)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with any Insurance Regulatory Authority, the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;
(h)    promptly following the delivery to or receipt by Holdings, the Borrower or any of their respective Subsidiaries thereof, (i) a copy of any regular or periodic final examination reports or results of any market conduct examination or examination by the applicable Insurance Regulatory Authority or the NAIC of the financial condition and operations of, or any notice of any finding as to a violation of any Requirement of Law from an Insurance Regulatory Authority, or (ii) any other report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that would reasonably be expected to result in a Material Adverse Effect;
(i)    promptly following receipt thereof, (i) a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Insurance Subsidiary that is provided to the applicable Insurance Regulatory Authority or other applicable Governmental Authority (or equivalent information should such Governmental Authority no longer require such a statement) as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the applicable Insurance Regulatory Authority and (ii) each audit of any Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(j)    promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
Notwithstanding the foregoing or anything in Section 5.2 to the contrary, Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it
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would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section 5.2.    Notices of Material Events.
(a)    The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt (and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
(i)    the occurrence of any Default or Event of Default;
(ii)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Holdings or the Borrower, affecting Holdings, the Borrower or any of their respective Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(iii)    the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability,
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in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(iv)    promptly and in any event within 15 days after (A) Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from a Responsible Officer of the Borrower;
(v)    the occurrence of any default or event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;
(vi)    any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year;
(vii)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification;
(viii)    any amendment, waiver, supplement, or other modification of any Subordinated Debt Document or Note Document; and
(ix)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(b)    The Borrower will furnish to the Administrative Agent and each Lender the following:
(i)    promptly and in any event at least 30 days prior thereto (or such later date as agreed in writing by the Administrative Agent), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization;
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(ii)    promptly and in any event within 30 days after receipt thereof: (x) each actuarial report for each Insurance Subsidiary; and (y) each audit of an Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(iii)    as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for Holdings or any of its Subsidiaries after the Closing Date on any Real Estate.
(c)    The Borrower shall promptly (and in any event within 7 days) notify the Administrative Agent of the formation or acquisition of any Insurance Subsidiary or Subsidiary of an Insurance Subsidiary or if any Subsidiary of the Borrower has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 5.3.    Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and the Intellectual Property that is material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any disposition permitted under Section 7.6.
Section 5.4.    Compliance with Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Holdings will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions.
Section 5.5.    Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6.    Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP or SAP, as applicable.
Section 5.7.    Visitation and Inspection. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public
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accountants (provided that representatives of the Borrower shall be permitted to be present at any discussion with such accountants), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to Holdings or the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one such visit and inspection at the expense of the Borrower in any Fiscal Year, (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and (c) Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Section 5.8.    Maintenance of Properties; Insurance. Holdings will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of Holdings (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents), (ii) key man life insurance policies consistent with those in place as of the Closing Date, and (iii) (A) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals (but in no event more than once per Fiscal Year) a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section and (B) reinsurance of the types and in amounts no less than as required pursuant to Section 7.15(d), and comply with all requirements and covenants set forth in the applicable reinsurance agreements in all material respects, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries.
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Section 5.9.    [Reserved].
Section 5.10.    Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
Section 5.11.    Cash Management. Holdings and the Borrower shall, and shall cause each of its respective Subsidiaries that are Loan Parties to:
(a)    maintain all cash management and treasury business with SunTrust Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance accounts, (ii) accounts so long as the aggregate balance in all such accounts does not exceed $250,000 at any time, and (iii) payroll, withholding, trust, escrow, impound and other fiduciary accounts, all of which the Loan Parties may maintain without restriction) (each such non-excluded deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each of the other Loan Parties shall, subject to the Intercreditor Agreement, have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected either automatically under the UCC (with respect to Controlled Accounts at SunTrust Bank) or subject to Control Account Agreements; provided that the Loan Parties shall have 60 days (or such later date as may be agreed in writing by the Administrative Agent) after the acquisition of a new Controlled Account (pursuant to any Permitted Acquisition or other Investment permitted by Section 7.4) to obtain a Control Account Agreement over such acquired Controlled Accounts; provided, further, that notwithstanding the foregoing and for the avoidance of doubt, (A) the Escrow Accounts and Escrow Funds on deposit therein shall not constitute assets of any Loan Party, but, alternatively, in the event that the Escrow Accounts or Escrow Funds are deemed to be assets of any Loan Party, the Escrow Accounts and Escrow Funds shall be Excluded Property (and therefore not be “Collateral” or “Controlled Accounts” as defined hereunder or under the Collateral Documents) and (B) the Escrow Funds shall not be subject to the Intercreditor Agreement in any respect.
(b)    deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $250,000 at any time; and
(c)    subject to the Intercreditor Agreement, at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, Holdings and the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.
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Section 5.12.    Additional Subsidiaries and Collateral.
(a)    In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Subsidiary (other than (a) any Insurance Subsidiary, (b) any Subsidiary of an Insurance Subsidiary or (c) any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License) (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall cause such Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property (other than Excluded Property) by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents (it being understood and agreed that, with respect to any Foreign Subsidiary, this clause (i) shall include the granting of Liens and taking of all perfection actions under the local laws of such Foreign Subsidiary’s jurisdiction of formation as may be reasonably required by the Administrative Agent), (ii) to grant Liens in favor of the Administrative Agent in all interests in Real Estate (other than Excluded Property) to the extent required by Section 5.13 by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days after the date any Person becomes a direct Subsidiary of a Loan Party (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Subsidiary directly owned by a Loan Party (other than Excluded Property) to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent, and (ii) subject to the Intercreditor Agreement, deliver the original certificates evidencing such pledged Capital Stock (other than Excluded Property) to the Administrative Agent, together with appropriate powers executed in blank; provided, that (1) if such Person that becomes a Subsidiary is an Insurance Subsidiary, a Subsidiary of an Insurance Subsidiary or any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, this requirement to pledge all of the Capital Stock of such Person shall not apply only to the extent the pledge thereof is (or would be) deemed a change of control of such Person or is (or would be) otherwise prohibited by applicable law or regulations and (2) in the case of any Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, it is understood and agreed that until such approval is obtained, such Subsidiary shall not transact business or hold any material assets. For the avoidance of doubt, (x) in no event shall any Insurance Company, Subsidiary of an Insurance Company or any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License be required to become a Subsidiary Loan Party, a Loan Party or a Guarantor hereunder; however, for the avoidance of doubt, in the case of the Persons described in
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clause (1) immediately above, each such Person shall be subject to the applicable covenants contained herein and (y) subject to Section 5.15, the Capital Stock of RRC shall be pledged and perfected under the laws of Cayman Islands (to the extent not prohibited thereunder).
(b)    Subject to the Intercreditor Agreement, the Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsection (a) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section 5.13.    Additional Real Estate; Leased Locations.
(a)    To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate with a fair market value in excess of $5,000,000 after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent Real Estate Documents in regard to such Real Estate.
(b)    To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate, it shall first provide to the Administrative Agent a copy of such lease and a Collateral Access Agreement from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion.
Section 5.14.    Further Assurances. Holdings will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties; provided that in no event shall the Loan Parties be required to grant any Lien to secure the Obligations over any Excluded Property. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
Section 5.15.    Post-Closing Matters. Within sixty (60) days after the Closing Date (or such later date as may be agreed in writing (including via email) by the Administrative Agent in its sole discretion), the Borrower shall deliver or cause to be delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the following in connection with a pledge of the Capital Stock of RRC under the laws of the Cayman Islands:(i) an amendment to the Security Agreement to add an equitable mortgage governed by the laws of the Cayman Islands together with prior approval by the Cayman Islands Monetary Authority, (ii) a customary legal opinion from Cayman counsel, and (iii) the deliverables as set out within the equitable mortgage, including, but not limited to: (a) executed but undated instruments of transfer relating to the Capital Stock of RRC in favor of the Administrative Agent; (b) evidence of an undertaking from RRC to: (x) register the transfer of the Capital Stock of RRC in favor of the Administrative Agent, (y) make a notation of the security in the register of
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members of RRC and (z) keep the register of members in the Cayman Islands at all times; (c) a certified copy of the register of members of RRC containing the notation set out in clause (b) immediately above; (d) an executed irrevocable proxy appointing the Administrative Agent (or its nominee) for the purpose of voting the Capital Stock of RRC on or after the occurrence of an Event of Default; (e) a power of attorney executed by the directors of RRC appointing the Administrative Agent as attorney to register the transfer of the Capital Stock of RRC; and (f) the amended memorandum and articles of RRC.
Section 5.16.    Maintenance of Reinsurance Coverage. For so long as the Term Loans are outstanding, each Insurance Subsidiary shall purchase reinsurance only from reinsurers with a minimum financial strength rating (as of the effective date of the relevant reinsurance agreement) of “A-” by A.M. Best Company or a minimum credit rating of “A-” by S&P, unless such reinsurance liabilities have been fully collateralized by such reinsurers.
Section 5.17.    Incorporation of Note Purchase Agreement Provisions.
(a)    If Holdings or any Subsidiary thereof shall at any time after the Closing Date amend, amend and restate, supplement, modify, renew or refinance the Note Documents as in effect on the Closing Date that includes representations and warranties, affirmative covenants, negative covenants, financial covenants, events of defaults or other agreements (each a “Specified Provision” and, collectively, the “Specified Provisions”) applicable to Holdings or any Subsidiary that at such time either (i) is not included in this Agreement or (ii) is included in this Agreement but is more restrictive upon Holdings or such Subsidiary than the corresponding Specified Provision included in this Agreement, each such Specified Provision and each event of default, definition and other provision relating to such Specified Provision (solely as used therein) in such Note Document (as amended or modified from time to time thereafter) shall (together with any grace or cure period applicable to either such Specified Provision or any event of default that arises from a breach of such Specified Provision) automatically be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full and effective as of the date such Specified Provision becomes effective under such Note Document.
(b)    Promptly and in any event within five Business Days (or such later date as agreed in writing by the Administrative Agent) after the effective date of such amendment, amendment and restatement, supplement, modification, renewal or refinancing of the Note Documents, the Borrower will furnish to the Administrative Agent a copy of the Note Documents, as so amended, amended and restated, supplemented, modified, renewed or refinanced; and if requested by the Required Lenders, within 20 days after furnishing such Note Documents, the Loan Parties will execute and deliver to the Administrative Agent an instrument amending this Agreement to, as applicable, either (i) incorporate the full text of such Specified Provision and the related events of default, definitions and other provisions as used therein or (ii) modify the corresponding Specified Provision included in this Agreement to incorporate the terms of the more restrictive Specified Provision and add and/or modify any related events of default, definitions and other provisions as used therein, as necessary.
(c)    The incorporation of any such Specified Provision and other provisions and the amendment of this Agreement as aforesaid in respect of the Note Documents shall automatically (without any action being taken by any Loan Party, the Administrative Agent or any Lender) take effect simultaneously with the effectiveness of such amendment, amendment and restatement, modification, supplement, renewal or refinancing of the Note Documents.
(d)    In furtherance of the foregoing, for the avoidance of doubt, any incorporation by reference into this Agreement of a Specified Provision contained in any Note Document as contemplated by this Section 5.17 (including any permanent written amendment or modification of a Specified
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Provision) shall have no impact on (i) the continuing effectiveness of any similar provision (including any financial covenant) contained or incorporated in this Agreement at the effective time of such incorporation by reference and (ii) the rights, duties or obligations of the Administrative Agent unless consented to in writing by the Administrative Agent.
Article VI

FINANCIAL COVENANTS
Until all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders to:
Section 6.1.    Minimum Risk-Based Capital Ratio.
(a)    Maintain, or cause to be maintained, a Risk-Based Capital Ratio of RIC, as of the last day of each Fiscal Month (beginning with the Fiscal Month ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required (x) by the Insurance Regulatory Authority of the State of Ohio (or in the event RIC redomiciles in any other state, then the applicable Insurance Regulatory Authority in such other state of domicile), or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to RIC (whether or not RIC is a party thereto), in any case as certified by the Borrower in the applicable Compliance Certificate, and (ii) 2.50 to 1.00.
(b)    Maintain, or cause to be maintained, a Risk-Based Capital Ratio of each U.S. Insurance Subsidiary (excluding RIC), as of the last day of each Fiscal Month (beginning with the Fiscal Month ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required (x) by the applicable Insurance Regulatory Authority of such U.S. Insurance Subsidiary in its state of domicile or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to such U.S. Insurance Subsidiary (whether or not such U.S. Insurance Subsidiary is a party thereto), in any case as certified by the Borrower in the applicable Compliance Certificate, and (ii) 2.50 to 1.00.
Section 6.2.    Maximum Direct Combined Ratio. Not permit the Direct Combined Ratio of the U.S. Insurance Subsidiaries, as of the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2019), to exceed the following ratios (expressed as a percentage) corresponding to each such Fiscal Quarter end:

Fiscal Quarter End	Maximum Direct Combined Ratio
December 31, 2019	152.9%
March 31, 2020	140.7%
June 30, 2020	133.6%
September 30, 2020	127.6%
Section 6.3.    Minimum Statutory Surplus. Not permit the U.S. Insurance Subsidiaries (on an aggregate basis) to have a Statutory Surplus as of the last day of any Fiscal Month (beginning with the Fiscal Month ending November 30, 2019) of less than the greater of (i) $100,000,000, and (ii) the aggregate Statutory Surplus which the U.S. Insurance Subsidiaries are required to have or maintain, or have otherwise agreed to have or maintain, pursuant to the requirements of any Insurance Regulatory Authority or any instrument, Guarantee or
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other agreement applicable to the U.S. Insurance Subsidiaries (whether or not any such U.S. Insurance Subsidiary is a party thereto).
Section 6.4.    Minimum Liquidity. Not permit Liquidity at any time, commencing on the Closing Date, to be less than $25,000,000.
Section 6.5.    Minimum Liquidity, Statutory Surplus and RRC Equity. Not permit the sum of (i) Liquidity as of any Test Date, plus (ii) the Statutory Surplus of the U.S. Insurance Subsidiaries (on an aggregate basis) as of any Test Date, plus (iii) RRC Equity as of any Test Date to be less than (x) beginning with the Fiscal Month ending November 30, 2019 and ending with the Fiscal Month ending December 31, 2019, $125,000,000 and (y) beginning with the Fiscal Month ending January 31, 2020, $125,000,000 plus the greater of (A) $0 and (B) an amount equal to 15.0% of Net Written Premiums for the twelve-month period ending on such Test Date minus Net Written Premiums for the twelve-month period on the last day of the month ended prior to such Test Date; provided, that at no time shall the amount required under this Section 6.5 exceed $200,000,000.
Section 6.6.    Maximum Leverage Ratio . Not permit the Leverage Ratio as of the Test Date (beginning with the Fiscal Month ending November 30, 2019), to be greater than 8.00 to 1.00 (unless otherwise agreed in writing by the Administrative Agent and the Required Lenders and not prohibited by applicable law or the Insurance Regulatory Authority governing RRC in its jurisdiction of domicile).
Section 6.7.    Maximum Indebtedness. Without limiting the restrictions set forth in Section 7.1, not permit the Indebtedness of Holdings and its Subsidiaries on a consolidated basis at any time to exceed $350,000,000.
ARTICLE VII
NEGATIVE COVENANTS
Until all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section 7.1.    Indebtedness. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    (i) Indebtedness created pursuant to the Loan Documents and the Escrow Agreements and (ii) (x) Indebtedness incurred pursuant to the NPA Financing in an aggregate principal amount not to exceed $100,000,000, plus capitalized PIK Interest (as defined in the Note Purchase Agreement), minus any principal payments or prepayments made in cash in respect of the NPA Notes and (y) Permitted Refinancings thereof; provided, that no Make-Whole Amount (as defined in the Note Purchase Agreement) paid in respect of the NPA Notes may be capitalized as part of a Permitted Refinancing and any such Make-Whole Amount payment shall be subordinated to the Obligations to the same extent as provided in the Intercreditor Agreement;
(b)    Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.1 and Permitted Refinancings thereof;
(c)    (i) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or
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secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding (provided, however, that the aggregate principal amount of such Indebtedness incurred by Insurance Subsidiaries and Subsidiaries of an Insurance Subsidiary shall not exceed $2,500,000 at any time outstanding) and (ii) Permitted Refinancings thereof;
(d)    Indebtedness of the Borrower owing to Holdings or any Subsidiary and of any Subsidiary owing to Holdings, the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by or to a Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;
(e)    Guarantees by Holdings, the Borrower or any Subsidiary of Indebtedness of Holdings, the Borrower or any other Subsidiary, in each case, in the ordinary course of business; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;
(f)    (A) Indebtedness of any Person which becomes a Subsidiary (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $2,000,000 at any time outstanding and (B) Permitted Refinancings thereof;
(g)    Hedging Obligations permitted by Section 7.10;
(h)    Indebtedness of the Borrower or its Subsidiaries (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) in respect of letters of credit entered into in the ordinary course of business, in an aggregate face amount not to exceed $1,000,000 at any time outstanding;
(i)    Bank Product Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(j)    to the extent constituting Indebtedness, obligations owed by any Subsidiary of Holdings to a Loan Party under the Agency Agreement and the Third Party Administrator Agreement;
(k)    (i) unsecured Indebtedness in an aggregate principal amount not to exceed $100,000,000; provided, that, such unsecured Indebtedness shall not be permitted hereunder unless such Indebtedness is subordinated to the Obligations and all of the terms, conditions and provisions (including, without limitation, the subordination and intercreditor provisions) of the Subordinated Debt Documents are consented and agreed to in writing by each of the Borrower, the Administrative Agent and the Required Lenders (it being understood and agreed that such consent on the part of the Administrative Agent may be conditioned upon, among other things, amendments or other modifications to the terms and provisions of this Agreement and the other Loan Documents) and (ii) Permitted Refinancings thereof;
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(l)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(m)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(n)    Indebtedness consisting of financing of insurance premiums in the ordinary course of business;
(o)    customer advances or deposits received in the ordinary course of business; and
(p)    (i) other unsecured Indebtedness of the Borrower or its Subsidiaries (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding (which may include, for the avoidance of doubt, unsecured Indebtedness consisting of contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) and (ii) Permitted Refinancings thereof.
Section7.2.    Liens. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)    Liens securing the (i) Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations under this clause (a) without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.17 and Section 8.2 and (ii) (A) the Obligations (as defined in the Note Purchase Agreement) under the Note Purchase Agreement and the other Note Documents and (B) any Permitted Refinancing thereof; provided that all Liens securing Indebtedness under the Note Purchase Agreement or any Permitted Refinancing thereof shall be subject to the terms, conditions and provisions of the Intercreditor Agreement;
(b)    Permitted Encumbrances and licenses permitted under this Agreement;
(c)    Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of Holdings or any Subsidiary;
(d)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset (and provided that such obligations owed to a single lender may be cross-collateralized), and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
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(e)    any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(f)    Liens on assets of any Insurance Subsidiary securing obligations under transactions entered into in connection with Investments permitted by the terms hereof in an aggregate amount not to exceed, at any time, $5,000,000;
(g)    Liens consisting of deposit of cash or other assets of an Insurance Subsidiary and the Subsidiaries of an Insurance Subsidiary as required by Governmental Authorities;
(h)    [Reserved];
(i)    Liens securing other obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding; and
(j)    to the extent constituting a Lien, Liens in favor of each of the Escrow Agent and any Assignee Lender pursuant to the Escrow Agreements;
(k)    extensions, renewals, or replacements of any Lien referred to in subsections (b) through (k) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
Section 7.3.    Fundamental Changes.
(a)    Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person; provided that a Subsidiary Loan Party shall be the surviving Person in a merger between a Subsidiary Loan Party and a Subsidiary that is not a Subsidiary Loan Party, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease, dissolve into or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
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(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto and reasonable extensions thereof.
Section 7.4.    Investments, Loans. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person or entity) any Capital Stock, loan or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in or make any other investment in (including capital contributions in or to), any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary, or enter into any other arrangement pursuant to which any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any of its assets, business or property to any Subsidiary that is not a Loan Party (all of the foregoing being collectively called “Investments”), except:
(a)    Investments (other than Permitted Investments) existing on the Closing Date and set forth on Schedule 7.4 (including Investments in Subsidiaries and any Investments deemed to be made pursuant to the Escrow Agreements as set forth in Article XI);
(b)    Permitted Investments;
(c)    Guarantees by Holdings, the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;
(d)    Investments made by Holdings in or to the Borrower or by Holdings or the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $2,500,000 at any time outstanding;
(e)    Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; provided that the aggregate amount of all such loans and advances (excluding any such loans and advances outstanding on the Closing Date) does not exceed $500,000 at any time outstanding;
(f)    Hedging Transactions permitted by Section 7.10;
(g)    other Investments made by a Loan Party to a U.S. Insurance Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c);
(h)    Permitted Acquisitions;
(i)    Investments consisting of (i) pledges, advance deposits and prepaid expenses or royalties and (ii) extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of
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accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or business of the Borrower or such Subsidiary, in each case in this clause (i), in the ordinary course of business;
(j)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(k)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(l)    Advances, or indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business;
(m)    joint ventures or strategic alliances consisting of the licensing of technology permitted under this Agreement, the development of technology or the providing of technical support; provided that any such Investments do not in the aggregate have a fair market value (determined in each case at the time such Investment is made) in excess of $5,000,000 during the term of this Agreement;
(n)    other Investments made by a Loan Party to RRC so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c); provided, that the aggregate amount of all such Investments shall not exceed $150,000,000 at any time outstanding;
(o)    other Investments made by a Loan Party in or to any non-wholly owned Subsidiary of the Borrower; provided that the aggregate amount of all such Investments under this clause (o) shall not exceed $5,000,000 at any time outstanding; and
(p)    other Investments which in the aggregate do not exceed $10,000,000 during the term of this Agreement.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Section 7.5.    Restricted Payments. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    Restricted Payments made by any Subsidiary to the Borrower or to any other Subsidiary (including, for the avoidance of doubt, from any Insurance Subsidiary to the Borrower);
(b)    Restricted Payments made by the Borrower and its Subsidiaries to Holdings, and by Holdings to its direct or indirect parents, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year to the extent necessary to permit Holdings and its direct and indirect parents to pay general administrative costs and expenses (including administrative, legal, accounting and similar costs and expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to
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officers and employees of Holdings (or any direct or indirect parent of Holdings) and directors fees and director and officer indemnification obligations) incurred in the ordinary course of business and then due and payable (solely as such costs and expenses relate to the business of the Borrower and its Subsidiaries or Holdings’ ownership thereof);
(c)    Holdings and the Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements in the ordinary course of business and in accordance with Holdings’ stock purchase plan, so long as (A) no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, (B) the aggregate amount repurchased in any calendar year does not exceed $1,000,000 and (C) the aggregate amount repurchased during the term of this Agreement does not exceed $2,000,000;
(d)    regularly scheduled non-accelerated payments of interest in respect of the Subordinated Debt to the extent permitted (and only to the extent expressly agreed in writing by the Administrative Agent in its sole discretion) pursuant to the terms of the Subordinated Debt Documents;
(e)    repayments of principal and interest of the Subordinated Debt with the proceeds of a Permitted Refinancing thereof or by exchange or conversion to Qualified Capital Stock of Holdings;
(f)    if, for any taxable period, the Borrower is a member of a group filing a consolidated, unitary or combined tax return of which Holdings is the common parent (a “Tax Group”), an amount equal to income Taxes for such taxable period then due and payable pursuant to such returns and attributable to the taxable income of the Borrower and the Subsidiary Loan Parties that are members of such group and, to the extent of the cash amount actually received by the Borrower or any Subsidiary Loan Party from any Subsidiary that is not a Subsidiary Loan Party (a “Non-Guarantor Subsidiary”) for the payment of income taxes, an amount equal to the income Taxes for such taxable period then due and payable and attributable to the taxable income of such Non-Guarantor Subsidiary, provided that, for each taxable period, payment for such amounts shall not exceed the lesser of (A) the amount of any such Taxes that the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) that are members of such group would have been required to pay for such taxable period on a separate group basis if the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) or (B) the actual tax liability of the Tax Group for such taxable period; and
(g)    Holdings may repurchase, retire or otherwise acquire Capital Stock of Holdings solely in exchange for, or solely out of the proceeds of the substantially concurrent sale of, Qualified Capital Stock of Holdings.
Section 7.6.    Sale of Assets. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
(a)    the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
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(b)    the sale of inventory and Permitted Investments in the ordinary course of business;
(c)    the sale or other disposition of Investments (i) by Insurance Subsidiaries and their Subsidiaries (other than the Capital Stock of Insurance Subsidiaries and their Subsidiaries) and (ii) by the Borrower and its Subsidiaries (other than the Capital Stock of Subsidiaries of Holdings) permitted under this Agreement, in each case, (A) in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or such Subsidiary, as the case may be or (B) required by Insurance Regulatory Authorities;
(d)    any sale or other disposition pursuant to a reinsurance agreement so long as such disposition or other disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;
(e)    non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S. not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(f)    leases, subleases, licenses, or sublicenses of real or personal property (other than Intellectual Property) granted by the Borrower or any of its Subsidiaries to others, in each case, in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(g)    (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business in each case as may be approved by the board of directors of Holdings or the Borrower or the applicable Subsidiary in good faith; and (ii) the sale, license or other transfer of Intellectual Property in connection with the settlement or waiver of contractual or litigation claims in respect of the Intellectual Property; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;
(h)    termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders;
(i)    sales, leases, assignments, dispositions and transfers constituting Liens permitted under Section 7.2, Investments permitted under Section 7.4 or Restricted Payments permitted under Section 7.5; and
(j)    the sale or other disposition of such assets in an aggregate amount (based on the fair market value of such assets) not to exceed $500,000 in any Fiscal Year (but excluding the sale of any Capital Stock of any Subsidiary of Holdings).
Section 7.7.    Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)    at prices and on terms and conditions, taken as a whole, not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
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(b)    employment and severance arrangements between Holdings or any of its Subsidiaries and their respective officers, directors and employees in the ordinary course of business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements (provided that this clause (b) shall not be deemed to permit any Restricted Payments of the type set forth in Section 7.5(c) to the extent not permitted thereunder);
(c)    transactions solely between or among Loan Parties (and between Loan Parties and other Subsidiaries of Holdings to the extent permitted by Administrative Agent in writing its sole discretion);
(d)    any Restricted Payment permitted by Section 7.5 and any Investment permitted by Section 7.4; and
(e)    performing under the Agency Agreement or Third Party Administrator Agreement.
Section 7.8.    Restrictive Agreements. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien to secure the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiaries of the Borrower to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower, to Guarantee the Obligations or to transfer any of its property or assets to the Borrower; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document or the Escrow Agreement, (ii) the foregoing clause (b) shall not apply to restrictions or conditions imposed by any Subordinated Debt Document or Note Document (or any document governing any Permitted Refinancing thereof), (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or any assets thereof) pending such sale, provided such restrictions and conditions apply only to the Subsidiary (or any assets thereof) that is sold and such sale is permitted hereunder, (iv) the foregoing clauses (a) and (b) (but, with respect to clause (b), only to the extent that any imposed transfer restrictions or conditions apply only to property or assets that are subject to Capital Lease Obligations or obligations incurred in connection with purchase money Indebtedness) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and the obligors of such Indebtedness, (v) the foregoing clauses (a) and (b) shall not apply to customary provisions in leases, licenses and contracts restricting the assignment of any such lease, license and/or contract and (vi) the foregoing clause (b) shall not apply to customary restrictions on transfers of Capital Stock in a joint venture to the extent expressly permitted by clause (x) of the definition of Permitted Encumbrance (but for the avoidance of doubt, there shall be no restriction on the ability of Holdings or any of its Subsidiaries to pledge Capital Stock in a joint venture to secure the Obligations).
Section 7.9.    Sale and Leaseback Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).
Section 7.10.    Hedging Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Holdings, the Borrower or any of their respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, Holdings and the Borrower acknowledge that a Hedging Transaction entered into for
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speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which Holdings, the Borrower or any of their respective Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11.    Amendment to Material Documents. Other than to the extent expressly required by any Insurance Regulatory Authority with respect to any Insurance Subsidiary or Subsidiary thereof, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in any manner that would not have an adverse effect on the Lenders or the Administrative Agent in any material respect (or in the case of any Note Document (or any document governing any Permitted Refinancing thereof), as permitted by the Intercreditor Agreement).
Section 7.12.    Activities of Holdings. Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any business or other activity other than (a) maintaining its existence, including (i) participating in tax, accounting and other administrative matters, (ii) filing Tax returns and reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes in good faith, if applicable), (iii) holding director and member meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure and (iv) complying with applicable law, and activities incidental to the foregoing, (b) holding and maintaining its interest in the Capital Stock of, and making Investments in, the Borrower, (c) performing its Obligations under this Agreement and the other Loan Documents and other Indebtedness and Guarantees permitted hereunder (including Guarantees of the Subordinated Debt and obligations under the Note Documents and any Permitted Refinancing thereof), and actions incidental thereto, including the granting of Liens permitted hereby, (d) issuing its own Qualified Capital Stock; (e) preparing reports to Governmental Authorities and to its shareholders, (f) holding cash and Permitted Investments and other assets received in connection with Restricted Payments received from, or Investments made by the Borrower to the extent permitted hereby; (g) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants; (h) performing its obligations under the transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article VII; (i) the maintenance and administration of equity option and equity ownership plans and activities incidental thereto; and (j) performing activities incidental to any of the foregoing.
Section 7.13.    Accounting Changes. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (or SAP), or change the Fiscal Year of Holdings or the fiscal year of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings.
Section 7.14.    Underwriting Risks. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, undertake any underwriting risk inconsistent with their historical and customary practices in the ordinary course of business (it being understood and agreed that this Section 7.14 shall not prohibit Holdings and its Subsidiaries from entering into additional lines of property and casualty insurance business).
Section 7.15.    Insurance Subsidiaries. Notwithstanding anything herein to the contrary, without the prior written consent of the Required Lenders, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries (including, for the avoidance of doubt, Insurance Subsidiaries) to, permit: (a) a material change in the nature of the businesses that RIC conducts or is otherwise engaged in as of the Original Closing Date; (b) the discounting (except for prompt payment discounts) or sale by any of the Insurance Subsidiaries of any of their notes or accounts receivable, other than in connection with the collection, settlement
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or compromise thereof in the ordinary course of business; (c) any one or more material Insurance Licenses of any of the Insurance Subsidiaries to be suspended, limited or terminated or not be renewed; and (d) the Borrower or its Subsidiaries (including for the avoidance of doubt, all Insurance Subsidiaries and any reinsurance Subsidiaries) to fail to maintain, (i) excess of loss reinsurance with a maximum limit in an amount no less than $900,000 and (ii) catastrophe reinsurance that permits the ability to cede losses in excess of an amount no greater than 1.65% of Direct Earned Premium as of the most recent Test Date for which financial statements are required to have been delivered pursuant to Section 5.1 (but at no time shall such amount exceed $10,000,000); provided, that with respect to any reinsurance company Subsidiary, such reinsurance company Subsidiary shall be permitted to maintain its own reinsurance arrangements or otherwise limit such exposure by virtue of its relationship with other Insurance Subsidiaries’ other reinsurance contracts, in each case, so long as such reinsurance arrangements or other limitation on exposure is in form and substance reasonably acceptable to the Administrative Agent.
Section 7.16.    Sanctions and Anti-Corruption Laws. Holdings and the Borrower will not, and will not permit any Subsidiary to, request any Term Loan or, directly or indirectly, use the proceeds of any Term Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as an Arranger, the Administrative Agent, any Lender, underwriter, advisor, investor or otherwise, or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section 7.17.    Foreign Insurance Companies. Holdings and the Borrower will not, and will not permit any Subsidiary to, own or hold any Investment in, nor create or acquire, (i) any Insurance Subsidiary that is domiciled outside of the United States or (ii) any reinsurance company, in each case excluding RRC and any Investments in RRC expressly permitted under Section 7.4 of this Agreement.
Section 7.18.    Other Liens and Guarantees. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, (i) create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, in each case, securing any Indebtedness incurred pursuant to Section 7.1(a)(ii), unless the Loans are secured by a valid and enforceable, first priority perfected Lien on such assets or property (subject to the Intercreditor Agreement) or (ii) Guarantee any Indebtedness incurred pursuant to Section 7.1(a)(ii) unless the Loans are Guaranteed on a pari passu basis with such Guarantee.
ARTICLE VIII
EVENTS OF DEFAULT

Section 8.1.    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)    the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same
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shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(c)    any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)    (i) Holdings or the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), (b), (c) or (d), 5.2(a)(i), 5.3 (with respect to legal existence), 5.8(b)(iii)(B), 5.17 or Article VI or VII or Article XI (ii) Holdings or the Borrower shall fail to observe or perform the covenant contained in Section 5.2(a)(v), and such failure shall remain unremedied for 10 Business Days after any officer of the Borrower becomes aware of such failure; or
(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)    (i)(A) Holdings, the Borrower or any of their respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (B) any other event shall occur or condition shall exist under the Note Documents, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of the Indebtedness thereunder; or (C) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (D) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof in each case, excluding any prepayment or redemption requirements in connection with an asset sale or disposition permitted under Section 7.6 of assets that secure Material Indebtedness (to the extent that the Material Indebtedness being required to be prepaid or redeemed secures only the assets that were sold) or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (x) any event of default under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount or (y) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or
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(g)    Holdings, the Borrower or any of their respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this clause (g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)    after the effectiveness thereof, the provisions of the Intercreditor Agreement or any subordination agreement between the Administrative Agent and the agent for the Subordinated Debt cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms; or
(j)    Holdings, the Borrower or any of their respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)    (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings, the Borrower and any of their respective Subsidiaries in an aggregate amount exceeding $1,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $1,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $1,000,000; or
(l)    any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $2,500,000 in the aggregate shall be rendered against Holdings or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)    any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)    (i) the termination (without a substantially similar replacement as reasonably determined by the Administrative Agent) of the Agency Agreement or (ii) a decrease in rates charged under the Agency Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during
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the term of this Agreement, or any other change to the Agency Agreement that is adverse to the interests of the Lenders;
(o)    any court, Governmental Authority, including any Insurance Regulatory Authority, shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of Holdings, the Borrower or any of their respective Subsidiaries which, when taken together with all other property of Holdings, the Borrower and their respective Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, exceeds $1,000,000, in each case, except to the extent Holdings, the Borrower or any of their respective Subsidiaries receive fair compensation in respect of such condemnation, seizure or appropriation and the net cash proceeds thereof are applied in accordance with Section 2.7(b); or
(p)    any one or more licenses, permits, accreditations or authorizations of Holdings, the Borrower or any of their respective Subsidiaries, including any Insurance License with respect to any Insurance Subsidiary, shall be suspended, limited, modified or terminated or shall not be renewed, and such suspension, limitation, modification, termination or non-renewal would reasonably be expected to result in a Material Adverse Effect, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Holdings, the Borrower or any of their respective Subsidiaries to be in compliance with applicable law, and such action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;
(q)    a Change in Control shall occur or exist; or
(r)    any provision of the Guaranty and Security Agreement or any other Collateral Document or any Escrow Agreement (solely during the Escrow Period) shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(s)    any Lien purported to be created under any Collateral Document or any Escrow Agreement (solely during the Escrow Period) shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority, subject to the Intercreditor Agreement, required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action solely within its control);
then, and in every such event (other than an event described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
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Section 8.2.    Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall, subject to the terms of the Intercreditor Agreement, be applied as follows:
(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)    second, to the fees, indemnitees and other reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)    fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)    fifth, to the aggregate outstanding principal amount of the Term Loans, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Term Loans, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations; and
(f)    sixth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.
Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1.    Appointment of the Administrative Agent.
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(a)    Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)    It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2.    Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub¬agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappelable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document,
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other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 9.3.    Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.
Section 9.4.    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5.    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7.    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a
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successor Administrative Agent, subject to approval by the Borrower provided that no Specified Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.
(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint (and if the Borrower’s approval would be required by clause (a) above, the Borrower approves) a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
Section 9.8.    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.9.    The Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents
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and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
(c)    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10.    Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents, the Intercreditor Agreement and any other intercreditor or subordination agreements (including with the agent for the Subordinated Debt)) other than this Agreement.
Section 9.11.    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (ii) if approved, authorized or ratified in writing in accordance with Section 10.2 or (iii) upon the payment in full of the Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations);
(b)    to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 7.2(d); and
(c)    to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition expressly permitted pursuant to Section 7.6, the Liens created by any
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of the Loan Documents on such property shall be automatically released without need for further action by any person.
Section 9.12.    Documentation Agent. Each Lender hereby designates The Huntington National Bank as the Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section 9.13.    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section 9.14.    Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.
ARTICLE X
MISCELLANEOUS
Section 10.1.    Notices.
(a)    Written Notices.
(i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:
To the Borrower:    Root, Inc.
[***]

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With copies to (for
information purposes only):    Latham & Watkins LLP
[***]
and

    Latham & Watkins LLP
[***]

To the Administrative Agent:
SunTrust Bank
[***]

With a copy to (for
information purposes only): SunTrust Bank
[***]
and

Alston & Bird LLP
[***]
To any other Lender:
the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(ii)    Any agreement of the Administrative Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Term Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent and such Lender to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic
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communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(iii)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.
(iv)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS
FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided, however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent and any Lender by means of electronic communications pursuant to this Section, including through the Platform.
(c)    Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight
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courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person in Section 10.1(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.1(d); and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(d)    All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement are made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(e)    Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
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Section 10.2.    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Subject to Section 2.12(b), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)    increase the Term Loan Commitment of any Lender without the written consent of such Lender;
(ii)    reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.8(c) during the continuance of an Event of Default;
(iii)    postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of any Default or Event of Default or mandatory prepayment shall not constitute a postponement, extension, reduction, excuse or waiver any payment for purposes of this clause (iii));
(iv)    (A) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby or (B) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby without the written consent of each Lender directly affected thereby;
(v)    change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are
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required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender directly affected thereby;
(vi)    release all or substantially all of the Guarantors without the written consent of each Lender;
(vii)    release all or substantially all Collateral (if any) securing any of the Obligations, without the written consent of each Lender; or
(viii)    subordinate all or substantially all of the Liens securing the Obligations without the consent of each Lender affected thereby.
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.
Section 10.3.    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented (in summary form) fees and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented (in summary form) fees and disbursements of counsel) incurred by the Administrative Agent or any Lender in connection with the
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enforcement or protection of its rights in connection with this Agreement, including its rights and remedies under this Section, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loans; provided, that notwithstanding the foregoing, legal expenses under clauses (i) and (ii) shall be limited to one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees).
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and promptly reimburse such Indemnitee for, any and all losses, claims, damages, liabilities or other expenses (including the reasonable and documented (in summary form) fees and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the fraud, gross negligence, or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent and its Related Parties, arise from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) result from disputes (not involving any act or omission by Holdings or its Subsidiaries or their Affiliates) solely among the Indemnitees for actions by one or more of the Indemnitees, other than claims against the Administrative Agent in such capacity fulfilling its agency role under the Loan Documents; provided, that notwithstanding the foregoing, legal expenses under this clause (b) shall be limited to one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share of such unpaid amount; provided that the
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unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have under clause (b) above to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days, after written demand therefor.
Section 10.4.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section or Section 11.3, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to Section 11.3, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Specified
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Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.16(g).
(v)    No Assignment to certain Persons. No such assignment shall be made to (A) Holdings, the Borrower or any of their respective Affiliates or Subsidiaries, (B) any Disqualified Institutions or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required
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hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia or other office within the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person), Holdings, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, a Disqualified Institution or a Defaulting Lender or any Affiliate thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than waiving default interest); (ii) postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees hereunder (other than waivers of Defaults, Events of Default and mandatory prepayments); (iii) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (iv) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (v) release all or substantially all of the Guarantors; or (vi) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to
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the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Term Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(g) and (h) as though it were a Lender.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or
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thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7.    Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.
Section 10.8.    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the
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subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9.    Survival. All covenants, agreements, representations and warranties made by Holdings and the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14, 2.15, 2.16, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Term Loans.
Section 10.10.    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of any non-public information relating to Holdings, the Borrower or any of their respective Subsidiaries or any of their respective businesses, to the extent provided to it by or on behalf of Holdings or any of its Subsidiaries, in accordance with the Administrative Agent’s or the Lenders’ customary practices, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender or their respective Affiliates including, without limitation, accountants, legal counsel, officers, directors, employees, independent auditors, professionals and other experts, agents or advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof and prior to such disclosure to the extent not prohibited by law), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder or as otherwise required by applicable law or regulation, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other
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transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to the extent that such information is received by the Administrative Agent from a third party that is not, to the knowledge of the Administrative Agent, subject to confidentiality obligations owing to the Borrower or any Affiliate of the Borrower, (x) for purposes of establishing a “due diligence” defense, provided that prompt notice of such defense shall be provided to the Borrower, to the extent permitted by law, (xi) to the extent that such information was already in the possession of the Administrative Agent prior to any duty or other undertaking of confidentiality entered into in connection with this Agreement or any of the Loan Documents, or (xii) with the written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern. Notwithstanding the foregoing, no such confidential information shall be disclosed to a Disqualified Institution that has been identified to all Lenders prior to the time of such disclosure without the Borrower’s consent.
Subject to the Borrower’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed), the Administrative Agent or any Lender may use non-confidential information related to this Agreement and the Term Loan made hereunder in connection with any marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense using such Loan Party’s name, product photographs, logo or trademark. Each Lender hereby consents to the disclosure by the Administrative Agent or the Arranger of information necessary or customary for inclusion in league table measurements.
Section 10.12.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which may be treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section 10.13.    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14.    Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to (a) the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.
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Section 10.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16.    Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
Section 10.17.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.18.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent
111

undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 10.19.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
        (iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XI
SVB ASSIGNMENT AND ESCROW AGREEMENTS

Section 11.1.    SVB Assignment. Immediately prior to giving effect to this Agreement, Silicon Valley Bank held outstanding Term Loans in a principal amount equal to $24,937,500.00 in its capacity as a lender under the Existing Credit Agreement (the “SVB Loans”). Simultaneously with the closing of this Agreement, it is understood and agreed by all Persons signatory hereto that Silicon Valley Bank shall sell and assign to the Assignee Lenders, and the Assignee Lenders shall purchase and assume from Silicon Valley Bank, all of Silicon Valley Bank’s rights and obligations under the Existing Credit Agreement including the SVB Loans and all accrued interest thereon (the “SVB Assignment”) on the terms and conditions set forth in that certain Assignment and Acceptance, dated as of the Closing Date, by and between Silicon Valley Bank and the Assignee Lenders (and consented to by the Borrower), which assignment shall be effective as of the Closing Date. For the avoidance of doubt, the portion of SVB Loans assigned to each Assignee Lender pursuant to the SVB Assignment on the Closing Date shall be as follows:
SunTrust Bank:    $18,703,125.00
The Huntington National Bank:    $6,234,375.00
Section 11.2.    Escrow Arrangements. In order to induce the Assignee Lenders to purchase and assume the SVB Loans pursuant to the SVB Assignment, the Borrower has agreed to remit the Escrow Funds on the Closing Date to the Escrow Agent for the benefit of each Assignee Lender in accordance with the applicable Escrow Agreement for the applicable Assignee Lender for the period commencing on the Closing Date and ending on the earliest to occur of (i) the three-month anniversary of the Closing Date and (ii) the date that the Escrow Funds are disbursed in full pursuant to any prepayment described in Section 11.4 (such period, the “Escrow Period”).
Section 11.3.    Assignments During Escrow Period.
(a)    Optional Assignment. Notwithstanding anything else to the contrary contained herein (including, without limitation, Section 10.4(b)), no Assignee Lender shall be permitted to assign all or any portion of its Term Loans during the Escrow Period other than in connection with a Qualified Assignment pursuant to Section 11.3(b) below.
(b)    Mandatory Qualified Assignment. During the Escrow Period, (i) each of the parties hereto acknowledges and agrees that the Borrower may engage the Arranger to use commercially reasonable efforts to further syndicate the SVB Loans acquired and held by the Assignee Lenders and (ii) each Assignee Lender agrees to assign a portion of its Term Loans in an amount not to exceed such Assignee Lender’s Qualified Amount pursuant to, and to otherwise facilitate the execution, delivery and execution of, a Qualified Assignment. The assignee in any Qualified Assignment shall purchase from each Assignee Lender such Assignee Lender’s share of the Term Loans that are being assigned and each such Assignee
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Lender shall thereafter promptly return (or cause to be returned by the Escrow Agent in accordance with the terms of the Escrow Agreement) an amount of the Escrow Funds equal to the principal amount of the Term Loans so assigned by such Assignee Lender to the Borrower (with any excess Escrow Funds to be applied as a prepayment in accordance with Section 11.4(b) below); provided that upon the return of any Escrow Funds to the Borrower under this Section 11.3(b) (whether by the Escrow Agent or the applicable Assignee Lender), such cash shall no longer be Excluded Property solely due to it previously having been Escrow Funds.

Upon the expiration of the Escrow Period, Section 10.4 (together with any other corresponding provisions) shall govern the terms and conditions of assignments without giving effect to this Section 11.3.
Section 11.4.    Escrow Agreement Prepayments.
(a)    Optional Prepayment. The Borrower shall have the right at any time upon written notice to the Administrative Agent and the Assignee Lenders to cause all or a portion of the Escrow Funds to be applied to prepay the Term Loans held by the Assignee Lenders subject to and in accordance with subsection (c) of this Section, the notice provisions of Section 2.6 and the terms and conditions of the Escrow Agreement.
(b)    Mandatory Prepayment. Immediately upon receipt by an Assignee Lender of any Escrow Funds pursuant to Section 1.3 of the Escrow Agreement, the full amount of the Escrow Funds received by such Assignee Lender shall be required to be applied to prepay the Term Loans in accordance with subsection (c) of this Section.
(c)    Application of Prepayments. Any application of Escrow Funds to prepay the Term Loans pursuant to subsections (a) and (b) above shall be applied (i) to the principal balance of the Term Loans held by each Assignee Lender based on such Assignee Lender’s pro rata share of the aggregate amount of Escrow Funds existing and held by the Assignee Lenders immediately prior to giving effect to the prepayment and (ii) to the installments of the Term Loans held by such Assignee Lenders in the inverse order of maturity. It is understood and agreed that no amortization payment or mandatory or voluntary prepayment paid in cash during the Escrow Period (from funds other than the Escrow Funds) shall cause the Escrow Funds to be reduced.
For the avoidance of doubt, the parties agree that any prepayment made with the Escrow Funds pursuant to this Section 11.4 shall only be applied to reduce the Term Loans held by the Assignee Lenders and no portion shall be used or required to prepay any Indebtedness consisting of the NPA Financing.
Section 11.5.    Remedies. It is understood and agreed by all parties to this Agreement that, in addition to each Assignee Lender’s rights with respect to the Escrow Funds as set forth herein, each Assignee Lender shall also have the right to provide written instructions directing the Escrow Agent to disburse the Escrow Funds from the applicable Escrow Account and apply the proceeds thereof to prepay such Assignee Lender’s Term Loans in accordance with and subject to the terms and conditions of the Escrow Agreement.
Section 11.6.    Termination. Upon the expiration of the Escrow Period (including the completion of any prepayments in full of the Escrow Funds giving rise to such expiration), (i) Sections 11.2 through 11.5, the corresponding definitions and other provisions herein solely relating to the Escrow Agreements shall be deemed to be null and void (without impairing the validity or effectiveness of any other provision of this Agreement), (ii) the Escrow Accounts shall be closed and (iii) the Escrow Agreements shall be terminated pursuant to the terms hereof and thereof.
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[Remainder of page intentionally blank; signature pages follow.]

115

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROOT, INC.

By: /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer

ROOT STOCKHOLDINGS, INC.

By: /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer

ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

116

SUNTRUST BANK
as the Administrative Agent and as a Lender

By: /s/ David Fournier
Name: David Fournier
Title: Managing Director

ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

117

THE HUNTINGTON NATIONAL BANK
as a Lender

By: /s/ Melissa Diethelm
Name: Melissa Diethelm
Title: Vice President

ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE
118

WESTERN ALLIANCE BANK
as a Lender

By: /s/ Tony Paster
Name: Tony Paster
Title: AVP, Technology Banking

ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE
119

Outgoing Lender:

SILICON VALLEY BANK

By: /s/ Michael Shuhy
Name: Michael Shuhy
Title: Managing Director

ROOT, INC.
AMENDED AND RESTATED TERM LOAN AGREEMENT
SIGNATURE PAGE

120

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

THIS    FIRST    AMENDMENT    TO    AMENDED AND RESTATED TERM LOAN
AGREEMENT is dated as of February 20, 2020 (this “Amendment”), by and among ROOT, INC., a Delaware corporation (the “Borrower”), ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), each of the financial institutions party hereto as “Lenders” (the “Lenders”) and TRUIST BANK, successor by merger to SunTrust Bank, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Term Loan Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”);

WHEREAS, the Borrower, Holdings, Root Insurance Agency, LLC, an Ohio limited liability company, Buzzwords Labs Inc., a Delaware corporation, Root Enterprise, LLC, a Delaware limited liability company, and the Administrative Agent are parties to that certain Guaranty and Security Agreement dated as of April 17, 2019 (as amended by that certain Reaffirmation Agreement and Master Amendment, dated as of November 25, 2019, by and among the Borrower, Holdings, the other Loan Parties thereto and the Administrative Agent, and as further amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Term Loan Agreement, as more particularly set forth below;

WHEREAS, subject to the terms and conditions set forth herein, the Borrower, Holdings, the Administrative Agent and the Lenders have agreed to amend the Term Loan Agreement;

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Capitalized terms which are used herein without definition and which are defined in the Term Loan Agreement shall have the same meanings herein as in the Term Loan Agreement.

Section 2. Amendments to Term Loan Agreement.

(a)    The Term Loan Agreement is hereby amended by replacing the defined terms “Lenders”, “Loans”, “Term Loan” and “Term Loan Commitment” set forth in Section 1.1 thereof in their entirety with the following:

““Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.18.

“Loans” shall mean the Term Loans and shall include, where appropriate, any loan made pursuant to Section 2.18.
“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to (i) Section 2.1 and Section 2.18 of the Existing Credit Agreement and continued hereunder as set forth in Section 2.1 hereof and (ii) Section 2.18 hereof.
“Term Loan Commitment” shall mean, with respect to each Lender, (i) the obligation of such Lender to make a Term Loan hereunder on the Original Closing Date or the Original Incremental Effective Date, as applicable, and (ii) the obligation of any such Lender that becomes an Increasing Lender or Additional Lender pursuant to Section
2.18 to make a Term Loan hereunder on the applicable Incremental Effective Date not exceeding the amount set forth with respect to such Lender in the applicable Incremental Joinder Agreement.”

(b)The Term Loan Agreement is hereby further amended by adding the following new defined terms to Section 1.1 thereof in the appropriate alphabetical order:

““Additional Lender” shall have the meaning set forth in Section 2.18.

“Increasing Lender” shall have the meaning set forth in Section 2.18.

“Incremental Commitment” shall have the meaning set forth in Section 2.18.

“Incremental Effective Date” shall have the meaning set forth in Section 2.18.

“Incremental Joinder Agreement” shall have the meaning set forth in Section
2.18.

“Incremental Term Loan” shall have the meaning set forth in Section 2.18.

“Original Incremental Effective Date” shall mean June 28, 2019.”

(c)The Term Loan Agreement is hereby further amended by replacing Section 2.18 thereof in its entirety with the following:

“Section 2.18. Increase of Commitments; Additional Lenders.
a.From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Term Loan Commitments hereunder (such increase, an “Incremental Commitment”) so long as the following conditions are satisfied as of the funding date of such Incremental Commitment (the “Incremental Effective Date”):

i.the    aggregate    principal    amount    of    all    such Incremental Commitments made pursuant to this Section shall not exceed
$12,500,000;

ii.the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

iii.at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and, since December 31, 2018, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

iv.any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans”) shall have a Weighted Average Life to Maturity no shorter than that of the Term Loans made pursuant to (and as defined in) the Existing Credit Agreement and continued on the Closing Date as set forth in Section 2.1;

v.the Borrower and Holdings shall be in pro forma compliance with each of the financial covenants set forth in Article VI, after giving effect to any such proposed increase, as of the most recently ended Fiscal Month (or Fiscal Quarter, as applicable) for which financial statements are required to have been delivered, calculated as if all such Incremental Term Loans had been made as of the first day of the relevant period for testing compliance;

vi.if the Initial Yield applicable to any such Incremental Term Loans exceeds by more than 0.50% per annum the sum of the Applicable Margin then in effect for Eurodollar Loans plus one fourth of the Up- Front Fees paid in respect of the existing Term Loans (the “Existing Yield”), then the Applicable Margin of the existing Term Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield minus 0.50% per annum;

vii.any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis; and

viii.all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.

(b)The Borrower shall provide at least 5 days’ (or such shorter period as acceptable to Administrative Agent in its sole discretion) advance written notice to the Administrative Agent of any request to establish an Incremental Commitment. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Term Loan Commitment, and any decision by a Lender to increase its Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of existing Lenders who desire to increase their Term Loan Commitments (the “Increasing Lenders”) and new Lenders who desire to provide Term Loan Commitments (the “Additional Lenders”) shall be required for an increase in the aggregate principal amount of the Term Loan Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Term Loan Commitment may be replaced with respect to its existing Term Loans as a result thereof without such Lender’s consent.

(c)Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i)an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent (an “Incremental Joinder Agreement”), executed by the Borrower, the Administrative Agent, each Additional Lender and by each Increasing Lender, setting forth the Incremental Commitments of such Lenders and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

(iv)to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Term Loans, issued by the Borrower in accordance with Section 2.5; and

(v)any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the funding of each such Incremental Commitment, the Term Loans and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Term Loans and Schedule I shall automatically be deemed amended accordingly.

(d)The terms and provisions of the Incremental Term Loans shall be, except as otherwise set forth herein, identical to the existing Term Loans. The scheduled principal payments on the Term Loans to be made pursuant to Section 2.4 shall be ratably increased after the making of any Incremental Term Loans under this Section
2.18 by the aggregate principal amount of such Incremental Term Loans (subject to customary adjustments to provide for the “fungibility” of such Incremental Term Loans). Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent (together with the consent of the Borrower) is expressly permitted to amend the Loan

Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence and amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence) without the consent of any Lender other than the Lenders participating in such Incremental Term Loans.

(e)For purposes of this Section, the following terms shall have the meanings specified below:

“Initial Yield” shall mean, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Eurodollar Rate on Incremental Term Loans (including as margin the effect of any “LIBO rate floor” applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on Incremental Term Loans (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Term Loans and (2) four.

“Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement, structuring, amendment or other similar fee paid to the Arranger (or any arranger of an Incremental Term Loan).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.”

(d)The Term Loan Agreement is hereby further amended by deleting sub-clause (d)(i) of Section 7.15 thereof in its entirety and substituting in lieu thereof the following:

“(i) excess of loss reinsurance with a maximum limit in an amount no less than
$900,000 per policy (or per occurrence) and”

(e)The Term Loan Agreement is hereby further amended by inserting the following new paragraph at the end of Section 10.2 thereof:

“Notwithstanding anything to the contrary herein, the Administrative Agent and the Borrower may enter into Incremental Joinder Agreements in order to provide for the incurrence of Incremental Term Loans and the modification of the Loan Documents as provided in Section 2.18.”

Section 3. Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the truth and accuracy of the warranties and representations set forth in Sections 4 and 5 below and receipt by the Administrative Agent of each of the following, each of which shall be in form and substance satisfactory to Administrative Agent:

(a)this Amendment, duly executed and delivered by the Borrower, Holdings, the Lenders constituting the Required Lenders and the Administrative Agent;

(b)an amendment to the Note Purchase Agreement, in form and substance reasonably satisfactory to the Administrative Agent; and

(c)evidence that, substantially concurrently with or prior to the effectiveness of this Amendment, a Qualified Assignment in an aggregate amount not to exceed $12,500,000 shall have been consummated on terms and conditions reasonably satisfactory to the Administrative Agent.

Section 4. Representations. The Borrower and Holdings represent and warrant to the Administrative Agent and the Lenders that, as of the date hereof:

(a)Power and Authority. Each of the Borrower and Holdings has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and the Term Loan Agreement, as amended by this Amendment, and have taken all necessary organizational and, if required, shareholder, partner or member action to duly authorize the execution, delivery and performance of this Amendment. Each of this Amendment and the Term Loan Agreement, as amended by this Amendment, constitutes the valid and binding obligation of each of the Borrower and Holdings enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)No Violation. The execution, delivery and performance by the Borrower and Holdings of this Amendment, and compliance by them with the terms and provisions of the Term Loan Agreement, as amended by this Amendment: (i) will not materially violate any judgment, order or ruling of any Governmental Authority, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which any Loan Party is a party or by which they or any of their property or assets is bound or to which they may be subject or (iii) will not violate any provision of the certificate or articles of incorporation or bylaws of the Borrower or Holdings or any other Loan Party.

(c)Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of the effectiveness of this Amendment and which remain in full force and effect on such date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Amendment by each of the Borrower and Holdings or (ii) the legality, validity, binding effect or enforceability of the Term Loan Agreement, as amended by this Amendment against the Borrower and Holdings.

(d)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist immediately after giving effect to this Amendment.

(e)No Impairment. The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 5. Reaffirmation of Representations. Each of the Borrower and Holdings hereby repeats and reaffirms all representations and warranties made to the Administrative Agent and the Lenders in the Term Loan Agreement and the other Loan Documents on and as of the date hereof (and after giving effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

Section 6. No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Term Loan Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and the Lenders and the Administrative Agent hereby require strict compliance with the terms and conditions of the Term Loan Agreement and the other Loan Documents in the future, in each case, pursuant to the terms of the Loan Documents. Each of the Borrower and Holdings hereby (i) restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Term Loan Agreement and the other Loan Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby and (ii) acknowledges and agrees that this Amendment shall not in any way affect the validity and enforceability of any Loan Document to which it is a party, or reduce, impair or discharge the obligations of the Borrower or Holdings or the Collateral granted to the Administrative Agent and/or the Lenders thereunder. The Lenders’ agreement to the terms of this Amendment or any other amendment of the Term Loan Agreement or any other Loan Document shall not be deemed to establish or create a custom or course of dealing between the Borrower, Holdings or the Lenders, or any of them. This Amendment shall be deemed to be a “Loan Document” for all purposes under the Term Loan Agreement. After the effectiveness of this Amendment, each reference to the Term Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Term Loan Agreement as amended by this Amendment. The amendments contained herein shall be deemed to have prospective application only.

Section 7. Other Provisions.

(a)This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(b)The Borrower agrees to reimburse the Administrative Agent on demand for all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent incurred by the Administrative Agent in negotiating, documenting and consummating this Amendment and the transactions contemplated hereby and thereby.

(c)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(d)THIS AMENDMENT CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS DISCUSSIONS, CORRESPONDENCE, AGREEMENTS AND OTHER UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower, Holdings the Lenders and the Administrative Agent have caused this First Amendment to Amended and Restated Term Loan Agreement to be duly executed by their respective duly authorized officers and representatives as of the day and year first above written.

BORROWER:
ROOT, INC.

By: /s/ Jonathan A. Allison
Name: Jonathan A. Allison
Title: General Counsel & Secretary

HOLDINGS:
ROOT STOCKHOLDINGS, BJC.

By: /s/ Jonathan A. Allison
Name: Jonathan A. Allison
Title: General Counsel & Secretary

FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

TRUIST BANK, as Administrative Agent and a Lender

By: /s/ David Fournier
Name: David Fournier Title: Managing Director

FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

THE HUNTINGTON BANK, as a lender

By: /s/ Melissa Diethelm
Name: Melissa Diethelm
Title: Vice President

FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

WESTERN ALLIANCE BANK, as a lender

By: /s/ Tony Pastor
Name: Tony Pastor Title: AVP, Technology Banking

FIRST AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT

CONFIRMATION OF GUARANTY

The undersigned Guarantors hereby (a) acknowledge, consent and agree to the terms of the foregoing Amendment and (b) agree and confirm that their obligations as set forth in the Guaranty and Security Agreement and all other Loan Documents to which they are a party will continue in full force and effect and extend to all Obligations (as defined in the Term Loan Agreement, as amended and modified by this Amendment).

As of this 20th day of February 2020.

ROOT INSURANCE AGENCY, LLC

By: Root, Inc., its Sole Member

By: /s/ Jonathan A. Allison         Name:    Jonathan A. Allison
Title: General Counsel & Secretary

BUZZWORDS LABS INC.

By: /s/ Jonathan A. Allison         Name:    Jonathan A. Allison
Title: General Counsel

ROOT ENTERPRISE, LLC

By: /s/ Raja Chakravorti Name: Raja Chakravorti
Title: President

Execution Version

SECOND AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT
THIS SECOND AMENDMENT TO AMENDED AND RESTATED TERM LOAN AGREEMENT is dated as of September 14, 2020 (this “Amendment”), by and among ROOT, INC., a Delaware corporation (the “Borrower”), ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), ROOT INSURANCE AGENCY, LLC, an Ohio limited liability company (“RIA”), BUZZWORDS LABS INC., a Delaware corporation (“Buzzwords”) and ROOT ENTERPRISE, LLC, a Delaware limited liability company (“Enterprise”; and together with the Borrower, Holdings, RIA and Buzzwords, each individually a “Loan Party” and collectively, the “Loan Parties”) each of the financial institutions party hereto as “Lenders” (the “Lenders”) and TRUIST BANK, successor by merger to SunTrust Bank, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, Holdings, certain of the Lenders and the Administrative Agent are parties to that certain Amended and Restated Term Loan Agreement dated as of November 25, 2019 (as amended by that certain First Amendment to Amended and Restated Term Loan Agreement dated as of February 20, 2020 and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Existing Loan Agreement”);
WHEREAS, each of the Loan Parties are party to that certain Guaranty and Security Agreement dated as of April 17, 2019 (as amended and reaffirmed by that certain Reaffirmation Agreement and Master Amendment, dated as of November 25, 2019, by and among the Loan Parties and the Administrative Agent, and as further amended, restated, supplemented or otherwise modified from time to time, the “Existing Guaranty and Security Agreement”);
WHEREAS, the Borrower has requested that the Administrative Agent and each of the Lenders to the Existing Loan Agreement (it being understood that, for the avoidance of doubt, the “Lenders” signatory to this Amendment constitute all of the Lenders under the Existing Loan Agreement and certain “New Lenders” (as defined below)) amend (a) certain provisions of the Existing Loan Agreement in order to (i) increase the aggregate principal amount of the Term Loans, (ii) establish a revolving credit facility, (iii) extend the Maturity Date, (iv) modify the financial covenants and (v) make certain other changes set forth herein and (b) certain provisions of the Existing Guaranty and Security Agreement;
WHEREAS, Holdings and the Borrower have notified the Administrative Agent of their intent to change their names to, respectively, Root, Inc. and Caret Holdings, Inc., at which time Root, Inc. shall be Holdings and Caret Holdings, Inc. shall be the Borrower under the Amended Loan Agreement (as defined below) (the “IPO Name Changes”);
WHEREAS, subject to the terms and conditions set forth herein, the Loan Parties, the Administrative Agent and the Lenders have agreed to amend the Existing Loan Agreement and the Existing Guaranty and Security Agreement; and
WHEREAS, the parties hereto desire to have each entity listed on Schedule I attached hereto (each, a “New Lender” and, collectively, the “New Lenders”) become a party to the Amended Loan Agreement (as defined below) in its capacity as a “Lender” and to have all rights, benefits and obligations of a Lender under the Amended Loan Agreement and the other Loan Documents.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Existing Loan Agreement, as amended by this Amendment (the “Amended Loan Agreement”).
Section 2.    Ratification and Incorporation of Existing Loan Agreement, the Existing Guaranty and Security Agreement and Other Loan Documents; Acknowledgments. Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Loan Agreement, the Existing Guaranty and Security Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Loan Agreement, the Existing Guaranty and Security Agreement or any other provision of either such agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Existing Loan Agreement, the Existing Guaranty and Security Agreement and each other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Nothing in this Amendment is intended (or shall be construed) to constitute (a) the consent of the Administrative Agent or any Lender to any other provision or transaction other than as expressly set forth herein or (b) a waiver by Administrative Agent or any Lender of any Default or Event of Default. Each Loan Party acknowledges and agrees that as of the Second Amendment Effective Date immediately before giving effect to the consummation of this Amendment, the aggregate principal balance of the Term Loan was $86,502,424.78 (which does not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under or in connection with this Amendment, the Amended Loan Agreement and the other Loan Documents).
Section 3.    Amendments to Existing Loan Agreement and the Existing Guaranty and Security Agreement. The Loan Parties, the Administrative Agent and the undersigned Lenders hereby consent and agree to the following amendments:
(a)    The parties hereto hereby agree that the Existing Loan Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex A attached hereto. Upon the Second Amendment Effective Date, all of the Obligations incurred under the Existing Loan Agreement shall, to the extent outstanding on the Second Amendment Effective Date, continue to be outstanding under the Amended Loan Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Amendment, and this Amendment shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder. For the avoidance of doubt, the name of the Existing Loan Agreement is hereby amended from “Amended and Restated Term Loan Agreement” to “Amended and Restated Revolving Credit and Term Loan Agreement” (as reflected in the Amended Loan Agreement);
(b)    The parties hereto hereby agree that the Schedules to the Existing Loan Agreement are amended to replace Schedules I, 4.14, 4.16 and 4.18 with the corresponding new Schedules I, 4.14, 4.16 and 4.18 set forth in Annex B attached hereto;
15

(c)    The parties hereto hereby agree that the Exhibits to the Existing Loan Agreement are amended to add the new Exhibits 2.3 (Form of Notice of Revolving Borrowing) and 2.4 (Form of Notice of Swingline Borrowing) set forth in Annex C attached hereto;
(d)    The parties hereto hereby agree that the Exhibits to the Existing Loan Agreement are further amended to replace Exhibit 5.1(d) in its entirety with the corresponding new Exhibit 5.1(d) set forth in Annex D attached hereto; and
(e)    The parties hereto hereby agree that the Exhibits to the Existing Loan Agreement are further amended to rename “Exhibit 2.9” as “Exhibit 2.13” and “Exhibits 2.16(A)-(D)” as “Exhibits 2.20(A)-(D)”; provided that it is understood and agreed that the substance of such Exhibits shall not change; and
(f)    The parties hereto hereby agree that the Existing Guaranty and Security Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex E attached hereto. Upon the Second Amendment Effective Date, all of the Obligations incurred and Liens granted under the Existing Guaranty and Security Agreement shall, to the extent outstanding on the Second Amendment Effective Date, continue to be outstanding under the Existing Guaranty and Security Agreement as amended hereby (the “Amended Guaranty and Security Agreement”) and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Amendment. This Amendment shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder, and shall not have any impact on the perfection of the Liens granted by the Loan Parties under the Existing Guaranty and Security Agreement.
Section 4.    Conditions Precedent to Effectiveness. This Amendment will become effective on the date (the “Second Amendment Effective Date”) on which each of the following conditions has been satisfied to the satisfaction of the Administrative Agent:
(a)    the Administrative Agent shall have received a counterpart of this Amendment, duly executed and delivered by the Borrower, Holdings, all other Loan Parties, all Lenders (including the New Lenders), and the Administrative Agent;
(b)    for any Lender (including any New Lender) that has requested a new and/or replacement (as applicable) promissory note prior to the Second Amendment Effective Date, the Administrative Agent shall have received such duly executed promissory note issued by the Borrower payable to such Lender that requested the same;
(c)    the Administrative Agent shall have received (i) a duly executed amendment to the Note Purchase Agreement and (ii) a duly executed amendment to the Intercreditor Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(d)    the Administrative Agent shall have received written opinions of Cooley LLP and Squire Patton Boggs LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, this Amendment, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders);
16

(e)    the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party in form and substance satisfactory to the Administrative Agent, attaching and certifying copies of (x) its bylaws, or partnership agreement or limited liability company agreement (or certifying that its bylaws, or partnership agreement or limited liability company agreement have not been amended, restated or otherwise modified since the Original Closing Date), (y) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party (or certifying that its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents have not been amended, restated or otherwise modified since the Original Closing Date), and (z) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing this Amendment and the Loan Documents to which it is a party;
(f)    the Administrative Agent shall have received certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party;
(g)    the Administrative Agent shall have received one or more duly executed borrowing notices from the Borrower in form and substance reasonably acceptable to the Administrative Agent with respect to the Term Loans and any Revolving Loans to be made on the Second Amendment Effective Date (it being understood and agreed that the Administrative Agent and each Lender party hereto waives (i) the advance notice requirement under Section 2.3 of the Existing Loan Agreement for Eurodollar Borrowings solely with respect to such Eurodollar Borrowings to be funded on the Second Amendment Effective Date and (ii) any losses, costs or expenses owing to such Lenders pursuant to Section 2.19 of the Existing Loan Agreement solely as a result of the refunding of any Eurodollar Loans on the Second Amendment Effective Date);
(h)    the Administrative Agent shall have received a certificate dated as of the Second Amendment Effective Date and signed by a Responsible Officer (i) certifying that immediately after giving effect to the consummation of the transactions contemplated to occur on the Second Amendment Effective Date, (A) no Default or Event of Default exists or will result therefrom, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects) and (C) since the date of the financial statements of the Borrower described in Section 4.4 of the Existing Loan Agreement, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect, (ii) confirming that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the consummation of the transactions contemplated to occur on the Second Amendment Effective Date and (iii) that attaches a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI of the Amended Loan Agreement as of July 30, 2020;
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(i)    The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions in which UCC financing statements or similar filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Party, except for Permitted Liens or Liens to be discharged on or prior to the Second Amendment Effective Date;
(j)    the Administrative Agent shall have received (i) an upfront fee in an amount equal to $400,000, for the benefit of each of the Lenders in accordance with their Pro Rata Share of all Revolving Commitments and Term Loans under the Amended Credit Agreement and (ii) payment all other fees, expenses and other amounts owing to the Administrative Agent, Truist Securities (f/k/a SunTrust Robinson Humphrey, Inc.) and the Lenders in accordance with that certain engagement letter dated September 10, 2020 executed by Truist Securities and accepted by the Borrower;
(k)    the Administrative Agent shall have received evidence that all fees, charges and disbursements of counsel to the Administrative Agent have been paid by the Borrower; and
(l)    the Administrative Agent shall have received information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
Section 5.    Condition Subsequent. At any time after the closing of this Amendment on the Second Amendment Effective Date but before 5:00pm Charlotte, North Carolina on the third (3rd) Business Day after the Second Amendment Effective Date, Holdings and the Borrower shall have (i) filed the IPO Name Changes with the Delaware Secretary of State and (ii) delivered evidence and a record of such filing to the Administrative Agent. For the avoidance of doubt, the Administrative Agent and the Lenders hereby consent to the IPO Name Changes notwithstanding the advance notice requirement set forth in Section 6.6 of the Guaranty and Security Agreement so long as the Borrower and Holdings comply with the conditions described in clauses (i) and (ii) of this Section 5.
Section 6.    Joinder of New Lenders. Each New Lender, by executing this Amendment, hereby agrees to be joined to the Amended Loan Agreement and become a “Lender” under the Amended Loan Agreement and the other Loan Documents with all of the rights and benefits of a Lender under the Amended Loan Agreement and the other Loan Documents, and to be bound by all of the terms and provisions (and subject to all of the obligations) of a Lender under the Amended Loan Agreement and the other Loan Documents.
Section 7.    Representations. Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:
(a)    Power and Authority. The execution, delivery and performance by such Loan Party of this Amendment and such Loan Party’s performance under each Loan Document to which it is a party, as amended hereby (including, for the avoidance of doubt, pursuant to the Amended Loan Agreement and Amended Guaranty and Security Agreement, as applicable), are within its organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Amendment has been duly executed and delivered by such Loan Party and constitutes a valid
18

and binding obligation, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)    No Violation. The execution, delivery and performance by such Loan Party of this Amendment, and compliance by such Loan Party with the terms and provisions of the Amended Guaranty and Security Agreement and, solely in the case of Holdings and the Borrower, the Amended Loan Agreement: (i) will not materially violate any judgment, order or ruling of any Governmental Authority, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which any Loan Party is a party or by which they or any of their property or assets is bound or to which they may be subject (other than the existing Liens granted under the Loan Documents that secure the Obligations, which for the avoidance of doubt shall be unaffected by this Amendment) or (iii) will not violate any provision of the certificate or articles of incorporation or bylaws (or similar corporate documents) of such Loan Party. The execution, delivery and performance by the Borrower and Holdings of this Amendment, and compliance by them with the terms and provisions of the Amended Loan Agreement (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not materially violate (x) any Requirement of Law applicable to Holdings or Borrower or (y) any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of Holdings or Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or Borrower (except as could not reasonably be expected to result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or Borrower, except Liens (if any) created under the Loan Documents and Liens permitted under Section 7.2 of the Amended Loan Agreement.
(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist immediately after giving effect to this Amendment.
(d)    No Impairment. The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens (other than in connection with the IPO Name Changes).
Section 8.    Effect of this Amendment; No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Existing Loan Agreement, the Existing Guaranty and Security Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and the Lenders and the Administrative Agent hereby require strict compliance with the terms and conditions of the Amended Loan Agreement, the Existing Guaranty and Security Agreement and the other Loan Documents in the future, in each case, pursuant to the terms of the Loan Documents. Each reference in the Existing Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Existing Loan Agreement, and each reference in the other Loan Documents to the “Amended and Restated Term Loan Agreement”, “thereunder”, “thereof” or
19

words of like import referring to the Existing Loan Agreement, shall mean and be a reference to the Amended Loan Agreement. Each of (i) the Borrower and Holdings hereby restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Existing Loan Agreement and the other Loan Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby and (ii) the other Loan Parties hereby restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Existing Guaranty and Security Agreement and the other Loan Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby. Each Loan Party acknowledges and agrees that this Amendment shall not in any way affect the validity and enforceability of any Loan Document to which it is a party, or reduce, impair or discharge the obligations of any Loan Party or the Collateral granted to the Administrative Agent and/or the Lenders thereunder. The Lenders’ agreement to the terms of this Amendment or any other Loan Document shall not be deemed to establish or create a custom or course of dealing between the Borrower, Holdings or the Lenders, or any of them. This Amendment shall be deemed to be a “Loan Document” for all purposes under the Loan Agreement. The amendments contained herein shall be deemed to have prospective application only.
Section 9.    Other Provisions.
(a)    This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart hereof.
(b)    Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.
(c)    THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(d)    THIS AMENDMENT CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS DISCUSSIONS, CORRESPONDENCE, AGREEMENTS AND OTHER UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.
[Signature Page Follows]

20

IN WITNESS WHEREOF, the Loan Parties, the Lenders and the Administrative Agent have caused this Second Amendment to Amended and Restated Loan Agreement to be duly executed by their respective duly authorized officers and representatives as of the day and year first above written.
BORROWER:
ROOT, INC.
By: /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer
HOLDINGS:
ROOT STOCKHOLDINGS, INC.
By: /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer
OTHER LOAN PARTIES:
ROOT INSURANCE AGENCY, LLC
By: Root, Inc., its Sole Member
By: /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer
BUZZWORDS LABS INC.
By: /s/Jonathan A. Allison
Name: Jonathan A. Allison
Title: General Counsel
ROOT ENTERPRISE, LLC
By: /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

TRUIST BANK, as Administrative Agent and a Lender
By: /s/ David Fournier
Name: David Fournier
Title: Managing Director

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

The Huntington National Bank, as a Lender
By: /s/ Melissa Diethelm
Name: Melissa Diethelm
Title: Vice President

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender
By:  /s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

WESTERN ALLIANCE BANK, as a Lender
By: /s/ Brian McCabe
Name: Brian McCabe
Title: Director

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

New Lenders:
MORGAN STANLEY SENIOR FUNDING, INC., as a Lender
By:   /s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Authorized Signatory

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

Wells Fargo Bank, N.A., as a Lender
By:   /s/ Paritosh Satia
Name: Paritosh Satia
Title: Director

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

BARCLAYS BANK PLC, as a Lender
By:   /s/ Ronnie Glen
Name: Ronnie Glen
Title: Director

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:   /s/ Michael Strobel
Name: Michael Strobel
Title: Vice President
[***]
[***]
By:
Name:
Title:

Second Amendment to Amended and Restated Term Loan Agreement
Signature Page

Schedule 1
New Lenders
1.    Morgan Stanley Senior Funding, Inc.
2.    Wells Fargo Bank, N.A.
3.    Barclays Bank PLC
4.    Deutsche Bank AG New York Branch

Annex A
Amended Loan Agreement

~~Conformed through First Amendment~~

Annex A
Conformed through Second Amendment to Amended and Restated Term Loan Agreement dated
September 14, 2020
CUSIP Number (Term Loan): [***]
CUSIP Number (Revolver): [***]
AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of November 25, 2019
by and among
ROOT, INC.
as Borrower
ROOT STOCKHOLDINGS, INC.
as Holdings
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
~~SUNTRUST~~TRUIST BANK
as Administrative Agent
and
THE HUNTINGTON NATIONAL BANK
as Documentation Agent

TRUIST SECURITIES, INC. (F/K/A SUNTRUST ROBINSON HUMPHREY, INC.)
as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS
Page
ARTICLE I - DEFINITIONS; CONSTRUCTION     1
Section 1.1.    Definitions    1
Section 1.2.    Classifications of Loans and Borrowings    39
Section ~~1.2~~1.3.    Accounting Terms and Determination     ~~32~~39
Section ~~1.3~~1.4.    Terms Generally     ~~32~~40
Section 1.5.    Divisions    41
Section 1.6.    LIBOR    41
ARTICLE II - AMOUNT AND TERMS OF THE COMMITMENTS     ~~33~~41
Section 2.1.    ~~Term Loan 33~~General Description of Revolving Facilities    41
Section 2.2.    ~~[Reserved]~~Revolving Loans    ~~33~~41
Section 2.3.    ~~[Reserved]~~Procedure for Revolving Borrowings    ~~33~~41
Section 2.4.    Swingline Commitment    42
Section 2.5.    Term Loan; Term Loan Commitments    43
Section 2.6.    Funding of Borrowings    44
Section 2.7.    Optional Reduction and Termination of Commitments    44
Section ~~2.4~~2. 8.    Repayment of Loans     ~~33~~45
Section ~~2.5~~2. 9.    Evidence of Indebtedness     ~~34~~45
Section ~~2.6~~2.10.    Optional Prepayments     ~~34~~46
Section ~~2.7~~2.11.    Mandatory Prepayments     ~~35~~47
Section ~~2.8~~2.12.    Interest on Loans     ~~37~~49
Section ~~2.9~~2.13.    Conversion/Continuation     ~~37~~50
Section ~~2.10~~2.14.    Fees     ~~38~~51
Section ~~2.11~~2.15.    Computation of Interest and Fees     ~~38~~51
Section ~~2.12~~2.16.    Inability to Determine Interest Rates     ~~38~~52
Section ~~2.13~~2.17.    Illegality     ~~39~~53
Section ~~2.14~~2.18.    Increased Costs     ~~40~~53
Section ~~2.15~~2.19.    Funding Indemnity     ~~41~~54
Section ~~2.16~~2.20.    Taxes     ~~41~~55
Section ~~2.17~~2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set- offs ~~45~~58
Section 2.22.    Letters of Credit    60
Section ~~2.18~~2.23.    [Reserved]     ~~46~~64
Section ~~2.19~~2.24.    Mitigation of Obligations     ~~46~~64
Section ~~2.20~~2.25.    Replacement of Lenders     ~~46~~64
Section ~~2.21~~2.26.    Defaulting Lenders     ~~47~~65
ARTICLE III - CONDITIONS PRECEDENT TO ~~EFFECTIVENESS 47~~LOANS AND LETTERS
OF CREDIT    67
Section 3.1.    Conditions to Effectiveness     ~~47~~67
Section 3.2.    Conditions to Each Credit Event    69
Section ~~3.2~~3.3.    Effect of Amendment and Restatement     ~~49~~70
Section ~~3.3~~3.4.    Delivery of Documents     ~~50~~70
ARTICLE IV - REPRESENTATIONS AND WARRANTIES     ~~50~~71
Section 4.1.    Existence; Power     ~~50~~71

Section 4.2.    Organizational Power; Authorization     ~~51~~71
Section 4.3.    Governmental Approvals; No Conflicts; No Default     ~~51~~71
Section 4.4.    Financial Statements     ~~51~~71
Section 4.5.    Litigation and Environmental Matters     ~~51~~72
Section 4.6.    Compliance with Laws and Agreements     ~~52~~72
Section 4.7.    Investment Company Act.     ~~52~~72
Section 4.8.    Taxes    ~~52~~72
Section 4.9.    Margin Regulations     ~~52~~73
Section 4.10.    ERISA     ~~52~~73
Section 4.11.    Ownership of Property; Intellectual Property; and Insurance     ~~53~~73
Section 4.12.    Disclosure     ~~53~~74
Section 4.13.    Labor Relations     ~~54~~74
Section 4.14.    Subsidiaries     ~~54~~74
Section 4.15.    Solvency     ~~54~~75
Section 4.16.    Deposit and Disbursement Accounts     ~~55~~75
Section 4.17.    Collateral Documents     ~~55~~75
Section 4.18.    Material Agreements     ~~56~~76
Section 4.19.    Insurance Licenses     ~~56~~76
Section 4.20.    Sanctions and Anti-Corruption Laws     ~~56~~76
Section 4.21.    ~~EEA~~Affected Financial Institutions     ~~56~~77
ARTICLE V - AFFIRMATIVE COVENANTS     ~~56~~77
Section 5.1.    Financial Statements and Other Information     ~~56~~77
Section 5.2.    Notices of Material Events     ~~59~~79
Section 5.3.    Existence; Conduct of Business     ~~60~~81
Section 5.4.    Compliance with Laws.     ~~60~~81
Section 5.5.    Payment of Obligations     ~~61~~81
Section 5.6.    Books and Records     ~~61~~81
Section 5.7.    Visitation and Inspection.     ~~61~~81
Section 5.8.    Maintenance of Properties; Insurance     ~~61~~82
Section 5.9.    ~~[Reserved]~~Use of Proceeds; Margin Regulations    ~~62~~82
Section 5.10.    Casualty and Condemnation     ~~62~~82
Section 5.11.    Cash Management     ~~62~~83
Section 5.12.    Additional Subsidiaries and Collateral     ~~63~~83
Section 5.13.    Additional Real Estate; Leased Locations     ~~64~~85
Section 5.14.    Further Assurances     ~~64~~85
Section 5.15.    ~~Post-Closing Matters 64~~[Reserved]    85
Section 5.16.    Maintenance of Reinsurance Coverage     ~~65~~85
Section 5.17.    Incorporation of Note Purchase Agreement Provisions     ~~65~~85
ARTICLE VI - FINANCIAL COVENANTS     ~~66~~86
Section 6.1.    Minimum Risk-Based Capital Ratio     ~~66~~86
Section 6.2.    Maximum Direct Combined Ratio     ~~66~~87
Section 6.3.    ~~Minimum Statutory Surplus 66~~[Reserved]    87
Section 6.4.    Minimum Liquidity     ~~67~~87
Section 6.5.    Minimum Liquidity, Statutory Surplus and RRC Equity     ~~67~~87
Section 6.6.    Maximum Leverage Ratio ~~67~~; Statutory Surplus of Foreign Insurance Subsidiary    87
Section 6.7.    Maximum Funded Indebtedness     ~~67~~87
2

ARTICLE VII - NEGATIVE COVENANTS     ~~67~~88
Section 7.1.    Indebtedness.     ~~67~~88
Section 7.2.    Liens     ~~69~~90
Section 7.3.    Fundamental Changes     ~~70~~91
Section 7.4.    Investments, Loans.     ~~71~~92
Section 7.5.    Restricted Payments     ~~72~~94
Section 7.6.    Sale of Assets     ~~73~~96
Section 7.7.    Transactions with Affiliates     ~~74~~97
Section 7.8.    Restrictive Agreements     ~~75~~97
Section 7.9.    Sale and Leaseback Transactions     ~~75~~98
Section 7.10.    Hedging Transactions     ~~75~~98
Section 7.11.    Amendment to Material Documents     ~~76~~98
Section 7.12.    Activities of Holdings     ~~76~~98
Section 7.13.    Accounting Changes     ~~76~~99
Section 7.14.    Underwriting Risks     ~~76~~99
Section 7.15.    Insurance Subsidiaries     ~~76~~99
Section 7.16.    Sanctions and Anti-Corruption Laws     ~~77~~99
Section 7.17.    ~~Foreign Insurance~~Reinsurance Companies     ~~77~~99
Section 7.18.    Other Liens and Guarantees    100
Section 7.19.    Restricted Debt Payments    100
ARTICLE VIII - EVENTS OF DEFAULT     ~~77~~101
Section 8.1.    Events of Default     ~~77~~101
Section 8.2.    Application of Proceeds from Collateral     ~~81~~104
ARTICLE IX - THE ADMINISTRATIVE AGENT     ~~81~~105
Section 9.1.    Appointment of the Administrative Agent     ~~81~~105
Section 9.2.    Nature of Duties of the Administrative Agent     ~~82~~106
Section 9.3.    Lack of Reliance on the Administrative Agent     ~~83~~107
Section 9.4.    Certain Rights of the Administrative Agent     ~~83~~107
Section 9.5.    Reliance by the Administrative Agent     ~~83~~107
Section 9.6.    The Administrative Agent in its Individual Capacity     ~~83~~108
Section 9.7.    Successor Administrative Agent     ~~83~~108
Section 9.8.    Withholding Tax     ~~84~~109
Section 9.9.    The Administrative Agent May File Proofs of Claim     ~~84~~109
Section 9.10.    Authorization to Execute Other Loan Documents     ~~85~~110
Section 9.11.    Collateral and Guaranty Matters     ~~85~~110
Section 9.12.    Documentation Agent     ~~86~~110
Section 9.13.    Right to Realize on Collateral and Enforce Guarantee     ~~86~~110
Section 9.14.    Secured Bank Product Obligations and Hedging Obligations     ~~86~~111
ARTICLE X - MISCELLANEOUS     ~~86~~111
Section 10.1.    Notices     ~~86~~111
Section 10.2.    Waiver; Amendments     ~~90~~114
Section 10.3.    Expenses; Indemnification     ~~91~~117
Section 10.4.    Successors and Assigns     ~~93~~118
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process     ~~96~~122
Section 10.6.    WAIVER OF JURY TRIAL     ~~97~~123
Section 10.7.    Right of Set-off     ~~97~~123
3

Section 10.8.    Counterparts; Integration     ~~97~~123
Section 10.9.    Survival     ~~98~~123
Section 10.10.    Severability     ~~98~~124
Section 10.11.    Confidentiality     ~~98~~124
Section 10.12.    Interest Rate Limitation     ~~99~~125
Section 10.13.    Waiver of Effect of Corporate Seal     ~~99~~125
Section 10.14.    Patriot Act     ~~99~~125
Section 10.15.    No Advisory or Fiduciary Responsibility     ~~100~~125
Section 10.16.    Location of Closing     ~~100~~126
Section 10.17.    Independence of Covenants     ~~100~~126
Section 10.18.    Acknowledgement and Consent to Bail-In of ~~EEA~~Affected
Financial Institutions     ~~100~~126
Section 10.19.    Acknowledgement Regarding Any Supported QFCs     ~~101~~126
Section 10.20.    Electronic Signatures    127
ARTICLE XI – SVB ASSIGNMENT AND ESCROW AGREEMENTS     ~~102~~128
Section 11.1.    SVB Assignment     ~~102~~128
Section 11.2.    Escrow Arrangements     ~~102~~128
Section 11.3.    Assignments During Escrow Period     ~~102~~128
Section 11.4.    Escrow Agreement Prepayments     ~~103~~129
Section 11.5.    Remedies     ~~103~~129
Section 11.6.    Termination     ~~103~~129

4

Schedules
Schedule I    -    Commitments and Outstanding Term Loan ~~Commitment~~ Amounts
Schedule 3.1(b)(xv)    -    Delivered Material Agreements
Schedule 4.5    -    Environmental Matters
Schedule 4.14    -    Subsidiaries
Schedule 4.16    -    Deposit and Disbursement Accounts
Schedule 4.18    -    Material Agreements
Schedule 7.1    -    Existing Indebtedness
Schedule 7.2    -    Existing Liens
Schedule 7.4    -    Existing Investments
Schedule 8.1    -    Permitted Holders Capitalization Table
Exhibits
Exhibit A    -    Form of Assignment and Acceptance
Exhibit B    -    Form of Guaranty and Security Agreement
Exhibit 2.3    -    Form of Notice of Revolving Borrowing
Exhibit 2.4    -    Form of Notice of Swingline Borrowing
Exhibit ~~2.9~~2.13    -    Form of Notice of Conversion/Continuation
Exhibits ~~2.16~~2.20A – D        -    Tax Certificates
Exhibit 3.1(b)(ii)    -    Form of Secretary’s Certificate
Exhibit 3.1(b)(v)    -    Form of Officer’s Certificate
Exhibit 5.1(c)    -    Form of Monthly Reporting Package
Exhibit 5.1(d)    -    Form of Compliance Certificate

5

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of November 25, 2019, by and among ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), ROOT, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and ~~SUNTRUST~~TRUIST BANK, successor by merger to SunTrust Bank, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and, from and after the Second Amendment Effective Date, as issuing bank (in such capacity, the “Issuing Bank”) and as swingline lender (in such capacity, the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, Holdings, the Borrower and the Administrative Agent are parties to that certain Term Loan Agreement, dated as of April 17, 2019 (as amended, waived or otherwise modified and in effect immediately prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend and restate the Existing Credit Agreement on the terms and conditions set forth herein; and
WHEREAS, subject to the terms and conditions of this Agreement, the Administrative Agent and the Lenders are willing to so amend and restate the Existing Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders ~~and~~, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
Article I.

DEFINITIONS; CONSTRUCTION
Section i Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
~~“Additional Lender” shall have the meaning set forth in Section 2.18.~~
“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent required under GAAP to be reflected as a liability on the balance sheet of Holdings as of the closing of such acquisition.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or if such service is not available, such other commercially available source providing rate quotations comparable to those currently provided on such page as may be reasonably designated by the Administrative Agent from time to time) (in each case, the “Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) 1.00 minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as reasonably determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, the Adjusted LIBO Rate will not be less than zero percent (0%).
“Administrative Agent” shall mean ~~SunTrust~~Truist Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent (as may be determined in accordance with Section 9.7).
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Agency Agreement” shall mean that certain Authorized Producer Agreement, dated as of October 1, 2018, by and between RIC and RIA, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time to the extent permitted hereby.
“Agent Fee Letter” shall mean that certain fee letter, dated October 15, 2019, executed by Truist Securities, Inc. (f/k/a SunTrust Robinson Humphrey, Inc.) and ~~SunTrust~~Truist Bank and accepted by the Borrower.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Second Amendment Effective Date, the Aggregate Revolving Commitment Amount is $100,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings, the Borrower and/or their Subsidiaries concerning or relating to bribery or corruption.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its ~~Term~~ Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean (i) 3.00% per annum with respect to Base Rate Loans and (ii) 4.00% per annum with respect to Eurodollar Loans.
“Approved Fund” shall mean any Person (other than a natural Person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall mean Truist Securities, Inc. (f/k/a SunTrust Robinson Humphrey, Inc.), in its capacity as sole lead arranger and bookrunner.
“Assignee Lenders” shall mean each of ~~SunTrust~~Truist Bank and The Huntington National Bank.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean the period from the Second Amendment Effective Date to but excluding the Revolving Commitment Termination Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider.”
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it initially provides any Bank Product to any Loan Party (or if entered into prior to the Original Closing Date and is still in existence, on the Original Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is ~~SunTrust~~Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) letter of credit services, card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services. Notwithstanding anything to the contrary contained in this Agreement, each of the Escrow Agreements and the Escrow Accounts shall be deemed not to be a Bank Product.
“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative

Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or the Adjusted LIBO Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or the Adjusted LIBO Rate.
“Base Rate Loans” shall mean ~~Term~~ Loans for which the rate of interest is based upon the Base Rate.
“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Screen Rate for U.S. dollar- denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the Screen Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the Screen Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the Screen Rate:
(1)    a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.
“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Screen Rate and solely to the extent that the Screen Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Screen Rate for all purposes hereunder in accordance with Section 2.16(b)-(e) and (y) ending at the time that a Benchmark Replacement has replaced the Screen Rate for all purposes hereunder pursuant to Section 2.16(b)-(e).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean any Loans of the same Type and Class made, converted or continued on the same date, including the Term Loans made on the Original Closing Date, and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in ~~Atlanta, Georgia~~Charlotte, North Carolina or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a continuation or conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any such day that is also a day on which dealings in Dollar deposits are not conducted by and between banks in the London interbank market.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 31, 2017, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on December 31, 2017.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Ceded Earned Premium” shall mean all revenue recognized during the period of measurement for written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.
“Ceded Written Premium” shall mean all premium covering written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.
“Change in Control” shall mean the occurrence of one or more of the following events:
(i)    at any time prior to the consummation of a Qualified IPO, the Permitted Holders shall cease to collectively own and control, on a fully diluted basis, Capital Stock of Holdings representing more than 50% (a) of the economic interests in Holdings or (b) the voting power of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings; or
(ii)    at any time after the consummation of a Qualified IPO, any “person” or “group” (in each case, within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders or a trustee or other fiduciary holding securities under an employee benefit plan of Borrower (a) shall have acquired, directly or indirectly, beneficial ownership of 35.0% or more of the outstanding shares of the voting interests in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or equivalent governing body) of Holdings; or
(iii)    at any time after the consummation of a Qualified IPO, during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of Holdings cease to be composed of individuals who are Continuing Directors; or
(iv)    (a) Holdings shall cease to directly own and control 100% of the Capital Stock of the Borrower; or (b) the Borrower shall cease to own and control, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries (other than (x) pursuant to a transaction permitted by ~~Sections~~Section 7.3(a) and (y) Subsidiaries the Capital Stock of which the Borrower does not directly or indirectly own 100% of at the time of the initial formation or acquisition of such Subsidiaries (including, for the avoidance of doubt, any Subsidiaries that are mutual insurance companies) to the extent such initial formation or acquisition was permitted by Sections 7.4(m) and 7.4(o); provided that clause (x) of this parenthetical shall not apply with respect to any U.S. Insurance Subsidiary); or
(v)    ~~(a)~~ at any time prior to the consummation of a Qualified IPO, Alex Timm shall own and control less than 8.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings~~, and (b) at any time after the consummation of a Qualified IPO, Alex Timm shall own and control less than 4.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings~~; or
(vi)    at any time prior to the consummation of a Qualified IPO, Alex Timm shall cease at any time to be directly involved in the day to day management of the Borrower.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, a Swingline Loan or the Term Loan and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
”Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section ~~3.3~~3.4 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent under the Loan Documents to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that, for the avoidance of doubt, the Collateral shall exclude (i) all of the assets of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary and (ii) all other Excluded Property.
“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
“Collateral Assignment” shall mean that certain Collateral Assignment of Representations, Warranties, Covenants and Indemnities under the Agency Agreement, dated as of the Original Closing Date, executed by RIA in favor of the Administrative Agent.
“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Real Estate Documents, the Control Account Agreements, the Collateral Assignment, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Collateral Documents.
“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, a Term Loan Commitment or any combination thereof (as the context shall permit or require).
“Commitment Fee” shall have the meaning set forth in Section 2.14(b).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer, the principal financial officer, the principal accounting officer or the treasurer of the Borrower substantially in the form of, and containing substantially the certifications set forth in, the form attached hereto as Exhibit 5.1(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Line of Credit” shall mean any unsecured line of credit pursuant to which (i) all obligations owing by the debtor or debtors under such line of credit are expressly subordinated in right of payment to the Obligations on terms and conditions (including, for the avoidance of doubt, standstill provisions) acceptable to the Administrative Agent in its sole discretion, (ii) the only debtors under such line of credit are Loan Parties, (iii) such line of credit and any Indebtedness issued thereunder does not have a stated maturity date or provide for scheduled amortization payments prior to one hundred eighty (180) days after the Stated Maturity Date, and (iv) there shall be no mandatory prepayment, redemption or redemption required (except for (x) provisions requiring Holdings to convert all or any portion of such Indebtedness into Qualified Capital Stock of Holdings, (y) customary repayment provisions upon a change of control and (z) customary acceleration rights after an event of default) prior to one hundred eighty (180) days after the Stated Maturity Date.
“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Account Agreement” shall mean any agreement by and among a Loan Party, the Administrative Agent, the NPA Agent (if applicable), and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Control Account Agreements.
“Controlled Account” shall have the meaning set forth in Section 5.11(a).
“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Covered Party” shall have the meaning set forth in Section 10.19(a).
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section ~~2.8~~2.12(c).
“Defaulting Lender” shall mean, subject to Section ~~2.21~~2.26(~~b~~c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the

Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, ~~or~~ (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) ~~and~~through (~~b~~d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section ~~2.21~~2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.
“Direct Combined Ratio” shall mean the sum (expressed as a percentage) of the Direct Loss & LAE Ratio plus the Direct Expense Ratio.
“Direct Earned Premium” shall mean revenue recognized during the period of measurement for written insurance contracts, prior to any ceding, as determined in accordance with SAP.
“Direct Expense Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is Operating Expenses for all of the U.S. Insurance Subsidiaries for such period and (y) is Direct Written Premium of all U.S. Insurance Subsidiaries for such period.
“Direct Loss & LAE Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is the sum of (i) total new insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (ii) total renewal insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (iii) total costs for claims administration for all of the U.S. Insurance Subsidiaries related to Direct Earned Premium of the U.S. Insurance Subsidiaries for such period and (y) is Direct Earned Premium of the U.S. Insurance Subsidiaries for such period.
“Direct Written Premium” shall mean all premium covering written insurance contracts, prior to any ceding, during the period of measurement as determined in accordance with SAP.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person which (x) by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the ~~Term~~ Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Stated Maturity Date, (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the ~~Term~~ Loans and all other Obligations that are accrued and payable), in whole or in part, on or prior to the date that is ninety-one (91) days following the Stated Maturity Date (c) provides for or otherwise permits the holder to receive scheduled payments of dividends or distributions in cash on or prior to the date that is ninety-one (91) days following the Stated Maturity Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, on or prior to the date that is ninety-one (91) days following the Stated Maturity Date or (y) contains any repurchase obligation which, by its terms, may come into effect (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the ~~Term~~ Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Stated Maturity Date.
“Disqualified Institution” shall mean (a) any direct competitor of the Borrower that is in the same or a substantially similar line of business and that has been identified in writing to the Administrative Agent at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or ~~Term Loan~~ Commitments (each such entity, a “Competitor”) and (b) any Person that is (i) actually known by the Administrative Agent to be an Affiliate (solely on the basis of name) of any Competitor or (ii) identified in writing to the Administrative Agent as an Affiliate of a Competitor at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or ~~Term Loan~~ Commitments; provided that a list of Disqualified Institutions identified in clauses (a) and (b)(ii) above shall be made available to all Lenders upon request to the Administrative Agent.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
“Early Opt-in Election” shall mean the occurrence of:
(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.16(b)-(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Screen Rate, and

(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.
“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings, the Borrower or any of their respective Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Monetization Event” shall mean, unless such event is waived by ~~the Required Lenders or the Required Noteholders (as such term is defined in the Note Purchase Agreement) pursuant to the terms of the Note Purchase Agreement~~all Lenders or a Significant Public Equity Capital Raise occurs prior to March 29, 2021, the occurrence of any of the following:

(i)    the consummation of a Qualified IPO (other than pursuant to a Significant Public Equity Capital Raise);
(ii)    the occurrence of a Change in Control ~~pursuant to clauses (i), (ii), (iii) or (iv) of the definition thereof~~;
(iii)    the occurrence of a Significant Transaction; or
(iv)    any automatic exercise of the Closing Date Warrants (as defined in the Note Purchase Agreement) in accordance with the terms thereof (other than pursuant to a Significant Public Equity Capital Raise).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that, together with Borrower or its Subsidiaries, is or was, at any relevant time, considered to be a “single employer” under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make by its due date a required contribution to any Plan that would result in the imposition of a lien or encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the imposition on the assets of Holdings, the Borrower or their Subsidiaries of such a lien or encumbrance, or any filing of any request for a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, whether or not waived,, or any determination that any Plan is, or is expected to be, in at-risk status under Section ~~303~~302 of ERISA; (iii) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Section 4245 of ERISA; (vii) Holdings, the Borrower, any of their respective Subsidiaries engaging in a material non- exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of

ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Escrow Accounts” shall mean any account pursuant to which Escrow Funds are held while subject to the Escrow Agreement.
“Escrow Agreement” shall mean, collectively, (i) that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, ~~SunTrust~~Truist Bank, as a Lender and ~~SunTrust~~Truist Bank, as escrow agent and (ii) that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, The Huntington National Bank, as a Lender and ~~SunTrust~~Truist Bank, as escrow agent.
“Escrow Agent” shall mean ~~SunTrust~~Truist Bank, a ~~Georgia~~North Carolina banking corporation.
“Escrow Funds” shall mean all cash (and cash equivalents to the extent permitted by the Escrow Agreements) that is at any time and from time to time included in the “Escrow Fund” (as defined in each of the Escrow Agreements) and held in the “Escrow Account” (as defined in each of the Escrow Agreements); provided that the aggregate amount of Escrow Funds that the Loan Parties or their Subsidiaries are required to deposit on the Closing Date shall not exceed $24,937,500.00 in the aggregate.
“Escrow Period” shall have the meaning set forth in Section 11.2.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Loans” shall mean ~~Term~~ Loans for which the rate of interest applicable is based upon the Adjusted LIBO Rate.
~~“Eurodollar Successor Rate” shall have the meaning set forth in Section 2.12(b).~~
~~“Eurodollar Successor Rate Conforming Changes” shall mean, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement).~~
“Event of Default” shall have the meaning set forth in Section 8.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Property” shall have the meaning ascribed to such defined term in the Guaranty and Security Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,
(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a ~~Term~~ Loan or ~~Term Loan~~ Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the ~~Term~~ Loan or ~~Term Loan~~ Commitment (other than pursuant to an assignment request by the Borrower under Section ~~2.20~~2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section ~~2.16~~2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section ~~2.16~~2.20(g) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall have the meaning set forth in the recitals hereof.
“Existing Term Loans” have the meaning set forth in Section 2.1(a).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into among Governmental Authorities in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the

Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0%).
“Fee Letters” shall mean the Agent Fee Letter and the Lender Fee Letters.
“Fiscal Month” shall mean any fiscal month of the Borrower.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Foreign Insurance Subsidiary” shall mean any Insurance Subsidiary that is not a U.S. Insurance Subsidiary.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Insurance Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” shall mean, collectively, each of the Subsidiary Loan Parties and Holdings; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Guarantor.

“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the Original Closing Date and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, Hedging Transactions shall not include (i) the issuance, underwriting, placement or selling of insurance by the Loan Parties and their Subsidiaries in the ordinary course of business ~~or~~, (ii) the purchasing by the Loan Parties and their Subsidiaries of risk allocation agreements or reinsurance in the ordinary course of business or otherwise in accordance with customary industry practice or (iii) from and after a Qualified IPO, any Permitted Equity Derivative.
“Historical Financial Statements” shall have the meaning set forth in Section 4.4.
“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

~~“Increasing Lender” shall have the meaning set forth in Section 2.18.~~
~~“Incremental Commitment” shall have the meaning set forth in Section 2.18.~~
~~“Incremental Effective Date” shall have the meaning set forth in Section 2.18.~~
~~“Incremental Joinder Agreement” shall have the meaning set forth in Section 2.18.~~
~~“Incremental Term Loan” shall have the meaning set forth in Section 2.18.~~
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property (including, for the avoidance of doubt, contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness of a Person shall not include (i) obligations under insurance issued, underwritten, placed or sold by such Person in the ordinary course of business or (ii) obligations under risk allocation agreements ~~or~~, reinsurance agreements, retrocession agreement and stop-loss arrangements purchased in the ordinary course of business or otherwise in accordance with ~~customary~~ industry practice.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intellectual Property” shall mean (a) all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law, including all Copyrights, Patents, software, Trademarks, internet domain names and trade secrets, (b) all IP Licenses and (c) all IP Ancillary Rights relating thereto.

“Insurance Business” shall mean one or more aspects of the business of (a) issuing, selling, placing or underwriting insurance or (b) reinsurance.
“Insurance Licenses” shall mean licenses, permits or authorizations to transact insurance and reinsurance business required to be obtained from Insurance Regulatory Authorities in connection with the operation, ownership or transaction of insurance or reinsurance business.
“Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is domiciled or (y) to the extent asserting or having regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts or has regulatory jurisdiction over such Insurance Subsidiary.
“Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is authorized or admitted to carry on or transact Insurance Business and has received an Insurance License from an Insurance Regulatory Authority for the purpose of carrying on an Insurance Business. As of the Closing Date, RIC and RRC are the only Insurance Subsidiaries of the Borrower.
“Intercreditor Agreement” shall mean that certain First Lien Intercreditor Agreement, dated as of date hereof, by and among the Administrative Agent, the NPA Agent and each of the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Interest Period” shall mean with respect to any Eurodollar ~~Loan~~Borrowing, a period of one, two, three or six months (or if agreed to by all Lenders, twelve months); provided that:
(i)    the initial Interest Period for such Eurodollar Loan shall commence either (x) on the Original Closing Date (solely with respect to the Term Loan, in the case of an election to borrow Eurodollar Loans pursuant to Section 2.2(a) of the Existing Credit Agreement) ~~or~~, (y) on the date of any Eurodollar Borrowing or (z) on the date of conversion from a Base Rate Loan into ~~such~~a Eurodollar Loan pursuant to Section ~~2.9~~2.13, and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)    on each regularly scheduled principal installment payment date, the sum of the aggregate outstanding amount of (x) Eurodollar Loans with an Interest Period ending on such date plus (y) Base Rate Loans outstanding on such date, shall be at least equal to the amount of such scheduled principal installment due on such date; and

(v)    no Interest Period may extend beyond the Revolving Commitment Termination Date or the Maturity Date.
“Investments” shall have the meaning set forth in Section 7.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property of the type described in clauses (a) and (b) of the definition of Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all written Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall mean, collectively, (a) Truist Bank in its capacity as an issuer of Letters of Credit and (b) each other Lender with a Revolving Commitment selected by the Borrower and approved by the Administrative Agent that agrees in its sole discretion to act as an issuer of Letters of Credit (it being understood that any other Lender that becomes an Issuing Bank may condition its agreement to act in such capacity on a lesser sublimit within the LC Commitment but that the Administrative Agent shall not have any responsibility for monitoring the usage of such lesser sublimit), in each case pursuant to Section 2.22.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share (based on such Revolving Lender’s Revolving Commitment or Revolving Credit Exposure, as applicable) of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party (or if entered into prior to the Original Closing Date and is still in existence, on the Original Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is ~~SunTrust~~Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document.
“Lender Fee Letters” shall mean those certain fee letters, dated as of the date hereof, executed by the applicable Lenders and accepted by the Borrower.
”Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, ~~each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.18~~the Swingline Lender.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
“Leverage Ratio” shall mean (x) divided by (y) where (x) is Net Earned Premium of RRC for the twelve-month period on the last day of the month ended prior to the Test Date and (y) is RRC Equity.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Liquidity” shall mean, on any date of determination, all cash and all cash equivalents (including any Permitted Investment that is a cash equivalent) owned and held by the Loan Parties, in each case, on the date of determination; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Loan Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are (A) not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised, (y) in favor of Administrative Agent or (z) permitted by Section 7.2(a)(ii)) and (B) subject to a perfected Lien in favor of the Administrative Agent, (ii) exclude any amounts held by the Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of Holdings, the Borrower, any Subsidiary of Holdings or any of their respective Affiliates and (iii) exclude all Escrow Funds.

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letters, all Notices of Revolving Borrowing, all Notices of Swingline Borrowing, all Notices of Conversion/Continuation, the Reaffirmation Agreement, the Intercreditor Agreement, any promissory notes issued hereunder, any subordination agreement executed in connection with the Subordinated Debt (if any) and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing that are designated by the Borrower and the Administrative Agent as a Loan Document. For the avoidance of doubt, the Escrow Agreements shall be deemed to not constitute Loan Documents.
“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean all Revolving Loans, Swingline Loans and the Term ~~Loans and shall include, where appropriate, any loan made pursuant to Section 2.18~~Loan.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents, taken as a whole, or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with management, (iii) all leases of Real Estate in locations that constitute the chief executive office of any of Holdings and/or its Subsidiaries or otherwise with rent in excess of $2,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $5,000,000) per year, and (iv) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $2,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $5,000,000) or more, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $2,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $5,000,000) or more and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, the Loan Documents and the Escrow Agreements shall be deemed to not constitute Material Agreements.
“Material Indebtedness” shall mean any Indebtedness (other than the ~~Term~~Commitments, the Loans and the Letters of Credit) of Holdings, the Borrower or any of their respective Subsidiaries individually in a committed or outstanding principal amount exceeding $~~2,500,000~~10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to- Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean, with respect to the Term Loan, the earlier of (i) ~~October 16, 2020~~the Stated Maturity Date and (ii) the date on which the principal amount of all outstanding Term

Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages, including, but not limited to, any Real Estate for which a Mortgage is required to be delivered after the date hereof pursuant to Section 5.12.
“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture over real estate, deed of immovable hypothec, deed over real estate to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is or was, during the preceding five calendar years, contributed to or required to be contributed to by Holdings, the Borrower, any of their respective Subsidiaries or an ERISA Affiliate.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” means, as applicable: (a) with respect to any asset sale, disposition, casualty, condemnation or similar event, the gross proceeds received by Holdings or any of its Subsidiaries therefrom consisting of (x) cash, (y) cash equivalents and (z) any cash or cash equivalent payments received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments, less the sum of: (i) in the case of an asset sale or disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such asset sale or disposition, the amount of such excess shall constitute Net Cash Proceeds); (ii) all reasonable and customary out-of-pocket legal and other fees and expenses incurred in connection with such transaction or event (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates); (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than any Indebtedness arising under the Loan Documents and the NPA Financing) that is required to be repaid in connection with such transaction or event and that is secured by Liens in such assets; (iv) reasonable reserves retained from such gross proceeds to fund contingent liabilities directly attributable to such asset sale, disposition, casualty, condemnation or similar event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any incurrence of Indebtedness, the gross cash proceeds received by Holdings or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates).
“Net Earned Premium” shall mean Direct Earned Premium of RRC for any Test Period net of Ceded Earned Premium of RRC for such Test Period.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Net Written Premium” shall mean Direct Written Premium of the U.S. Insurance Subsidiaries for any Test Period net of Ceded Written Premium of the U.S. Insurance Subsidiaries for such Test Period. For the avoidance of doubt, Exhibit D shows a calculation of the Net Written Premium of the U.S. Insurance Subsidiaries for the last twelve months most recently ended prior to the Closing Date. The calculation of Net Written Premium hereunder on and after the Closing Date shall be substantially consistent with Exhibit D and in accordance with SAP.
”Non-Consenting Lender” shall have the meaning set forth in Section ~~2.20~~2.25.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more of their respective Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note Document” shall have the meaning assigned to the term “Note Documents” (or any equivalent term) in the Note Purchase Agreement.
“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of the Closing Date, by and among the Borrower, the NPA Agent, as administrative agent, and the noteholders named therein, as the same may be amended, restated, modified, supplemented, extended, increased or refinanced or replaced pursuant to a Permitted Refinancing from time to time in one or more agreements (in each case with the same or new lenders, investors or agents), in each case, in accordance with the terms of this Agreement and the Intercreditor Agreement.
“Notice of Borrowing” shall mean a Notice of Revolving Borrowing or a Notice of Swingline Borrowing, as the context may require.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section ~~2.9~~2.13(b).
“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4

“NPA Agent” has the meaning assigned to the term “Administrative Agent” (or any equivalent term) in the Note Purchase Agreement.
“NPA Financing” shall mean, (i) collectively, the issuance of Indebtedness of the Borrower pursuant to the Note Purchase Agreement and the NPA Notes, together with the Indebtedness under the guaranties in respect thereof, secured on a pari passu basis with the Obligations pursuant to the Intercreditor Agreement and (ii) any Permitted Refinancing thereof.
“NPA Notes” shall mean the “Notes” (or any equivalent term) as defined in the Note Purchase Agreement.
“NPA Prepayment” shall mean any one-time payment in order to (i) prepay in full all Indebtedness existing pursuant to the NPA Financing (including the PIK Interest and the Make-Whole Amount, in each case as defined in the Note Purchase Agreement) and (ii) terminate the documentation evidencing the NPA Financing.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any ~~Term~~Commitment, Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Operating Expenses” shall mean, for any Person and for any Test Period, all operating expenses of such Person, including, for the avoidance of the doubt, the sum of (i) Acquisition Costs of such Person for such period plus (ii) Fixed Expense Costs of such Person for such period. For purposes of calculating “Operating Expenses”, the following defined terms shall apply:
“Acquisition Costs” shall mean, the sum of commissions payable by the applicable Person to RIA plus report costs for the applicable Person; provided that “Acquisition Costs” shall exclude ceded commissions.

“Fixed Expense Costs” shall mean, the sum of (i) employment costs and expenses plus (ii) merger and acquisition costs and expenses plus (iii) premium taxes and payment processing fees, in each case, of such Person.
“Original Closing Date” shall mean April 17, 2019.
“Original Incremental Effective Date” shall mean June 28, 2019.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any ~~Term~~ Loan or Loan Document).
”Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under, any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section ~~2.20~~2.25).
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d). “Participant Register” shall have the meaning set forth in Section 10.4(d).
“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Original Closing Date.
“Permitted Acquisition” shall mean, subject to the limitations set forth in Section 7.17, any acquisition by the Borrower or any other Loan Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock (other than directors’ qualifying shares as required pursuant to applicable law) of, or a business line or unit or a division of, any Person in connection with which each of the following conditions is satisfied:
(i)    immediately before and after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects);
(ii)    immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI, in each case, calculated on a pro forma basis as of the most recently ended ~~Fiscal Month~~Test Date for which financial statements are required to have been delivered pursuant to Section 5.1(c)~~, and the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least 10 days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent in its sole discretion);~~;
(iii)    to the extent that the Acquisition Consideration (other than Acquisition Consideration to the extent payable in Qualified Capital Stock of Holdings) exceeds $10,000,000 for any Acquisition, at least ~~30~~three (3) days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent notice of such acquisition, together with, to the extent available, historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including, to the extent available, financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and other information reasonably requested by the Administrative Agent;
(iv)    immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries are in compliance with the provisions of Section 7.3(b) and Section 7.4(h);
(v)    the Loan Parties shall have complied with the provisions of Sections 5.12 and 5.13 with respect to such acquisition within the time periods required thereby~~, and any Person whose Capital Stock is acquired pursuant to such acquisition shall be a Loan Party (and for the avoidance of doubt, shall not be an Insurance Subsidiary)~~;
(vi)    the board of directors (or the equivalent thereof) of the Person to be acquired (or whose assets are to be acquired) shall have approved or consented to the consummation of such acquisition;

(vii)    as of the date of such acquisition, all of the issued and outstanding Capital Stock acquired by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non- assessable and free and clear of all Liens other than Permitted Prior Liens ~~created under the Loan Documents~~;
(viii)    any Person or assets or division as acquired in accordance herewith shall be domiciled in either the United States or Canada[reserved];
(ix)    such acquisition is consummated in compliance with all requirements of law in all material respects, and all material consents and approvals from any Governmental Authority or other Person required in connection with such acquisition have been obtained;
(x)    the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied and that, immediately before and after giving pro forma effect to such acquisition, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Holdings’ common stock purchased by Holdings in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for any such call option transaction, less the proceeds received by Holdings from the sale of any related Permitted Equity Derivatives in connection with such issuance of Permitted Convertible Indebtedness, does not exceed the net proceeds received by Holdings from the issuance of such Permitted Convertible Indebtedness; provided further that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by the board of directors of Holdings or a committee thereof.
“Permitted Convertible Indebtedness” means Indebtedness of Holdings permitted to be incurred pursuant to Section 7.1(r) that is convertible into or exchangeable for common stock of Holdings (or other securities or property following a merger event or other change of the common stock of Holdings) and/or cash (in an amount determined by reference to the price of such common stock). For the avoidance of doubt, the amounts outstanding under any Permitted Convertible Indebtedness will be determined for purposes of the Loan Documents without giving effect to any treatment in respect of convertible debt instruments under Accounting Standards Codification Subtopics 470-20 or 815-40 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Permitted Convertible Indebtedness in a reduced or bifurcated manner as described therein, and such Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof.
“Permitted Encumbrances” shall mean:
(i)    Liens imposed by law for taxes, assessments and other charges and levies imposed by any Governmental Authority, in each case, which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    statutory Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, processors, suppliers, landlords, repairmen and other Liens imposed by law in the ordinary course of business for amounts not more than 45 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;
(iv)    deposits to secure the performance of bids, trade and commercial contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    (x) judgment and attachment liens not giving rise to an Event of Default and (y) Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(vii)    (x) easements, zoning restrictions, building codes, rights-of-way, reservations, covenants, rights and restrictions of record and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries taken as a whole, (y) with respect to any leasehold interest, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property or owned property and (z) with respect to any Mortgaged Property, all matters shown on the title report for such Real Estate;
(viii)    Liens solely on cash earnest money deposits made by Holdings or any of its Subsidiaries;
(ix)    restrictions on transfers of assets that are subject to sale or transfer pursuant to any purchase and sale agreements that are permitted under this Agreement;
(x)    in the case of any joint ventures permitted hereunder, put/call arrangements or restrictions on dispositions related to its Capital Stock set forth in the applicable organizational documents or joint venture agreement;
(xi)    Liens on insurance policies under which Holdings and its Subsidiaries are the insured parties (excluding, for the avoidance of doubt, any excess of loss, catastrophic or other similar insurance or reinsurance policies that are applicable to the line of business of Holdings and its Subsidiaries) and proceeds and premiums thereof or related thereto securing Indebtedness permitted under Section 7.1(n);
(xii)    Liens on assets of any Insurance Subsidiary arising under agreements or arrangements established with respect to insurance policies underwritten by any Insurance Subsidiary in the ordinary course of business;
(xiii)    leases or subleases of real property granted in the ordinary course of business, and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business to the extent that such leases or subleases do not materially interfere with the business of Holdings or its Subsidiaries;
(xiv)    licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S.; and (xv)    pledges, deposits and guarantees made by an Insurance Subsidiary in order to comply with applicable Requirements of Law or as required by an Insurance Regulatory Authority; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Equity Derivatives” means (i) any Permitted Bond Hedge, and (ii) any forward purchase, accelerated share repurchase, call option, warrant or other derivative transactions in respect of Holding’s Qualified Capital Stock; provided, that any such transaction under this clause (ii) shall be classified in Holdings’ stockholders’ equity under ASC 815-40 or any successor provision; provided, further, that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 7.5.
“Permitted Holders” shall mean all Persons that hold Capital Stock of Holdings as of the Closing Date as set forth on Schedule 8.1 and, in each case, their Affiliates, immediate family members, lineal descendants, heirs, estates and trusts for the benefit thereof.
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s;
(iii)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;

(iv)    certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (x) any Lender or
(y) any domestic office of any other commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(v)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above;
(vi)    Investments in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or the Subsidiaries; and
(vii)    mutual funds investing at least 95% of their assets in any one or more of the Permitted Investments described in clauses (i) through (v) above.
“Permitted Prior Liens” means (a) with respect to any Capital Stock of any Subsidiary of Holdings, Liens permitted by Section 7.2 which are prior as a matter of law and (b) with respect to any other property or assets, any Liens permitted by Section 7.2.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (d) to the extent any Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to any Liens securing the Obligations, the Liens securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the only obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are the original obligors thereon and any other Person required to be or become an obligor thereon under the then terms of the Indebtedness being so modified, refinanced, refunded, renewed or extended to become an obligor in respect of such Indebtedness (provided that any Loan Party may guarantee any Permitted Refinancing incurred by any other Loan Party to the extent permitted by Section 7.1(e)); (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; and (g) in the case of any Indebtedness consisting of a refinancing of NPA Financing, the terms and conditions of any such modification, refinancing, refunding, renewal or extension are subject to and in compliance with the requirements set forth in the Intercreditor Agreement.
“Permitted Reinsurance Activities” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements, including any aggregate stop loss insurance arrangements or certain other related activities that, in the business judgment of the Borrower are undertaken to create a capital-light insurance enterprise.
“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.
“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA that is or was, during the preceding five calendar years, maintained or contributed to or required to be contributed to by Holdings, the Borrower or any ERISA Affiliate.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pro Rata Share” shall mean (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders., (ii) with respect to any Revolving Loan or Swingline Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment or Swingline Commitment, as applicable (or if such Revolving Commitment or Swingline Commitment has been terminated or expired or the Revolving Loans or Swingline Loans, as applicable, have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Revolving Commitments or Swingline Commitments, as applicable, of all Lenders (or if such Revolving Commitments or Swingline Commitments have been terminated or expired or the Revolving Loans or Swingline Loans, as applicable, have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (iii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan Exposure and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loan Exposure.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC Credit Support” shall have the meaning set forth in Section 10.19.
“Qualified Amount” shall mean, as of any date of determination with respect to each Assignee Lender, the amount of (i) Escrow Funds held for the benefit of such Assignee Lender as of such date less (ii) the aggregate amount of amortization payments and mandatory prepayments made after the Closing Date that are allocable to the Term Loan purchased by such Assignee Lender on the Closing Date pursuant to the SVB Assignment.
“Qualified Assignment” shall mean an assignment of the Term Loans made during the Escrow Period by the Assignee Lenders to an Eligible Assignee so long as such assignment is (i) evidenced by an Assignment and Acceptance, (ii) made on a ratable basis among the Assignee Lenders calculated pursuant to each Assignee Lender’s pro rata share of the aggregate Escrow Funds existing immediately prior to giving effect to such assignment and (iii) has been consented to by the Borrower (unless a Specified Event of Default has occurred and is continuing at the time of such assignment).
“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.
“Qualified IPO” means the issuance by Holdings of its Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended from time to time, and any successor statute (whether alone or in connection with a secondary public offering).
“Reaffirmation Agreement” shall mean the Reaffirmation Agreement and Master Amendment, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.
“Real Estate Documents” shall mean, collectively, (i) Mortgages covering all Real Estate owned by the Loan Parties that are required to be granted hereunder, duly executed by each applicable Loan Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (B) (x) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that is on terms reasonably satisfactory to the Administrative Agent, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (E) a duly executed Environmental Indemnity with respect thereto, (F) Phase I Environmental Site

Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned Real Estate required to be subject to a Mortgage hereunder, dated no more than six (6) months prior to the Original Closing Date (or date of the applicable Mortgage if provided post-closing) (or such earlier date as acceptable to the Administrative Agent), prepared by environmental engineers reasonably satisfactory to the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party that is required to be subject to a Mortgage hereunder as the Administrative Agent shall have reasonably requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be reasonably satisfied with the contents of all such environmental reports and (G) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to Administrative Agent.
“Recipient” shall mean, as applicable, (a) the Administrative Agent ~~and~~, (b) any Lender and (c) the Issuing Bank.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Required Lenders” shall mean Non-Defaulting Lenders holding, in the aggregate, more than 50% of the aggregate outstanding Revolving Commitments and total Term Loan Exposure or, if the Lenders have no Revolving Commitments or Swingline Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and total Term Loan Exposure of the Lenders at such time; provided that at any time that there are two or more unaffiliated Non- Defaulting Lenders, Required Lenders shall consist of at least two such Non-Defaulting Lenders; provided further that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.
“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate Revolving Credit Exposure; provided that at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Revolving Lenders shall consist of at least two such Non-Defaulting Lenders; provided further that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the principal executive officer, the principal financial officer, the principal accounting officer, the treasurer or the controller of the Borrower and (y) with respect to all other provisions, any of the president, the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the controller or a vice president of the Borrower or such other senior officer that has similar responsibilities to the extent such officer is designated in writing to the Administrative Agent.
“Restricted Debt” shall have the meaning set forth in Section 7.19. For the avoidance of doubt, Indebtedness consisting any intercompany Indebtedness, or any Indebtedness permitted under Sections 7.1(j), (l), (m), (n) and (o) shall not constitute Restricted Debt.
“Restricted Debt Payment” shall have the meaning set forth in Section 7.19.
“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class (other than Disqualified Capital Stock); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (iv) any payment, or prepayment~~, redemption, purchase, retirement, defeasance (including in-substance or legal~~

~~defeasance) or other satisfaction, in each case, prior to the repayment in full of all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations), with respect to the principal or interest of (or premium as a result of such payment, prepayment or satisfaction otherwise) any Indebtedness, liabilities or obligations that are in each case subordinated in right of payment and/or right of security to the Obligations and/or any Guarantee thereof, including, without limitation, the Subordinated Debt; and (v) any~~ of management or similar fees. ~~For the avoidance of doubt, payments of principal, interest, fees or other amounts with respect to the NPA Financing shall not constitute a Restricted Payment.~~
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or, in the case of a Person becoming a Lender after the Second Amendment Effective Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (i) October 15, 2021, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.7 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Lender” shall mean each Lender with a Revolving Commitment.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“RIA” shall mean Root Insurance Agency, LLC, an Ohio limited liability company. “RIC” shall mean Root Insurance Company, an Ohio corporation.
“Risk-Based Capital Ratio” shall mean, with respect to each Insurance Subsidiary, as of the end of any ~~Fiscal Month~~Test Date, the ratio of Total Adjusted Capital as of the end of such ~~Fiscal Month~~Test Date to Authorized Control Level Risk-Based Capital as of the end of such ~~Fiscal Month~~Test Date (in each case as determined by SAP and defined in NAIC’s Risk-Based Capital for Insurers Model Act (Volume III-312) applicable to Insurance Subsidiaries and consistent with applicable statutes of the applicable Insurance Regulatory Authority from time to time).
“RRC” shall mean Root Reinsurance Company, Ltd., a Cayman Islands exempted company.
“RRC Equity” shall mean, as of any date of determination, total equity reflected on the balance sheet of RRC prepared in accordance with GAAP.

“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions including, without limitation, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority, applied in accordance with Section 1.2
“Screen Rate” shall have the meaning assigned to such term in the definition of “Adjusted LIBO Rate”.
“Second Amendment” shall mean that certain Second Amendment to Amended and Restated Term Loan Agreement dated as of the Second Amendment Effective Date.
“Second Amendment Effective Date” shall mean September 14, 2020.
“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.
“Significant Equity Capital Raise” shall mean a (or a series of) public (pursuant to a Qualified IPO) or private sale(s) after the Second Amendment Effective Date of (a) Qualified Capital Stock of Holdings or (b) Capital Stock of a direct or indirect parent entity of Holdings, or (c) any combination of the foregoing clauses (a) and (b), which, in the aggregate, generate(s) cash proceeds of at least $500,000,000, and such proceeds are contributed as common equity to Holdings or the Borrower.
“Significant Public Equity Capital Raise” shall mean a (or a series of) public (pursuant to a Qualified IPO) sale(s) after the Second Amendment Effective Date of (a) Qualified Capital Stock of Holdings or (b) Capital Stock of a direct or indirect parent entity of Holdings, or (c) any combination of the foregoing clauses (a) and (b), which, in the aggregate, generate(s) cash proceeds of at least $500,000,000, and such proceeds are contributed as common equity to Holdings or the Borrower.
“Significant Transaction” shall mean (i) the entry by Holdings or any of its Subsidiaries into an investment, joint venture or similar transaction valued at more than $350,000,000 from a company that operates in the auto insurance industry or (ii) the entry by Holdings or any of its Subsidiaries into any investment, joint venture or similar transaction that would result in any one Person (together with such

Person’s Affiliates) (other than Permitted Holders) having an economic interest in RIC or any Loan Party greater than 33%.
“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Event of Default” shall mean an Event of Default under Section 8.1(a), (b), (d) (solely as a result of a failure to observe or perform any requirement under Article VI), (g), (h) or (j).
“Stated Maturity Date” shall mean October 15, 2021.
“Statutory Surplus” shall mean, with respect any Insurance Subsidiary, the surplus as to policyholders of such Insurance Subsidiary as determined pursuant to SAP.
”Subordinated Debt” shall mean any Indebtedness of the Loan Parties that is expressly permitted pursuant to Section 7.1(k) and/or 7.1(q).
“Subordinated Debt Documents” shall mean the indentures, loan agreements, notes, guaranties, subordination agreements and other related documents and/or agreements governing or evidencing the Subordinated Debt.
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, an Insurance Subsidiary is a Subsidiary of the Borrower.
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Subsidiary Loan Party.

“Supported QFC” shall have the meaning set forth in Section 10.19.
“SVB Assignment” shall have the meaning set forth in Section 11.1.
“SVB Loans” shall have the meaning set forth in Section 11.1.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean Truist Bank.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
~~“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.1, Section 2.18 of the Existing Credit Agreement and continued hereunder as set forth in Section 2.1 hereof or Section 2.18 hereof.~~
“Termination Date” shall mean the date upon which all (i) Commitments have expired or been terminated, (ii) all Obligations (other than (A) contingent obligations as to which no claim exists or has been asserted, (B) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (C) Bank Product Obligations) have been paid in full in cash (iii) all Letters of Credit have expired or terminated, in each case without any pending draw, or been cash collateralized in form and substance satisfactory to the Issuing Bank (or alternative arrangements have been made with respect to any remaining Letters of Credit, in each case, to the satisfaction of the Issuing Bank), and (iv) all LC Disbursements have been reimbursed.

“Term Loan” shall have the meaning set forth in Section 2.5(b).
“Term Loan Commitment” shall mean, with respect to each Lender, (i) the obligation of such Lender to make a Term Loan ~~hereunder on the Original Closing Date or the Original Incremental Effective Date, as applicable, and (ii) the obligation of any such Lender that becomes an Increasing Lender or Additional Lender pursuant to Section 2.18 to make a Term Loan hereunder on the applicable Incremental Effective Date~~on the Second Amendment Effective Date, in a principal amount not exceeding the amount set forth with respect to such Lender ~~in the applicable Incremental Joinder Agreement~~on Schedule I. The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Second Amendment Effective Date is $100,000,000.
“Term Loan Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.
”~~Test Date~~Term SOFR” shall mean the ~~last day of each Fiscal Month~~forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Test Date” shall mean (i) at all times prior to a Significant Equity Capital Raise, the last day of each Fiscal Month and (ii) at all times after a Significant Equity Capital Raise, the last day of each Fiscal Quarter.
“Test Period” shall mean, unless the context otherwise requires, the most recently ended twelve-month period ending on the date of determination.
“Third Party Administrator Agreement” shall mean that certain Master Service Agreement, dated as of February 1, 2019, between Genpact (UK) Limited, a UK private limited company, and RIC.
“Threshold Amount” shall mean $~~2,500,000~~10,000,000.
“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.
“Type” shall mean, ~~with respect~~when used in reference to a ~~Term~~ Loan, or a Borrowing, refers to whether the rate of interest on such ~~Term~~ Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” or “U.S.” shall mean the United States of America.
“U.S. Insurance Subsidiary” shall mean a wholly owned Insurance Subsidiary of Holdings (whether direct or indirect) that is domiciled in the United States or any Insurance Subsidiary that is a mutual insurance company; provided, that “U.S. Insurance Subsidiaries” shall mean each U.S. Insurance Subsidiary on a collective basis.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.19.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section ~~2.16~~2.20(g)(ii).
“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section ii Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section iii ~~Section 1.2.~~ Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP or SAP, as applicable, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Holdings delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP or SAP, as applicable, on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP or SAP, as applicable, in effect immediately before the relevant change in GAAP or SAP, as applicable, became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, 1 and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the accounting for any lease (and whether such lease shall be treated as Capital Lease Obligations) shall be based on GAAP as in effect on December 31, 2017 and without giving effect to any subsequent changes in GAAP (or required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease, capitalized lease or finance lease and (c) for purposes of determining compliance with any basket, test, or condition under any provision of this Agreement or any other Loan Document, no Loan Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.
Section iv ~~Section 1.3.~~ Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and

“otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. Except as otherwise expressly provided herein, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. ~~Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).~~
Section 1.5.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.6.    LIBOR. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Adjusted LIBO Rate”.
Article II.

AMOUNT AND TERMS OF THE COMMITMENTS
Section i General Description of Revolving Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make

Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.
Section ii Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
Section iii Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 12:00 p.m. (New York city time) one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 12:00 p.m. (New York city time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed four (4). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section iv Swingline Commitment.
(1)Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(2)The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 12:00 p.m. (New York city time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (New York city time) on the requested date of such Swingline Borrowing.
(3)The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(4)If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(5)Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section v Term Loan; Term Loan Commitments.
(1)~~Section 2.1. Term Loan.~~ The parties hereto acknowledge and agree that, prior to the Closing Date, certain “Term Loans” were made by certain Lenders (any such Lender, an “Existing Lender”) to the Borrower pursuant to (and as defined in) the Existing Credit Agreement. ~~Such “Term Loans” are continued as the Term Loans hereunder and are subject to Section 3.2 (the “Term Loans”) and the terms of this Agreement and the other Loan Documents. The Borrower acknowledges and agrees that the outstanding principal amount of the Term Loans immediately prior to giving effect to this Agreement is $99,750,000. The Borrower and the Lenders acknowledge and agree that the principal amount of such Term Loan held by each Lender as of the Closing Date (after giving effect to this Agreement) is set forth on Schedule I opposite the name of such Lender.~~ Immediately before the consummation of the Second Amendment on the Second Amendment Effective Date, a single class of Existing Term Loans remained outstanding with an aggregate principal balance in an amount equal $86,502,424.78 (the “Existing Term Loan”).
(2)On the Second Amendment Effective Date, (x) certain new Lenders agree to make a term loan to the Borrower and (y) certain of the Existing Lenders agree to reallocate the outstanding principal amount of its Existing Term Loan, such that, immediately following the effectiveness of the Second Amendment in accordance with its terms, the Term Loan Commitment of each Lender to make a Term Loan (the “Term Loan”) to the Borrower on the Second Amendment Effective Date is set forth on Schedule I hereto. Notwithstanding anything to the foregoing, in order to effect any such reallocations of the Existing Term Loan, assignments shall be deemed to be made among the Lenders in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance (but without the payment of any related assignment fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived). Further, to effect the foregoing, each Lender agrees to make cash settlements in respect of the outstanding Existing Term Loans (including cash settlements to any Existing Lender), either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, such that after giving effect to this Agreement, each Lender holds Term Loans equal to its Pro Rata Share (based on the Term Loan Commitment of each Lender as set forth on Schedule I hereto). Each of the Lenders hereby agrees that, immediately after giving effect to the foregoing transactions described in this clause (b) on the Second Amendment Effective Date, the outstanding principal amount of Term Loans held by each such Lender is set forth on Schedule I hereto.
(3)Subject to the terms and conditions set forth herein, the Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. Amounts paid or prepaid with respect to Term Loans may not be reborrowed.
Section vi ~~Section 2.2. [Reserved]~~Funding of Borrowings.
(1)Each Lender will make available each Revolving Loan or Swingline Loan, as applicable, to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 12:00 p.m. (New York city time) to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Revolving Loans or Swingline Loans, as applicable, available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the

Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(2)Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York city time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(3)All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Revolving Loans or Swingline Loans, as applicable, provided to be made by it hereunder, regardless of the failure of any other Lender to make its Revolving Loans or Swingline Loans, as applicable, hereunder.
Section vii Optional Reduction and Termination of Commitments.
(1)Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.
(2)Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders; provided, further, that any such notice in connection with a repayment or refinancing of the Loans or Commitments may be conditioned upon the occurrence of another financing or transaction. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.
(3)With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.
Section viii ~~Section 2.3. [Reserved]~~Repayment of Loans.
(1)The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
~~Section 2.4. Repayment of Loans.~~    (b)    The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) as may be required hereunder, and subject to any reduction in accordance with Sections ~~2.6~~2.10 and ~~2.7~~2.11):
Installment Date    Aggregate Principal Amount
December 31, 2019    $250,000
March 31, 2020    $250,000
June 30, 2020    $250,000
September 30, 2020    $250,000
December 31, 2020    $250,000
March 31, 2021    $250,000
June 30, 2021    $250,000
September 30, 2021    $250,000
provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.
Section ix ~~Section 2.5.~~ Evidence of Indebtedness.
(1)Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each ~~Term~~ Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each ~~Term~~ Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Eurodollar Loan pursuant to Section ~~2.9~~2.13, (iv) the date of any conversion of all or a portion of any Type of Loan to another Type pursuant to Section ~~2.9~~2.13, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the ~~Term~~ Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the ~~Term~~ Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the

Borrower to repay the ~~Term~~ Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(2)This Agreement evidences the obligation of the Borrower to repay the ~~Term~~ Loans and is being executed as a “noteless” ~~term loan~~credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the ~~Term~~ Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section x ~~Section 2.6.~~ Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay ~~the Term Loans~~any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar ~~Loan~~Borrowing, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment and (ii) in the case of any prepayment of any Base Rate ~~Loan~~Borrowing or any Swingline Borrowing, no later than 1:00 p.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of ~~Term Loan~~each Borrowing or portion thereof to be prepaid; provided that any such notice in connection with a repayment of the ~~Term~~ Loans may be conditioned upon the occurrence of another financing or transaction. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (subject to the occurrence of any condition described above), together with accrued interest to such date on the amount so prepaid in accordance with Section ~~2.8~~2.12(d); provided that if a Eurodollar ~~Loan~~Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section ~~2.15~~2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Revolving Borrowing or Swingline Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment made by the Borrower ~~pursuant to this Section 2.6~~of a Term Loan Borrowing, such prepayment shall be applied to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans (except during the Escrow Period with respect to any optional prepayment solely to the extent such optional prepayment, or any portion of any optional prepayment, is effected by applying the Escrow Funds to the Term Loans pursuant to Section 11.4(a), in which case each such optional prepayment (or portion of any optional prepayment) shall be made on a ratable basis to the Assignee Lenders based on each Assignee Lender’s pro rata share of the aggregate then-existing Escrow Funds), and applied to installments of the Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.
Section xi ~~Section 2.7.~~ Mandatory Prepayments.
(1)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds of any sale or disposition by Holdings or any of its Subsidiaries of any assets in an aggregate amount exceeding $~~250,000~~1,000,000, the Borrower shall prepay the Obligations in an amount equal to the Net Cash Proceeds of such sale or disposition; provided, that (i) the Borrower shall not be required to prepay the Obligations with respect to proceeds from the sales or dispositions of assets in the ordinary course of business (including obsolete or worn-out equipment no longer useful in its business) or in connection with Permitted Reinsurance Activities in the ordinary course of business and consistent with industry practice (including the “InsureTech” industry), and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (a) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries so long as such proceeds received by a Loan Party are held in Controlled Accounts at ~~SunTrust~~Truist Bank or subject to Control Account Agreements until reinvested; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (a) shall also not apply solely to the extent that (A) the sale or disposition was consummated by any Insurance Subsidiary (or Subsidiary thereof) of any of such Insurance Subsidiary’s assets (or the assets of a Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (a) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (a). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(2)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (b) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries so long as such proceeds received by a Loan Party are held in Controlled Accounts at ~~SunTrust~~Truist Bank or subject to Control Account Agreements until reinvested; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (b) shall also not apply solely to the extent that (A) the Net Cash Proceeds of the casualty insurance policies or eminent domain, condemnation or similar proceedings were received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (b) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (b). Any such prepayment shall be applied in accordance with subsection (f) of this Section.

(3)No later than the first (1st) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by Holdings or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (c) shall also not apply solely to the extent that (A) the Net Cash Proceeds of such Indebtedness were incurred and received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (c) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (c). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(4)~~No~~Prior to the consummation of a Significant Equity Capital Raise, no later than the first (1st) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any proceeds from key man life insurance policies, the Borrower shall prepay the Obligations in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(5)No later than the first (1st) Business Day following the occurrence of an Equity Monetization Event, the Borrower shall prepay the Obligations in full unless such prepayment is waived in writing by all Lenders under this Agreement. Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(6)Any prepayments made by the Borrower pursuant to subsection (a), (b), (c), (d) or (e) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents and any amounts payable to the Lenders pursuant to Section ~~2.15~~2.19; ~~and~~ second, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans on a pro rata basis (excluding the final payment due on the Maturity Date); provided, that, after all regularly scheduled amortization payments have been made in full in accordance with Section ~~2.4~~2.9, any remaining amounts required to be prepaid under this Section ~~2.7~~2.11 shall be applied as a prepayment to the final payment that would otherwise be due on the Maturity Date until paid in full.; third, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fourth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and fifth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall be permanently reduced by the amount of any prepayments made pursuant to clauses third through fifth above at any time that any Indebtedness under the NPA Financing remains outstanding; provided that after the payment in full (and termination of) of the NPA Financing, the Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses third through fifth above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

(7)If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
(8)~~(g)~~ The Borrower shall notify the Administrative Agent by written notice of any prepayment pursuant to clauses (a), (b), (c), (d) or (e) of this Section ~~2.7~~2.11 not later than 11:00 a.m. (New York City time) one (1) Business Day before the date of prepayment. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of the Loans to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. All prepayments of the Loans pursuant to clauses (a), (b), (c), (d) or (e) of this Section ~~2.7~~2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(9)~~(h)~~ To the extent that this Agreement and the Note Purchase Agreement both require mandatory prepayments for the events described in clauses (a), (b), (c) or (d) of this Section ~~2.7~~2.11, the Borrower may pay a portion of the Net Cash Proceeds (or proceeds from key man life insurance policies, as applicable) derived from such events, determined on a Ratable Basis (as defined in the Intercreditor Agreement), to the NPA Agent to prepay Indebtedness (but not any portion of the Make- Whole Amount (as defined in the Note Purchase Agreement)) in accordance with the terms of the Note Purchase Agreement. To the extent that this Agreement and the Note Purchase Agreement both require mandatory prepayments following the occurrence of an Equity Monetization Event as described in clause (e) of this Section ~~2.7~~2.11, the parties hereto hereby agree that such mandatory prepayments shall be made on a Ratable Basis (as defined in the Intercreditor Agreement) subject to and in accordance with the Intercreditor Agreement (including, for the avoidance of doubt, Section 5.15~~(a)~~ of the Intercreditor Agreement). unless such mandatory prepayment is waived in writing by either all Lenders or the Required Noteholders, in which case any such mandatory prepayment shall not be required to be shared on a Ratable Basis (as defined in the Intercreditor Agreement); provided that, for the avoidance of doubt, any decision by the Required Noteholders to waive any such mandatory prepayment under the Note Purchase Agreement shall not have any effect on the Lenders’ right to receive the mandatory prepayment required in clause (e) of this Section 2.11.
Section xii ~~Section 2.8.~~ Interest on Loans.
(1)The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period then in effect plus the Applicable Margin.
(2)~~[Reserved]~~The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(3)Notwithstanding ~~subsection~~subsections (a) and (b) of this Section, at the election of the Administrative Agent (or upon the written request of the Required Lenders), and automatically after the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(a), (b), (g), (h) or (j)) if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
(4)Interest on the principal amount of all ~~Term~~ Loans shall accrue from and including the date such ~~Term~~ Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any ~~Term~~ Loan which is converted into a ~~Term~~ Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(5)The Administrative Agent shall determine each interest rate applicable to the ~~Term~~ Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section xiii ~~Section 2.9.~~ Conversion/Continuation.
(1)~~Subject~~Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, subject to Section ~~2.12~~2.16 and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option:
(a)To convert at any time all or any part of any ~~Term~~ Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount from one Type of ~~Term~~ Loan to another Type of ~~Term~~ Loan; provided a Eurodollar Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Loan unless the Borrower shall pay all amounts due under Section ~~2.15~~2.19;
(b)Upon the expiration of any Interest Period applicable to any Eurodollar Loan, to continue all or ~~an~~any portion of such Eurodollar Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Loan.
(2)The Borrower shall deliver to the Administrative Agent a written notice (or a telephonic notice promptly confirmed in writing) of each Type of ~~Term~~ Loan that is to be converted or continued, as the case may be, substantially in the form of Exhibit ~~2.9~~2.13 attached hereto (a “Notice of

Conversion/Continuation”) no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or the continuation of, an Eurodollar Loan). Each Notice of Conversion/Continuation shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
(3)If, on the expiration of any Interest Period in respect of any Eurodollar Loan, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Eurodollar Loan is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Eurodollar Loan to a Base Rate Loan.
(4)Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof.
Section xiv ~~Section 2.10.~~ Fees.
(1)~~Fees.~~ The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates (for the account of the Persons entitled thereto in accordance with the terms thereof) all fees in the Fee Letters that are due and payable on or prior to (to the extent any such fees have not already been paid) the Closing Date.
(2)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.50% per annum on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period (the “Commitment Fee”). For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
(3)The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.
(4)Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2020, and on the Revolving Commitment Termination Date (and, if later, the date the

Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
Section xv ~~Section 2.11.~~ Computation of Interest and Fees.
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section xvi ~~Section 2.12.~~ Inability to Determine Interest Rates.
(a)    If, prior to the commencement of any Interest Period for any Eurodollar Loan:
(a)the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, ~~or~~provided that no Benchmark Transition Event or Early Opt-In Election shall have occurred at such time or for such Interest Period, or
(b)the Administrative Agent shall have received notice from the Required Lenders that the Required Lenders have reasonably determined that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, or then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Loans requested to be made on the first day of such Interest Period which have not yet been incurred shall be deemed rescinded by the Borrower and (ii) all such affected Eurodollar Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Eurodollar Loans in accordance with this Agreement. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert a Type of ~~Term~~ Loan to Eurodollar Loans.
~~(b)    If at any time the Administrative Agent reasonably determines in consultation with the Borrower that (i) the circumstances set forth in clause (a)(i) or (a)(ii) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) or (a)(ii) above have not arisen but either (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the~~

~~supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate benchmark rate of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (any such proposed rate a “Eurodollar Successor Rate”), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest together with any Eurodollar Successor Rate Conforming Changes and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.12(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis (x) any Notice of Conversion/Continuation that requests the conversion of any Base Rate Loan to, or continuation of any Eurodollar Loan as, a Eurodollar Loan shall be ineffective, (y) any outstanding Eurodollar Loan shall be converted to a Base Rate Loan on the last day of the current Interest Period applicable thereto and the obligation of Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (z) the Adjusted LIBO Rate component shall no longer be utilized in determining the Base Rate; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~
(1)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Screen Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of each Class. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Screen Rate with a Benchmark Replacement pursuant to these provisions will occur prior to the applicable Benchmark Transition Start Date.
(2)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(3)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.

Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.16(b)-(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16(b)-(e).
(4)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of Base Rate.
Section xvii ~~Section 2.13.~~ Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Types of ~~Term~~ Loans as or into Eurodollar Loans, shall be suspended. ~~If~~In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Eurodollar Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Eurodollar Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section xviii ~~Section 2.14.~~ Increased Costs.
(1)If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(b)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on any Lender, the Issuing Bank or the eurodollar interbank market any other condition, cost or expense (other than Taxes) affecting this

Agreement or any Eurodollar Loans made by such Lender (except any such requirement reflected in the Adjusted LIBO Rate) or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender, or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within ten (10) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.
(2)If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.
(3)A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(4)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section xix ~~Section 2.15.~~ Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked but other than as a result of a notice pursuant to Sections ~~2.12~~2.16 or ~~2.13~~2.17), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business

Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section xx ~~Section 2.16.~~ Taxes.
(1)Defined Terms. For purposes of this Section ~~2.16,~~2.20, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.
(2)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(3)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(4)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(5)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section

10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(6)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section ~~2.16~~2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(7)Status of Lenders.
(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section ~~2.16~~2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)Without limiting the generality of the foregoing,
(i)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit ~~2.16~~2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit ~~2.16~~2.20B or Exhibit ~~2.16~~2.20C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit ~~2.16~~2.20D on behalf of each such direct and indirect partner;
(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(8)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section ~~2.16~~2.20 (including by the payment of additional amounts pursuant to this Section ~~2.16~~2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(9)Survival. Each party’s obligations under this Section ~~2.16~~2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the ~~Term Loan~~ Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section xxi ~~Section 2.17.~~ Payments Generally; Pro ~~Rata~~rata Treatment; Sharing of Setoffs.
(1)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section ~~2.14~~2.18, ~~2.15~~2.19 or ~~2.16~~2.20, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections ~~2.14~~2.18, ~~2.15~~2.19, ~~2.16~~2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(2)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees, indemnities and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the ~~Term~~ Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.
(3)Other than in the case of any Lender exercising remedies solely with respect to, or receiving prepayments solely from, the Escrow Funds as set forth in Article XI hereof and the Escrow Agreements, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its ~~Term~~Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(4)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section xxii ~~Section 2.18. Increase of Commitments; Additional Lenders~~ Letters of Credit.
(1)During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or its Subsidiaries (it being understood and agreed that all LC Exposure shall be part of the Obligations notwithstanding the fact that an applicant may not be a Loan Party) on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $1,000,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (AA) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (BB) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

(2)To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(3)At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(4)The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
(5)If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(6)To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.
(7)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(8)Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(9)The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(a)~~any lack of validity or enforceability of any Letter of Credit or this Agreement;~~
~~(a)    From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Term Loan Commitments hereunder (such increase, an “Incremental Commitment”) so long as the following conditions are satisfied as of the funding date of such Incremental Commitment (the “Incremental Effective Date”):~~
~~(i)    the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $12,500,000;~~
~~(ii)    the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;~~
~~(iii)    at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and, since December 31, 2019, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;~~
~~(iv)    any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans”) shall have a maturity date no earlier than the Maturity Date and shall have a Weighted Average Life to Maturity no shorter than that of the Term Loans made pursuant to (and as defined in) the Existing Credit Agreement and continued on the Closing Date as set forth in Section 2.1;~~

~~(v)    the Borrower and Holdings shall be in pro forma compliance with each of the financial covenants set forth in Article VI, after giving effect to any such proposed increase, as of the most recently ended Fiscal Month for which financial statements are required to have been delivered, calculated as if all such Incremental Term Loans had been made as of the first day of the relevant period for testing compliance;~~
~~(vi)    if the Initial Yield applicable to any such Incremental Term Loans exceeds by more than 0.50% per annum the sum of the Applicable Margin then in effect for Eurodollar Loans plus one fourth of the Up-Front Fees paid in respect of the existing Term Loans (the “Existing Yield”), then the Applicable Margin of the existing Term Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield minus 0.50% per annum;~~
~~(vii)    any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis; and (viii)    all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.~~
~~(b)    The Borrower shall provide at least 5 days’ (or such shorter period as acceptable to Administrative Agent in its sole discretion) advance written notice to the Administrative Agent of any request to establish an Incremental Commitment. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Term Loan Commitment, and any decision by a Lender to increase its Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of existing Lenders who desire to increase their Term Loan Commitments (the “Increasing Lenders”) and new Lenders who desire to provide Term Loan Commitments (the “Additional Lenders”) shall be required for an increase in the aggregate principal amount of the Term Loan Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Term Loan Commitment may be replaced with respect to its existing Term Loans as a result thereof without such Lender’s consent.~~
~~(c)    Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:~~
~~(i)    an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent (an “Incremental Joinder Agreement”), executed by the Borrower, the Administrative Agent, each Additional Lender and by each Increasing Lender, setting forth the Incremental Commitments of such Lenders and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;~~
~~(ii)    such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;~~
~~(iii)    a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;~~

~~(iv)    to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Term Loans, issued by the Borrower in accordance with Section 2.5; and~~
~~(v)    any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.~~
~~Upon the funding of each such Incremental Commitment, the Term Loans and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Term Loans.~~
~~(d)    If any Incremental Term Loans are to have terms that are different from the Term Loans outstanding immediately prior to such incurrence (any such Incremental Term Loans, the “Non-Conforming Credit Extensions”), all such terms shall be as set forth in the applicable Incremental Joinder Agreement. The scheduled principal payments on the Term Loans to be made pursuant to Section 2.4 shall be ratably increased after the making of any Incremental Term Loans (other than Term Loans that are Non-Conforming Credit Extensions) under this Section 2.18 by the aggregate principal amount of such Incremental Term Loans (subject to customary adjustments to provide for the “fungibility” of such Incremental Term Loans). After the incurrence of any Non-Conforming Credit Extensions, all optional prepayments shall be allocated ratably between the then-outstanding Term Loans and such Non-Conforming Credit Extensions. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent (together with the consent of the Borrower) is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences and amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence) without the consent of any Lender other than the Lenders participating in such Incremental Term Loans.~~
~~(e)    For purposes of this Section, the following terms shall have the meanings specified below:~~
~~(i)    “Initial Yield” shall mean, the amount (as determined by the~~ Administrative Agent) equal to the sum of (A) the margin above the Eurodollar Rate on Incremental Term Loans (including as margin the effect of any “LIBO rate floor” applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on Incremental Term Loans (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the ~~Weighted Average Life to Maturity of such Incremental Term Loans and (2) four.~~
(b)~~“Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders~~the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with ~~the making of Loans or~~ extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement, structuring, amendment or other similar fee paid to the Arranger (or any arranger of an Incremental ~~Term Loan).~~this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

~~(iii)    “Weighted Average Life to Maturity” shall mean, when applied to~~ any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) ~~the then outstanding principal amount of such Indebtedness.~~
(c)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(d)payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(e)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
(f)the existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(10)Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
(11)Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.
Section xxiii [Reserved].
Section xxiv ~~Section 2.19.~~ Mitigation of Obligations. If any Lender requests compensation under Section ~~2.14~~2.18, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section ~~2.16~~2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its ~~Term~~ Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section ~~2.14~~2.18 or Section ~~2.16~~2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section xxv ~~Section 2.20.~~ Replacement of Lenders. If (a) any Lender gives notice under Section ~~2.13~~2.17, (b) any Lender requests compensation under Section ~~2.14~~2.18, (c) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section ~~2.16~~2.20, (d) any Lender is a Defaulting Lender or (e) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section ~~2.14~~2.18 or ~~2.16~~2.20, as applicable) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent such consent is required for an assignment to such Replacement Lender pursuant to Section 10.4(b)), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a notice under Section ~~2.13~~2.17, a claim for compensation under Section ~~2.14~~2.18 or payments required to be made pursuant to Section ~~2.16~~2.20, such assignment will result in elimination of the applicable illegality or a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Upon receipt by the Lender being replaced of all amounts required to be paid by it pursuant to this Section ~~2.20~~2.25, such Lender shall execute an Assignment and Acceptance within two Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to the Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of the Replacement Lender). If the Lender does not execute such Assignment and Acceptance within such two Business Days, then such Lender shall be deemed to have executed and delivered the Assignment and Assumption without any action on the part of the Lender and the Assignment and Assumption so executed by the Replacement Lender shall be effective for the purposes of this Section ~~2.20~~2.25 and Section 10.4.
Section xxvi ~~Section 2.21.~~ Defaulting Lenders.
(1)Cash Collateral
(a)If the reallocation described in clause (b)(iii) below cannot, or can only partially, be effected, within two Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.
(b)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash

Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(2)~~(a)~~ Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.
(b) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(i)Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).
(ii)With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(c)All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non- Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non- Defaulting Lender’s increased exposure following such reallocation.
(d)If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).
(3)~~(b)~~ Defaulting Lender Cure. If the Borrower ~~and~~, the Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(4)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.
Article III.

CONDITIONS PRECEDENT TO ~~EFFECTIVENESS~~ LOANS AND LETTERS OF CREDIT
Section i Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(1)The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arranger and their Affiliates (including reasonable fees, charges and disbursements of one firm of outside counsel for the Administrative Agent, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger (including the Fee Letters).
(2)The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
(a)a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(b)a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of (x) its bylaws, or partnership agreement or limited liability company agreement (or certifying that its bylaws, or partnership agreement or limited liability company agreement have not been amended, restated or otherwise modified since the Original Closing Date), (y) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party (or certifying that its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents have not been amended, restated or otherwise modified since the Original Closing Date), and (z) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(c)certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party;
(d)written opinions of Latham & Watkins LLP and Squire Patton Boggs LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders);
(e)a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that immediately after giving effect to consummation of the transactions contemplated to occur on the Closing Date, including consummation of the transactions contemplated hereby and under the Note Purchase Agreement, (A) no Default or Event of Default exists or will result therefrom, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) (x) the Liquidity of the Borrower and the Guarantors shall be no less than $250,000,000 and (y) the Statutory Surplus of RIC is not less than $100,000,000;
(f)[reserved];
(g)certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Agreement of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loans shall be ongoing;
(h)[reserved];
(i)a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of September 30, 2019, calculated on a pro forma basis as if the NPA Financing had been consummated as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);
(j)evidence that (a) the Note Purchase Agreement shall have been executed and delivered by the parties thereto on terms and conditions acceptable to the Administrative Agent and (b) the NPA Notes shall have been issued by the Borrower in accordance with the terms of the Note Purchase Agreement;
(k)the Reaffirmation Agreement, duly executed by the Loan Parties and in form and substance reasonably satisfactory to the Administrative Agent;
(l)the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by each of the parties thereto;
(m)[reserved];
(n)a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the consummation of the transactions contemplated to occur on the Closing Date;
(o)copies of all Material Agreements listed on Schedule 3.1(b)(xv) that were not been provided in connection with the Existing Credit Agreement;

(p)the Escrow Agreements together with evidence that the Borrower shall have remitted $24,937,500.00 to the Escrow Agent in connection therewith; and
(q)delivery of such other documents, certificates, information or legal opinions as the Administrative Agent or any Lender shall have reasonably requested prior to the Closing Date.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section ii Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions:
(1)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(2)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); and
(3)the Borrower shall have delivered the required Notice of Borrowing.
Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.
Section iii ~~Section 3.2.~~ Effect of Amendment and Restatement. Upon this Agreement becoming effective pursuant to Section 3.1, from and after the Closing Date: (i) the Term Loans (as defined in the Existing Credit Agreement) shall be deemed to be continued as the Term Loans outstanding hereunder (as the same have been reallocated after giving effect to the SVB Assignment); (ii) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended and restated, and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lenders and the Administrative Agent; (iii) the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and, as so amended and restated, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among Holdings, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent accruing from and after the Closing Date; (iv) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other “Loan Document” as defined therein or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower; (v) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other “Loan Document” as defined therein shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or such other Loan Document at any time prior to the Closing Date; (vi) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (viii) any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, modified, supplemented or amended and restated from time to time hereafter in accordance with the terms of this Agreement.
Section iv ~~Section 3.3.~~ Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
Article IV.

REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent ~~and~~, each Lender and the Issuing Bank as follows:
Section i Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (a) carry on its business as now conducted except where a failure could not reasonably be expected to result in a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party (if any), and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section ii Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section iii Governmental Approvals; No Conflicts; No Default. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not materially violate (i) any Requirement of Law applicable to Holdings or any of its Subsidiaries or (ii) any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries (except as could not reasonably be expected to result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents and Liens permitted under Section 7.2. As of the Closing Date no Default or Event of Default has occurred and is continuing. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Material Agreement in any respect that individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
Section iv Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the Fiscal Years ended December 31, ~~2016~~2017, December 31, ~~2017~~2018 and December 31, ~~2018~~2019, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of ~~September 30~~July 31, 2019, and the related unaudited consolidated statements of income and cash flows for the Fiscal Month and year-to-date period then ended, certified by a Responsible Officer and (iii) the audited consolidated balance sheet of RIC as of the Fiscal Years ended December 31, ~~2016~~2017, December 31, ~~2017~~2018 and December 31, ~~2018~~2019, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte (the foregoing items (i)-(iii), collectively, the “Historical Financial Statements”). Such financial statements fairly present the consolidated financial condition of (A) in the case of clauses (i) and (ii), the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) and (B) in the case of clause (iii), RIC and the consolidated results of operations for such periods in conformity with SAP consistently applied. Since December 31, ~~2018~~2019, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section v Litigation and Environmental Matters.
(1)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(2)Except for the matters set forth on Schedule 4.5 and matters that could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim against it with respect to any Environmental Liability or (iv) has actual knowledge of any facts or circumstances that could reasonably be expected to give rise to an Environmental Liability.
Section vi Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section vii Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur its Obligations under the Loan Documents or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section viii Taxes. Holdings and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material taxes due and payable (whether or not shown on such returns) or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section ix Margin Regulations. None of the proceeds of any of the ~~Term~~ Loans ~~were~~or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section x ERISA.
(1)Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Holdings or the Borrower, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification. Except as could not reasonably be expected to result in Material Adverse Effect, (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (ii) no ERISA Event has occurred or, to the knowledge of Holdings or the Borrower, is reasonably expected to occur; (iii) there exists no Unfunded Pension Liability with respect to any Plan; (iv) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings or the Borrower, any of their respective Subsidiaries or any ERISA Affiliate, threatened; and (v) none of Holdings, any of its Subsidiaries or any ERISA Affiliate have, within the past five calendar years, ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of Holdings, any of its Subsidiaries or any ERISA Affiliate is, has or had, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or been required to make contributions to any Multiemployer Plan.
(2)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
Section xi Ownership of Property; Intellectual Property; and Insurance.
(1)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted under Section 7.6 of this Agreement), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.
(2)Each of Holdings and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, (a) the conduct and operations of the businesses of Holdings and its Subsidiaries does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of Holdings or its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(3)The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.

(4)As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns a fee interest in any Real Estate.
Section xii Disclosure.
(1)Holdings and the Borrower have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings, the Borrower or any of their respective Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that an Insurance Subsidiary is required to file with any regulatory agency), financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being acknowledged and understood that such information is subject to material contingencies and assumptions, many of which are beyond the Borrower’s control, and that actual results may differ materially from such information and that such projections are not a guarantee of financial performance).
(2)As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section xiii Labor Relations. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against Holdings or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against or affecting Holdings or the Borrower or any of their respective Subsidiaries; (ii) significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against any of them before any Governmental Authority; and (iii) all payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary.
Section xiv Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of Holdings and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the ~~Closing~~Second Amendment Effective Date. As of the ~~Closing~~Second Amendment Effective Date, all of the issued and outstanding Capital Stock of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens. As of the ~~Closing~~Second Amendment Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell or convertible interests by Holdings or any Subsidiary of Holdings relating to Capital Stock of Holdings or any Subsidiary of Holdings, other than (i) the Closing Date Warrants (as defined in the Note Purchase Agreement), (ii) warrants issued to Silicon Valley Bank to purchase 97,960 shares of Holdings’ Series B Preferred Stock and 500,000 shares of Holdings’ Series A-3 Preferred Stock and (iii) equity awards issued pursuant to an equity incentive plan of Holdings or any

Subsidiary of Holdings or other compensation arrangements with employees of Holdings or any Subsidiary of Holdings.
Section xv Solvency. After giving effect to the execution and delivery of the Loan Documents, the consummation of the NPA Financing, including the issuance of the NPA Notes and any other transactions contemplated thereunder on the Closing Date, and the use of proceeds of the NPA Notes in connection therewith on the Closing Date, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
Section xvi Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the ~~Closing~~Second Amendment Effective Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
Section xvii Collateral Documents.
(1)The Guaranty and Security Agreement (including as reaffirmed by the Reaffirmation Agreement) is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and the Liens created under the Guaranty and Security Agreement constitute fully perfected Liens (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement. Subject to the Intercreditor Agreement, when the certificates evidencing Capital Stock that constitutes “certificated securities” pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
(2)When, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Liens created by Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement.
(3)Each Mortgage, if any, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such

Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and the Liens of the NPA Agent; provided that the Liens of the NPA Agent shall be pari passu with the Liens granted to the Administrative Agent under the Loan Documents pursuant to the Intercreditor Agreement.
(4)No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.
Section xviii Material Agreements. As of the ~~Closing~~Second Amendment Effective Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect. As of the ~~Closing~~Second Amendment Effective Date, the Borrower does not have any knowledge of any pending material amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) listed on Schedule 3.1(b)(xv).
Section xix Insurance Licenses. No Insurance License of the Borrower or any Insurance Subsidiary, the loss of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the best of the Borrower’s knowledge, there is no sustainable basis for a suspension or revocation of any Insurance License of the Borrower or any Insurance Subsidiary which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and no such suspension or revocation has been threatened by any Governmental Authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section xx Sanctions and Anti-Corruption Laws.
(1)None of Holdings or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person. No ~~Term~~ Loans, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, the PATRIOT Act, or Sanctions.
(2)Holdings, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Holdings and the Borrower, the agents of Holdings and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote continued compliance therewith.
Section xxi ~~EEA~~Affected Financial Institutions. No Loan Party is an ~~EEA~~Affected Financial Institution.
Article V.

AFFIRMATIVE COVENANTS

Until ~~all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full~~the Termination Date, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section i Financial Statements and Other Information. Holdings will deliver to the Administrative Agent for delivery to each Lender:
(1)as soon as available and in any event within 120 days after the end of each Fiscal Year of Holdings, a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries (commencing with the Fiscal Year ended December 31, 2019), containing a consolidated and, prior to the occurrence of a Significant Equity Capital Raise, consolidating balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and, prior to the occurrence of a Significant Equity Capital Raise, consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte or other independent public accountants of nationally recognized standing (which may have a “going concern” or like qualification, exception or explanation ~~for the Fiscal Year ending December 31, 2019~~ solely as a result of the impending Maturity Date but without any other qualification as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;
(2)as soon as available and in any event within 60 days (or in the case of any audited statements and risk-based capital reports required to be delivered pursuant to this clause (b), 180 days) after the end of each Fiscal Year of each Insurance Subsidiary (commencing, in the case of any audited statements and risk-based capital reports required to be delivered, with the Fiscal Year ended December 31, 2019), the annual statement of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Year and as filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such annual statement and any audited statements and risk-based capital reports, in each case which are required by such Insurance Regulatory Authorities);
(3)as soon as available and in any event: (i)(A) at any time prior to the occurrence of a Significant Equity Capital Raise, within 30 days after the end of each Fiscal Month (commencing with the Fiscal Month ended October 31, 2019) of Holdings, an unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Month and the related unaudited consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Month and the corresponding portion of Holdings’ previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year, together with a monthly reporting package consistent with Exhibit 5.1(c) (provided, that delivery of such monthly reporting package shall commence for the Fiscal Month ending January 31, 2020); and (~~ii~~B) at any time after the occurrence of a Significant Equity Capital Raise, within ~~30~~45 days after the end of each ~~Fiscal Quarter, quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP), consisting of balance sheet, income statement and cash flows of each Insurance Subsidiary~~of the first three Fiscal Quarters of Holdings (commencing with the first Fiscal Quarter ending after the occurrence of the Significant Equity Capital Raise other than the fourth Fiscal Quarter of a Fiscal Year), an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal

Quarter and the related unaudited consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Holdings’ previous Fiscal Year; and (~~iii~~ii) within 45 days after the end of each Fiscal Quarter (or 60 days after the end of each Fiscal Quarter ending December 31), quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP) as filed with the Insurance Regulatory Authority of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such financial statements as required by such Insurance Regulatory Authority);
(4)concurrently with the delivery of the financial statements referred to in subsections (a) and (c)(i) of this Section, a Compliance Certificate;
(5)[reserved];
(6)as soon as available and in any event within ~~30~~90 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet, statement of cash flow and projected dividend capacity;
(7)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with any Insurance Regulatory Authority, the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;
(8)promptly following the delivery to or receipt by Holdings, the Borrower or any of their respective Subsidiaries thereof, (i) a copy of any regular or periodic final examination reports or results of any market conduct examination or examination by the applicable Insurance Regulatory Authority or the NAIC of the financial condition and operations of, or any notice of any finding as to a violation of any Requirement of Law from an Insurance Regulatory Authority, or (ii) any other report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that would reasonably be expected to result in a Material Adverse Effect;
(9)promptly following receipt thereof, (i) a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Insurance Subsidiary that is provided to the applicable Insurance Regulatory Authority or other applicable Governmental Authority (or equivalent information should such Governmental Authority no longer require such a statement) as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the applicable Insurance Regulatory Authority and (ii) each audit of any Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(10)promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.

Notwithstanding the foregoing or anything in Section 5.2 to the contrary, Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section ii Notices of Material Events.
(1)The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt (and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Holdings or the Borrower, affecting Holdings, the Borrower or any of their respective Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any

Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)promptly and in any event within 15 days after (A) Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from a Responsible Officer of the Borrower;
(e)the occurrence of any default or event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;
(f)any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year;
(g)any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification;
(h)any amendment, waiver, supplement, or other modification of any Subordinated Debt Document or Note Document; and (ix)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(2)The Borrower will furnish to the Administrative Agent and each Lender the following:
(a)promptly and in any event at least 30 days prior thereto (or such later date as agreed in writing by the Administrative Agent), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization;
(b)promptly and in any event within 30 days after receipt thereof: (x) each actuarial report for each Insurance Subsidiary; and (y) each audit of an Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and (iii) as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for Holdings or any of its Subsidiaries after the Closing Date on any Real Estate.
(3)The Borrower shall promptly (and in any event within 7 days) notify the Administrative Agent of the formation or acquisition of any Insurance Subsidiary or Subsidiary of an Insurance Subsidiary or if any Subsidiary of the Borrower has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section iii Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and the Intellectual Property that is material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any disposition permitted under Section 7.6.
Section iv Compliance with Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Holdings will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti- Corruption Laws, the PATRIOT Act and applicable Sanctions.
Section v Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.
Section vi Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP or SAP, as applicable.
Section vii Visitation and Inspection. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that representatives of the Borrower shall be permitted to be present at any discussion with such accountants), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to Holdings or the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one such visit and inspection at the expense of the Borrower in any Fiscal Year, (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and (c) Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Section viii Maintenance of Properties; Insurance. Holdings will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of Holdings (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents), (ii) key man life insurance policies consistent with those in place as of the Closing Date, and (iii) (A) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals (but in no event more than once per Fiscal Year) a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section (and if requested by the Administrative Agent or any Lender a copy of any policy referenced therein if not already delivered), and (B) reinsurance of the types and in amounts no less than as required pursuant to Section 7.15(d), and comply with all requirements and covenants set forth in the applicable reinsurance agreements in all material respects, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries.
~~Section 5.9. [Reserved].~~
Section ix Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of all Revolving Loans and Swingline Loans to finance working capital needs, Permitted Acquisitions and capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Revolving or Swingline Loan will be used, whether directly or indirectly, (i) to make any prepayment, purchase or repurchase of the NPA Notes or any payment in respect of the “Make-Whole Amount” as defined in the Note Purchase Agreement or (ii) for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.
Section x Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
Section xi Cash Management. Holdings and the Borrower shall, and shall cause each of its respective Subsidiaries that are Loan Parties to:
(1)maintain all cash management and treasury business with ~~SunTrust~~Truist Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance accounts, (ii) accounts so long as the aggregate balance in all such accounts does not exceed $~~250,000~~1,000,000 at any time, and (iii) payroll, withholding, trust, escrow, impound and other fiduciary accounts, all of which the Loan Parties may maintain without restriction) (each such non-excluded deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each of the other Loan Parties shall, subject to the Intercreditor Agreement, have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected either automatically under the UCC (with respect to Controlled Accounts at ~~SunTrust~~Truist Bank) or subject to Control Account Agreements; provided that the Loan Parties shall have 60 days (or such later date as may be agreed in writing by the Administrative Agent) after the acquisition of a new Controlled Account (pursuant to any Permitted Acquisition or other Investment permitted by Section 7.4) to obtain a Control Account Agreement over such acquired Controlled Accounts; provided, further, that notwithstanding the foregoing and for the avoidance of doubt, (A) the Escrow Accounts and Escrow Funds on deposit therein shall not constitute assets of any Loan Party, but, alternatively, in the event that the Escrow Accounts or Escrow Funds are deemed to be assets of any Loan Party, the Escrow Accounts and Escrow Funds shall be Excluded Property (and therefore not be “Collateral” or “Controlled Accounts” as defined hereunder or under the Collateral Documents) and (B) the Escrow Funds shall not be subject to the Intercreditor Agreement in any respect.
(2)deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $~~250,000~~1,000,000 at any time; and
(3)subject to the Intercreditor Agreement, at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, Holdings and the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.
Section xii Additional Subsidiaries and Collateral.
(1)In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Subsidiary (other than (a) any Insurance Subsidiary, (b) any Subsidiary of an Insurance Subsidiary or (c) any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License) (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall cause such Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property (other than Excluded Property) by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents (it being understood and agreed that, with respect to any Foreign Subsidiary, this clause (i) shall include the granting of Liens and taking of all perfection actions under the local laws of such Foreign Subsidiary’s jurisdiction of formation as may be reasonably required by the Administrative Agent), (ii) to grant Liens in favor of the Administrative Agent in all interests in Real Estate (other than Excluded Property) to the extent required by Section 5.13 by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days after the date any Person becomes a direct Subsidiary of a Loan Party (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Subsidiary directly owned by a Loan Party (other than Excluded Property) to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent, and (ii) subject to the Intercreditor Agreement, deliver the original certificates evidencing such pledged Capital Stock (other than Excluded Property) to the Administrative Agent, together with appropriate powers executed in blank; provided, that (1) if such Person that becomes a Subsidiary is an Insurance Subsidiary, a Subsidiary of an Insurance Subsidiary or any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, this requirement to pledge all of the Capital Stock of such Person shall not apply only to the extent the pledge thereof is (or would be) deemed a change of control of such Person or is (or would be) otherwise prohibited by applicable law or regulations and (2) in the case of any Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, it is understood and agreed that until such approval is obtained, such Subsidiary shall not transact business or hold any material assets. For the avoidance of doubt, (x) in no event shall any Insurance Company, Subsidiary of an Insurance Company or any other

Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License be required to become a Subsidiary Loan Party, a Loan Party or a Guarantor hereunder; however, for the avoidance of doubt, in the case of the Persons described in clause (1) immediately above, each such Person shall be subject to the applicable covenants contained herein and (y) subject to Section 5.15, the Capital Stock of RRC shall be pledged and perfected under the laws of Cayman Islands (to the extent not prohibited thereunder).
(2)Subject to the Intercreditor Agreement, the Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsection (a) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section xiii Additional Real Estate; Leased Locations.
(1)To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate with a fair market value in excess of $5,000,000 after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent Real Estate Documents in regard to such Real Estate.
(2)To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate, it shall first provide to the Administrative Agent a copy of such lease and a Collateral Access Agreement from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion.
Section xiv Further Assurances. Holdings will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties; provided that in no event shall the Loan Parties be required to grant any Lien to secure the Obligations over any Excluded Property. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
~~Section 5.15. Post-Closing Matters. Within sixty (60) days after the Closing Date (or such later date as may be agreed in writing (including via email) by the Administrative Agent in its sole discretion), the Borrower shall deliver or cause to be delivered to the Administrative Agent, in form and substance~~

~~reasonably satisfactory to the Administrative Agent, the following in connection with a pledge of the Capital Stock of RRC under the laws of the Cayman Islands:(i) an amendment to the Security Agreement to add an equitable mortgage governed by the laws of the Cayman Islands together with prior approval by the Cayman Islands Monetary Authority, (ii) a customary legal opinion from Cayman counsel, and (iii) the deliverables as set out within the equitable mortgage, including, but not limited to:~~
~~(a)    executed but undated instruments of transfer relating to the Capital Stock of RRC in favor of the Administrative Agent; (b) evidence of an undertaking from RRC to: (x) register the transfer of the Capital Stock of RRC in favor of the Administrative Agent, (y) make a notation of the security in the register of members of RRC and (z) keep the register of members in the Cayman Islands at all times; (c) a certified copy of the register of members of RRC containing the notation set out in clause (b) immediately above; (d) an executed irrevocable proxy appointing the Administrative Agent (or its nominee) for the purpose of voting the Capital Stock of RRC on or after the occurrence of an Event of Default; (e) a power of attorney executed by the directors of RRC appointing the Administrative Agent as attorney to register the transfer of the Capital Stock of RRC; and (f) the amended memorandum and articles of RRC.~~
Section xv [Reserved].
Section xvi Maintenance of Reinsurance Coverage. For so long as ~~the Term~~any Loans are outstanding, each Insurance Subsidiary shall purchase reinsurance only from reinsurers with a minimum financial strength rating (as of the effective date of the relevant reinsurance agreement) of “A-” by A.M. Best Company or a minimum credit rating of “A-” by S&P, unless such reinsurance liabilities have been fully collateralized by such reinsurers.
Section xvii Incorporation of Note Purchase Agreement Provisions.
(1)~~If Holdings or any Subsidiary thereof shall at any time after the Closing Date amend, amend and restate, supplement, modify, renew or refinance~~Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, in the event that the Note Documents ~~as in effect on the Closing Date that includes~~contain any representation and warranty, affirmative covenant, negative covenant, financial covenant, event of default or other agreement (each, a “Specified Provision”) that is more restrictive upon Holdings and/or any its Subsidiaries than the representations and warranties, affirmative covenants, negative covenants, financial covenants, events of ~~defaults~~default or other agreements (each a “Specified Provision” and, collectively, the “Specified Provisions”) applicable to Holdings or ~~any Subsidiary that at such time either (i) is not included in this Agreement (or (ii) is included in this Agreement but is more restrictive upon Holdings or such Subsidiary than the corresponding Specified Provision included in this Agreement, each~~the other Loan Documents), then such Specified Provision and each event of default, definition and other provision relating to such Specified Provision (solely as used therein) in such Note Document ~~(as amended or modified from time to time thereafter)~~ shall (together with any grace or cure period applicable to either such Specified Provision or any event of default that arises from a breach of such Specified Provision) automatically be deemed to be incorporated ~~by reference~~ in this Agreement without the consent of the Loan Parties or any of the Lenders and without any action by any of the Agent, the Loan Parties or the Lenders, mutatis mutandis, as if ~~then~~ set forth herein in full and effective as of the date such Specified Provision ~~becomes~~became effective under such Note Document; provided that this Section 5.17 shall not apply after the payment in full and termination of the Note Documents. For the avoidance of doubt, it is understood, acknowledged and agreed that (1) at all times after the Second Amendment Effective Date until the “Covenant Holiday Termination Date” (as defined in the Note Purchase Agreement), the foregoing shall not apply to any

Specified Provisions set forth in the Note Documents that are subject to a covenant holiday pursuant to the Second Amendment to Note Purchase Agreement dated as of the Second Amendment Effective Date and (2) certain discrepancies may exist between the Note Documents and Loan Documents as a result of the amendments to the Note Documents and Loan Documents consummated on the Second Amendment Effective Date, and it is hereby agreed that the intent of the parties is for the Administrative Agent and Lenders under this Agreement to benefit from all more restrictive Specified Provisions contained in the Note Documents (subject to the proviso in the foregoing sentence). Notwithstanding the foregoing sentence, if and only if the “Noteholders” (including by action of the NPA Agent) under and as defined in the Note Documents agree to any consent or waiver of any Specified Provision that (A) would have resulted in a “Default” or “Event of Default” under and as defined in the Note Documents but (B) would not have resulted in a “Default” or “Event of Default” hereunder from and after the Second Amendment Effective Date as a result of such covenant or agreement being modified pursuant to the Second Amendment), the deemed inclusion of any such Specified Provision pursuant to this Section 5.17(a) shall be terminated and of no further force and effect.
~~(b)    Promptly and in any event within five Business Days (or such later date as agreed in writing by the Administrative Agent) after the effective date of such amendment, amendment and restatement, supplement, modification, renewal or refinancing of the Note Documents, the Borrower will furnish to the Administrative Agent a copy of the Note Documents, as so amended, amended and restated, supplemented, modified, renewed or refinanced; and if requested by the Required Lenders, within 20 days after furnishing such Note Documents, the Loan Parties will execute and deliver to the Administrative Agent an instrument amending this Agreement to, as applicable, either (i) incorporate the full text of such Specified Provision and the related events of default, definitions and other provisions as used therein or (ii) modify the corresponding Specified Provision included in this Agreement to incorporate the terms of the more restrictive Specified Provision and add and/or modify any related events of default, definitions and other provisions as used therein, as necessary.~~
~~(c)    The incorporation of any such Specified Provision and other provisions and the amendment of this Agreement as aforesaid in respect of the Note Documents shall automatically (without any action being taken by any Loan Party, the Administrative Agent or any Lender) take effect simultaneously with the effectiveness of such amendment, amendment and restatement, modification, supplement, renewal or refinancing of the Note Documents.~~
(2)~~(d)~~ In furtherance of the foregoing, for the avoidance of doubt, any incorporation ~~by reference~~ into this Agreement of a Specified Provision contained in any Note Document as contemplated by this Section 5.17 ~~(including any permanent written amendment or modification of a Specified Provision)~~ shall have no impact on (i) the continuing effectiveness of any similar provision (including any financial covenant) contained or incorporated in this Agreement at the effective time of such incorporation ~~by reference~~ and (ii) the rights, duties or obligations of the Administrative Agent unless consented to in writing by the Administrative Agent.
Article VI.

FINANCIAL COVENANTS
Until ~~all Obligations (other than (i) contingent obligations as to which no claim exists or has~~ been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, ~~and (iii) Bank Product Obligations) have been paid in full~~the Termination Date, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders to:

Section i Minimum Risk-Based Capital Ratio.
(1)Maintain, or cause to be maintained, a Risk-Based Capital Ratio of RIC, as of the last day of each ~~Fiscal Month~~Test Date (beginning with the ~~Fiscal Month~~Test Date ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required (x) by the Insurance Regulatory Authority of the State of Ohio (or in the event RIC redomiciles in any other state, then the applicable Insurance Regulatory Authority in such other state of domicile), or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to RIC (whether or not RIC is a party thereto), in any case as certified by the Borrower in the applicable Compliance Certificate, and (ii) 2.50 to 1.00.
(2)Maintain, or cause to be maintained, a Risk-Based Capital Ratio of each U.S. Insurance Subsidiary (excluding RIC), as of the last day of each ~~Fiscal Month~~Test Date (beginning with the Fiscal Month ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required (x) by the applicable Insurance Regulatory Authority of such U.S. Insurance Subsidiary in its state of domicile or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to such U.S. Insurance Subsidiary (whether or not such U.S. Insurance Subsidiary is a party thereto), in any case as certified by the Borrower in the applicable Compliance Certificate, and (ii) 2.50 to 1.00.
Section ii Maximum Direct Combined Ratio. Not permit the Direct Combined Ratio of the U.S. Insurance Subsidiaries, as of the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2019), to exceed the following ratios (expressed as a percentage) corresponding to each such Fiscal Quarter end:

Fiscal Quarter End	Maximum Direct Combined Ratio
December 31, 2019	152.9%
March 31, 2020	140.7%
June 30, 2020	133.6%
September 30, 2020	~~127.6132.5%~~
December 31, 2020	130.0%
March 31, 2021	127.5%
June 30, 2021	127.5%
September 30, 2021	127.5%

~~Section 6.3. Minimum Statutory Surplus. Not permit the U.S. Insurance Subsidiaries (on~~ an aggregate basis) to have a Statutory Surplus as of the last day of any Fiscal Month (beginning with the Fiscal Month ending November 30, 2019) of less than the greater of (i) $100,000,000, and (ii) the aggregate Statutory Surplus which the U.S. Insurance Subsidiaries are required to have or maintain, or have otherwise agreed to have or maintain, pursuant to the requirements of any Insurance Regulatory Authority or any instrument, Guarantee or other agreement applicable to the U.S. Insurance Subsidiaries ~~(whether or not any such U.S. Insurance Subsidiary is a party thereto).~~
Section iii [Reserved].

Section iv Minimum Liquidity. Not permit Liquidity at any time, commencing on the Closing Date, to be less than $25,000,000.
Section v Minimum Liquidity, Statutory Surplus and RRC Equity. Not permit the sum of (i) Liquidity as of any Test Date, plus (ii) the Statutory Surplus of the U.S. Insurance Subsidiaries (on an aggregate basis) as of any Test Date, plus (iii) RRC Equity as of any Test Date to be less than ~~(x) beginning with the Fiscal Month ending November 30, 2019 and ending with the Fiscal Month ending December 31, 2019,~~ $125,000,000 ~~and (y) beginning with the Fiscal Month ending January 31, 2020, $125,000,000~~ plus the greater of (A) $0 and (B) an amount equal to 15.0% of Net Written Premiums for the twelve-month period ending on such Test Date minus Net Written Premiums for the twelve-month period on the last day of the month or quarter, as applicable, ended prior to such Test Date; provided, that at no time shall the amount required under this Section 6.5 exceed ~~$200,000,000.~~the sum of the aggregate outstanding amount of all Loans plus the outstanding amount of all NPA Notes under the NPA Financing (other than any capitalized PIK Interest (as defined in the Note Purchase Agreement)) plus outstanding Letters of Credit.
Section vi Maximum Leverage Ratio ; Statutory Surplus of Foreign Insurance Subsidiary. Not permit the Leverage Ratio as of ~~the~~any Test Date (beginning with the Fiscal Month ending November 30, 2019), to be greater than ~~8.00 to 1.00~~the lesser of (i) 10.00 to 1.00 and (ii) the amount required by the Insurance Regulatory Authority governing RRC in its jurisdiction of domicile (unless otherwise agreed in writing by the Administrative Agent and the Required Lenders and not prohibited by applicable law or the Insurance Regulatory Authority governing RRC in its jurisdiction of domicile). As of any Test Date on which there is any Foreign Insurance Subsidiary (other than RRC), not permit the Statutory Surplus of any such Foreign Insurance Subsidiary (other than RRC) as of such Test Date to be less than or equal to 105% of the Statutory Surplus required to be held by such Foreign Insurance Subsidiary as determined in order to comply with the law and regulatory requirements applicable to such Foreign Insurance Subsidiary.
Section 6.7.    Maximum Funded Indebtedness. Without limiting the restrictions set forth in Section ~~7.1~~7.1:
(1)at all times prior to the occurrence of a Significant Equity Capital Raise, not permit the aggregate outstanding principal amount of Indebtedness (other than any Bank Product Obligations) of Holdings and its Subsidiaries on a consolidated basis ~~at any time~~ to exceed $~~350,000,000.~~450,000,000 at any time; and
(2)at all times after to the occurrence of a Significant Equity Capital Raise, not permit the aggregate outstanding principal amount of Indebtedness (other than any Bank Product Obligations) of Holdings and its Subsidiaries on a consolidated basis to exceed:
(a)if the net cash proceeds of the Significant Equity Capital Raise received by Holdings exceeded $1,000,000,000, $750,000,000 at any time;
(b)if the net cash proceeds of the Significant Equity Capital Raise received by Holdings exceeded $650,000,000 but were equal to or less than or equal to $1,000,000,000, $600,000,000 at any time;
(c)if the net cash proceeds of the Significant Equity Capital Raise received by Holdings exceeded $550,000,000, but were equal to or less than or equal to $650,000,000, $500,000,000 at any time; and

(d)if the net cash proceeds of the Significant Equity Capital Raise received by Holdings were less than or equal to $550,000,000, $450,000,000 at any time;
provided that the Acquisition Consideration paid for any Investment made pursuant to Section 7.4(q) shall be deducted from the calculation of the net cash proceeds received in each of clauses (b)(i)-(b)(iv) above.
Article VII.

NEGATIVE COVENANTS
Until ~~all Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) have been paid in full~~the Termination Date, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section i Indebtedness. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(1)(i) Indebtedness created pursuant to the Loan Documents and the Escrow Agreements and (ii) (x) Indebtedness incurred pursuant to the NPA Financing in an aggregate principal amount not to exceed $100,000,000, plus capitalized PIK Interest (as defined in the Note Purchase Agreement), minus any principal payments or prepayments made in cash in respect of the NPA Notes and (y) Permitted Refinancings thereof; provided, that no Make-Whole Amount (as defined in the Note Purchase Agreement) paid in respect of the NPA Notes may be capitalized as part of a Permitted Refinancing and any such Make-Whole Amount payment shall be subordinated (it being understood and agreed that the NPA Prepayment described in Section 7.19(e) shall be permitted subject to the terms and conditions thereof) to the Obligations to the same extent as provided in the Intercreditor Agreement;
(2)Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.1 and Permitted Refinancings thereof;
(3)(i) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $10,000,000) at any time outstanding (provided, however, that the aggregate principal amount of such Indebtedness incurred by Insurance Subsidiaries and Subsidiaries of an Insurance Subsidiary shall not exceed $2,500,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $5,000,000) at any time outstanding) and (ii) Permitted Refinancings thereof;
(4)Indebtedness of the Borrower owing to Holdings or any Subsidiary and of any Subsidiary owing to Holdings, the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by or to a Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;

(5)Guarantees by Holdings, the Borrower or any Subsidiary of Indebtedness of Holdings, the Borrower or any other Subsidiary, in each case, in the ordinary course of business; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;
(6)(A) Indebtedness of any Person which becomes a Subsidiary (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii)    the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $2,000,000 at any time outstanding and (B) Permitted Refinancings thereof;
(7)Hedging Obligations permitted by Section 7.10;
(8)~~Indebtedness of the Borrower or its Subsidiaries (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) in respect of letters of credit entered into in the ordinary course of business, in an aggregate face amount not to exceed $1,000,000 at any time outstanding;~~[reserved];
(9)Bank Product Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management, purchasing card, deposit, lock box, commercial credit card, stored value card, employee credit card program, controlled disbursement, ACH transactions, return items, cash pooling and similar arrangements in each case ~~in connection with deposit accounts~~ incurred in the ordinary course;
(10)to the extent constituting Indebtedness, obligations owed by any Subsidiary of Holdings to a Loan Party under the Agency Agreement and the Third Party Administrator Agreement;
(11)(i) unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $100,000,000; provided, that, such unsecured Indebtedness shall not be permitted hereunder unless such Indebtedness is subordinated to the Obligations and all of the terms, conditions and provisions (including, without limitation, the subordination and intercreditor provisions) of the Subordinated Debt Documents are consented and agreed to in writing by each of the Borrower, the Administrative Agent and the Required Lenders (it being understood and agreed that such consent on the part of the Administrative Agent may be conditioned upon, among other things, amendments or other modifications to the terms and provisions of this Agreement and the other Loan Documents) and (ii) Permitted Refinancings thereof;
(12)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(13)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(14)Indebtedness consisting of financing of insurance premiums in the ordinary course of business;
(15)customer advances or deposits received in the ordinary course of business; ~~and~~
(16)(i) other unsecured Indebtedness of the Borrower or its Subsidiaries (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) in an aggregate principal amount not to exceed $~~10,000,000~~25,000,000 at any time outstanding (which may include, for the avoidance of doubt, unsecured Indebtedness consisting of contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) and (ii) Permitted Refinancings thereof.;
(17)to the extent constituting Indebtedness, Indebtedness of the Loan Parties consisting of a Contingent Line of Credit in a maximum principal amount not to exceed $500,000,000; and
(18)Permitted Convertible Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $200,000,000, so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom and (ii) such Indebtedness shall (a) not require any scheduled amortization or otherwise require payment of principal prior to, or have a scheduled maturity date earlier than, one hundred eighty (180) days after the Stated Maturity Date, (b) be unsecured, (c) not be mandatorily prepayable, repurchaseable or redeemable (except for customary (A) asset sale, fundamental change or change of control provisions, (B) provisions requiring Holdings to repurchase or convert all or any portion of such Indebtedness and (C) acceleration rights after an event of default) prior to one hundred eighty (180) days after the Stated Maturity Date and (d) be on terms and conditions customary for Indebtedness of such type, as determined in good faith by the board of directors of Holdings or a committee thereof.
Section ii Liens. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(1)Liens securing the (i) Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations under this clause (a) without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section ~~2.17~~2.21 and Section 8.2 and (ii) (A) the Obligations (as defined in the Note Purchase Agreement) under the Note Purchase Agreement and the other Note Documents and (B) any Permitted Refinancing thereof; provided that all Liens securing Indebtedness under the Note Purchase Agreement or any Permitted Refinancing thereof shall be subject to the terms, conditions and provisions of the Intercreditor Agreement;
(2)Permitted Encumbrances and licenses permitted under this Agreement;
(3)Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of Holdings or any Subsidiary;
(4)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure

Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset (and provided that such obligations owed to a single lender may be cross-collateralized), and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(5)any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(6)Liens on assets of any Insurance Subsidiary securing obligations under transactions entered into in connection with Investments permitted by the terms hereof in an aggregate amount not to exceed, at any time, $~~5,000,000~~20,000,000;
(7)Liens consisting of deposit of cash or other assets of an Insurance Subsidiary and the Subsidiaries of an Insurance Subsidiary as required by Governmental Authorities;
~~(h)    [Reserved];~~
(8)~~(i)~~ Liens securing other obligations in an aggregate amount not to exceed $~~2,000,000~~8,000,000 at any time outstanding; ~~and~~
(9)~~(j)~~ to the extent constituting a Lien, Liens in favor of each of the Escrow Agent and any Assignee Lender pursuant to the Escrow Agreements; and
(10)~~(k)~~ extensions, renewals, or replacements of any Lien referred to in subsections (b) through (k) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
Section iii Fundamental Changes.
(1)Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person; provided that a Subsidiary Loan Party shall be the surviving Person in a merger between a Subsidiary Loan Party and a Subsidiary that is not a Subsidiary Loan Party, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease, dissolve into or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(2)The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto and reasonable extensions thereof.
Section iv Investments, Loans. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person or entity) any Capital Stock, loan or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in or make any other investment in (including capital contributions in or to), any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary, or enter into any other arrangement pursuant to which any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any of its assets, business or property to any Subsidiary that is not a Loan Party (all of the foregoing being collectively called “Investments”), except:
(1)Investments (other than Permitted Investments) existing on the Closing Date and set forth on Schedule 7.4 (including Investments in Subsidiaries and any Investments deemed to be made pursuant to the Escrow Agreements as set forth in Article XI);
(2)Permitted Investments;
(3)Guarantees by Holdings, the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;
(4)Investments made by Holdings in or to the Borrower or by Holdings or the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $~~2,500,000~~5,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $20,000,000) at any time outstanding;
(5)Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; provided that the aggregate amount of all such loans and advances (excluding any such loans and advances outstanding on the Closing Date) does not exceed $~~500,000~~2,000,000 at any time outstanding;
(6)Hedging Transactions permitted by Section 7.10;

(7)other Investments made by a Loan Party to a U.S. Insurance Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended ~~Fiscal Month~~Test Date for which financial statements are required to have been delivered pursuant to Section 5.1(c);
(8)Permitted Acquisitions; provided, that the Acquisition Consideration (other than Acquisition Consideration to the extent payable in Qualified Capital Stock of Holdings) paid for all acquisitions of any Person that does not become a Guarantor or any other assets that are not subject to the Liens securing the Obligations (in accordance with Sections 5.12 and 5.13) shall not exceed (A) $10,000,000 in the case of any such assets or Person that is not an Insurance Subsidiary and (B) $25,000,000 in the case of any such Person that is an Insurance Subsidiary (or, at all times after the occurrence of a Significant Equity Capital Raise, $50,000,000 for all such assets and Persons described in the foregoing clauses (A) and (B)) in the aggregate since the Second Amendment Effective Date;
(9)Investments consisting of (i) pledges, advance deposits and prepaid expenses or royalties and (ii) extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or business of the Borrower or such Subsidiary, in each case in this clause (i), in the ordinary course of business;
(10)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(11)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(12)Advances, or indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business;
(13)joint ventures or strategic alliances consisting of the licensing of technology permitted under this Agreement, the development of technology or the providing of technical support; provided that any such Investments do not in the aggregate have a fair market value (determined in each case at the time such Investment is made) in excess of $5,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $20,000,000) during the term of this Agreement;
(14)other Investments made by a Loan Party to RRC so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended ~~Fiscal Month~~Test Date for which financial statements are required to have been delivered pursuant to Section 5.1(c); provided, that the aggregate amount of all such Investments shall not exceed $150,000,000 at any time outstanding;
(15)other Investments made by a Loan Party in or to any non-wholly owned Subsidiary of the Borrower; provided that the aggregate amount of all such Investments under this clause (o) shall not exceed $5,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $20,000,000) at any time outstanding; ~~and~~

(16)other Investments which in the aggregate do not exceed $10,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $40,000,000) during the term of this Agreement.;
(17)other Investments to purchase or acquire (i) any assets that become subject to the Liens securing the Obligations (in accordance with Sections 5.12 and 5.13), (ii) the Capital Stock of any Person that promptly becomes a Guarantor (in accordance with Section 5.12) or (iii) the Capital Stock of any Insurance Subsidiary, in each case solely to the extent made substantially concurrently with, and from, the net proceeds actually received by Holdings from any capital contributions to, or the sale or issuance of Qualified Capital Stock of Holdings after a Significant Equity Capital Raise (other than (A) Disqualified Capital Stock, (B) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (C) proceeds used to achieve the $500,000,000 threshold in order to qualify as a Significant Equity Capital Raise); provided that any such Investment shall only be permitted to the extent that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered pursuant to Section 5.1(c); and
(18)Investments by any Insurance Subsidiary in connection with Permitted Reinsurance Activities that are customary in the industry.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Notwithstanding anything to the contrary in the foregoing, neither the purchase of any Permitted Equity Derivative by Holdings or any of its Subsidiaries, the performance of its obligations thereunder nor the acquisition of Qualified Capital Stock of Holdings upon termination or settlement thereof shall be an Investment.
Section v Restricted Payments. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(1)Restricted Payments made by any Subsidiary to the Borrower or to any other Subsidiary (including, for the avoidance of doubt, from any Insurance Subsidiary to the Borrower);
(2)Restricted Payments made by the Borrower and its Subsidiaries (i) to Holdings, and by Holdings to its direct or indirect parents, in an aggregate amount not to exceed $~~2,000,000~~10,000,000 in any Fiscal Year to the extent necessary to permit Holdings and its direct and indirect parents to pay general administrative costs and expenses (including administrative, legal, accounting and similar costs and expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to officers and employees of Holdings (or any direct or indirect parent of Holdings) and directors fees and director and officer indemnification obligations) incurred in the ordinary course of business and then due and payable (solely as such costs and expenses relate to the business of the Borrower and its Subsidiaries or Holdings’ ownership thereof) and (ii) to pay general administrative costs and expenses in connection with a Significant Equity Capital Raise;
(3)Holdings and the Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements in the ordinary course of business and in accordance with Holdings’ stock purchase plan, so long as (A) no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, and (B~~) the aggregate amount repurchased in any calendar year does not exceed $1,000,000 and (C~~) the aggregate amount repurchased during the term of this Agreement does not exceed $~~2,000,000~~5,000,000;
(4)[reserved];
~~(d)    regularly scheduled non-accelerated payments of interest in respect of the Subordinated Debt to the extent permitted (and only to the extent expressly agreed in writing by the Administrative Agent in its sole discretion) pursuant to the terms of the Subordinated Debt Documents;~~
~~(e)    repayments of principal and interest of the Subordinated Debt with the proceeds of a Permitted Refinancing thereof or by exchange or conversion to Qualified Capital Stock of Holdings;~~
(5)~~(f)~~ if, for any taxable period, the Borrower is a member of a group filing a consolidated, unitary or combined tax return of which Holdings is the common parent (a “Tax Group”), an amount equal to income Taxes for such taxable period then due and payable pursuant to such returns and attributable to the taxable income of the Borrower and the Subsidiary Loan Parties that are members of such group and, to the extent of the cash amount actually received by the Borrower or any Subsidiary Loan Party from any Subsidiary that is not a Subsidiary Loan Party (a “Non-Guarantor Subsidiary”) for the payment of income taxes, an amount equal to the income Taxes for such taxable period then due and payable and attributable to the taxable income of such Non-Guarantor Subsidiary, provided that, for each taxable period, payment for such amounts shall not exceed the lesser of (A) the amount of any such Taxes that the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) that are members of such group would have been required to pay for such taxable period on a separate group basis if the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) or (B) the actual tax liability of the Tax Group for such taxable period; ~~and~~
(6)~~(g)~~ Holdings may repurchase, retire or otherwise acquire Capital Stock of Holdings (i) solely in exchange for~~, or~~ Qualified Capital Stock of Holdings or (ii) solely out of the proceeds of ~~the~~a substantially concurrent sale of, Qualified Capital Stock of Holdings.; provided that the cash proceeds paid to repurchase, retire or otherwise acquire any Capital Stock under this clause (f) shall not exceed $20,000,000 during the term of this Agreement;
(7)from and after a Qualified IPO, (i) the purchase of any Permitted Equity Derivative in connection with the issuance of any Permitted Convertible Indebtedness permitted pursuant to Section 7.1(r); provided, that the purchase price for such Permitted Equity Derivatives net of any cash proceeds relating to any concurrent sale or termination of any Permitted Equity Derivatives, in respect of any such Permitted Convertible Indebtedness does not exceed the net cash proceeds from such issuances of Permitted Convertible Debt, and (ii) the exercise, termination or other settlement of any Permitted Equity Derivative acquired in compliance with this Section 7.5 in accordance with the following: Holdings may (a) make any payment in connection with Permitted Convertible Indebtedness or Permitted Equity Derivatives by delivery of shares of its common stock upon settlement thereof (together with cash in lieu of fractional shares); (b) make any payment in cash to holders of Permitted Convertible Indebtedness upon conversion thereof up to the original principal amount thereof and any payment of cash in excess of the original principal amount thereof (together with cash in lieu of any fractional shares) to the extent that an amount corresponding to such excess is receivable in cash substantially contemporaneously from the other parties to a Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness; and (c) receive shares of its own common stock and/or cash on account of settlements and/or terminations or cancellations of any Permitted Bond Hedge Transactions or other Permitted Equity Derivative;
(8)cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of Holdings or a Subsidiary;
(9)to the extent constituting a Restricted Payment, any Restricted Debt Payment (x) in respect of the Contingent Line of Credit that is expressly permitted pursuant to Section 7.19(d) or (y) in respect of any Permitted Convertible Indebtedness that is expressly permitted under Section 7.19(a); and
(10)any repurchase of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); provided that to the extent such repurchases require any cash payments from Holdings or any Subsidiary to any Person that is not a Loan Party, the aggregate amount of all such payments shall not exceed $5,000,000.
Section vi Sale of Assets. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
(1)the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(2)the sale of inventory and Permitted Investments in the ordinary course of business;
(3)the sale or other disposition of Investments (i) by Insurance Subsidiaries and their Subsidiaries (other than the Capital Stock of Insurance Subsidiaries and their Subsidiaries) and (ii) by the Borrower and its Subsidiaries (other than the Capital Stock of Subsidiaries of Holdings) permitted under this Agreement, in each case, (A) in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or such Subsidiary, as the case may be or (B) required by Insurance Regulatory Authorities;
(4)any sale or other disposition pursuant to (x) a reinsurance agreement so long as such disposition or other disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice and (y) Permitted Reinsurance Activities in the ordinary course of business and consistent with industry practice (including the “InsureTech” industry);
(5)non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S. not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(6)leases, subleases, licenses, or sublicenses of real or personal property (other than Intellectual Property) granted by the Borrower or any of its Subsidiaries to others, in each case, in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(7)(i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business in each case as may be approved by the board of directors of Holdings or the Borrower or the applicable Subsidiary in good faith; and (ii) the sale, license or other transfer of Intellectual Property in connection with the settlement or waiver of contractual or litigation claims in respect of the Intellectual Property; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;
(8)termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders;
(9)sales, leases, assignments, dispositions and transfers constituting Liens permitted under Section 7.2, Investments permitted under Section 7.4 or Restricted Payments permitted under Section 7.5; and
(10)the sale or other disposition of such assets in an aggregate amount (based on the fair market value of such assets) not to exceed $~~500,000~~2,000,000 in any Fiscal Year (but excluding the sale of any Capital Stock of any Subsidiary of Holdings).
Section vii Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(1)at prices and on terms and conditions, taken as a whole, not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(2)employment and severance arrangements between Holdings or any of its Subsidiaries and their respective officers, directors and employees in the ordinary course of business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements (provided that this clause (b) shall not be deemed to permit any Restricted Payments of the type set forth in Section 7.5(c) to the extent not permitted thereunder);
(3)transactions solely between or among Loan Parties (and between Loan Parties and other Subsidiaries of Holdings to the extent permitted by Administrative Agent in writing its sole discretion);
(4)any Restricted Payment permitted by Section 7.5 and any Investment permitted by Section 7.4; and
(5)performing under the Agency Agreement or Third Party Administrator Agreement.
Section viii Restrictive Agreements. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien to secure the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiaries of the Borrower to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower, to Guarantee the Obligations or to transfer any of its property or assets to the Borrower; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document ~~or~~, the Escrow Agreement, (ii) the foregoing clause (b) shall not apply to restrictions or conditions imposed by any Subordinated Debt Document or Note Document (or any document governing any Permitted Refinancing thereof), (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or any assets thereof) pending such sale, provided such restrictions and conditions apply only to the Subsidiary (or any assets thereof) that is sold and such sale is permitted hereunder, (iv) the foregoing clauses (a) and (b) (but, with respect to clause (b), only to the extent that any imposed transfer restrictions or conditions apply only to property or assets that are subject to Capital Lease Obligations or obligations incurred in connection with purchase money Indebtedness) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and the obligors of such Indebtedness, (v) the foregoing clauses (a) and (b) shall not apply to customary provisions in leases, licenses and contracts restricting the assignment of any such lease, license and/or contract and (vi) the foregoing clause (b) shall not apply to customary restrictions on transfers of Capital Stock in a joint venture to the extent expressly permitted by clause (x) of the definition of Permitted Encumbrance (but for the avoidance of doubt, there shall be no restriction on the ability of Holdings or any of its Subsidiaries to pledge Capital Stock in a joint venture to secure the Obligations).
Section ix Sale and Leaseback Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).

Section x Hedging Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Holdings, the Borrower or any of their respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, Holdings and the Borrower acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which Holdings, the Borrower or any of their respective Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section xi Amendment to Material Documents. Other than to the extent expressly required by any Insurance Regulatory Authority with respect to any Insurance Subsidiary or Subsidiary thereof, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in any manner that would not have an adverse effect on the Lenders or the Administrative Agent in any material respect (or in the case of any Note Document (or any document governing any Permitted Refinancing thereof), as permitted by the Intercreditor Agreement).
Section xii Activities of Holdings. Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any business or other activity other than (a) maintaining its existence, including (i) participating in tax, accounting and other administrative matters, (ii) filing Tax returns and reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes in good faith, if applicable), (iii) holding director and member meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure and (iv) complying with applicable law, and activities incidental to the foregoing, (b) holding and maintaining its interest in the Capital Stock of, and making Investments in, the Borrower, (c) performing its Obligations under this Agreement and the other Loan Documents and other Indebtedness and Guarantees permitted hereunder (including Guarantees of the Subordinated Debt and obligations under the Note Documents and any Permitted Refinancing thereof and any actions in connection with the issuance of Permitted Convertible Indebtedness), and actions incidental thereto, including the granting of Liens permitted hereby, (d) issuing its own Qualified Capital Stock (including in respect of a Significant Equity Capital Raise); (e) preparing reports to Governmental Authorities and to its shareholders, (f) holding cash and Permitted Investments and other assets received in connection with Restricted Payments received from, or Investments made by the Borrower to the extent permitted hereby; (g) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants; (h) performing its obligations under the transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article VII; (i) the maintenance and administration of equity option and equity ownership plans and activities incidental thereto; and (j) performing activities incidental to any of the foregoing.
Section xiii Accounting Changes. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (or SAP), or change the Fiscal Year of Holdings or the fiscal year of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings.

Section xiv Underwriting Risks. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, undertake any underwriting risk inconsistent with their historical and customary practices in the ordinary course of business (it being understood and agreed that this Section 7.14 shall not prohibit Holdings and its Subsidiaries from entering into additional lines of property and casualty insurance business).
Section xv Insurance Subsidiaries. Notwithstanding anything herein to the contrary, without the prior written consent of the Required Lenders, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries (including, for the avoidance of doubt, Insurance Subsidiaries) to, permit: (a) a material change in the nature of the businesses that RIC conducts or is otherwise engaged in as of the Original Closing Date; (b) the discounting (except for prompt payment discounts) or sale by any of the Insurance Subsidiaries of any of their notes or accounts receivable, other than in connection with the collection, settlement or compromise thereof in the ordinary course of business; (c) any one or more material Insurance Licenses of any of the Insurance Subsidiaries to be suspended, limited or terminated or not be renewed; and (d) the Borrower or its Subsidiaries (including for the avoidance of doubt, all Insurance Subsidiaries and any reinsurance Subsidiaries) to fail to maintain, (i) excess of loss reinsurance with a maximum limit in an amount no less than $900,000 per policy (or per occurrence) and (ii) catastrophe reinsurance that permits the ability to cede losses in excess of an amount no greater than 1.65% of Direct Earned Premium as of the most recent Test Date for which financial statements are required to have been delivered pursuant to Section 5.1 (but at no time shall such amount exceed $~~10,000,000~~40,000,000); provided, that with respect to any reinsurance company Subsidiary, such reinsurance company Subsidiary shall be permitted to maintain its own reinsurance arrangements or otherwise limit such exposure by virtue of its relationship with other Insurance Subsidiaries’ other reinsurance contracts, in each case, so long as such reinsurance arrangements or other limitation on exposure is in form and substance reasonably acceptable to the Administrative Agent.
Section xvi Sanctions and Anti-Corruption Laws. Holdings and the Borrower will not, and will not permit any Subsidiary to, request any ~~Term~~ Loan or Letter of Credit or, directly or indirectly, use the proceeds of any ~~Term~~ Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the ~~Term~~ Loans, whether as an Arranger, the Administrative Agent, any Lender (including a Swingline Lender), the Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section xvii ~~Foreign Insurance~~Reinsurance Companies. Holdings and the Borrower will not, and will not permit any Subsidiary to, own or hold any Investment in, nor create or acquire~~, (i) any Insurance Subsidiary that is domiciled outside of the United States or (ii)~~ any reinsurance company, in each case excluding RRC and any Investments in RRC expressly permitted under Section 7.4 of this Agreement.
Section xviii Other Liens and Guarantees. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, (i) create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, in each case, securing any Indebtedness incurred pursuant to Section 7.1(a)(ii), unless the Loans are secured by a valid and enforceable, first priority perfected Lien on such assets or property (subject to the Intercreditor Agreement) or (ii) Guarantee any Indebtedness

incurred pursuant to Section 7.1(a)(ii) unless the Loans are Guaranteed on a pari passu basis with such Guarantee.
Section xix Restricted Debt Payments. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, make any payment or prepayment in cash, securities or other property on or in respect of principal of or interest on any (i) Indebtedness incurred pursuant to the NPA Financing (including the PIK Interest and the Make-Whole Amount, in each case as defined in the Note Purchase Agreement), (ii) Subordinated Debt (including, for the avoidance of doubt, Indebtedness permitted pursuant to Section 7.1(k) and the Contingent Line of Credit), (iii) Indebtedness permitted pursuant to Section 7.1(p) and (iv) Permitted Convertible Indebtedness (all such Indebtedness, collectively, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:
(1)Restricted Debt Payments (other than payments with respect to (x) the Contingent Line of Credit, (y) any Subordinated Debt to the extent prohibited by the subordination provisions thereof and (z) Indebtedness incurred pursuant to the NPA Financing (including the PIK Interest and the Make-Whole Amount, in each case as defined in the Note Purchase Agreement)) consisting of (i) regularly scheduled interest payments as and when due in respect of any Restricted Debt and (ii) dividends in respect of Permitted Convertible Indebtedness permitted pursuant to Sections 7.1(r) or 7.1(p) solely to the extent such dividends are regularly scheduled and in a fixed amount (or fixed percentage);
(2)Restricted Debt Payments as a result of the conversion or exchange of all or any portion of Permitted Convertible Indebtedness into or for Qualified Capital Stock of Holdings as well as cash payment, in lieu of issuance of fractional shares, in connection therewith;
(3)repayments of principal and interest of any Indebtedness with the proceeds of a Permitted Refinancing thereof or by exchange or conversion to Qualified Capital Stock of Holdings as well as cash payment, in lieu of issuance of fractional shares in connection therewith;
(4)in the case of any Contingent Line of Credit, any regularly scheduled payments of interest, commitment fees and/or dividends in accordance with the terms of the documentation evidencing the Contingent Line of Credit so long as no Default or Event of Default exists at the time of or results from such regularly scheduled payment; provided that the aggregate amount of all such payments made in cash shall not exceed $15,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $20,000,000) during the term of this Agreement;
(5)the NPA Prepayment so long as (i) substantially concurrently with the NPA Prepayment, the Borrower either (A) makes a prepayment of the Term Loans that is applied in the manner set forth in Section 2.11(f) in an amount no less than $50,000,000 or (B) causes a permanent reduction of the Aggregate Revolving Commitments in accordance with Section 2.7(b) by an amount no less than $50,000,000 (it being understood and agreed that a prepayment of outstanding Revolving Loans may be required in order to effect such reduction), (ii) Holdings has received net cash proceeds of a Significant Public Equity Capital Raise (calculated in the manner set forth in Section 6.7(b), including the proviso thereto) in an amount no less than $750,000,000, (iii) before and immediately after giving effect to the NPA Prepayment and the prepayment or reduction set forth in clause (i), the aggregate Liquidity shall be no less than $500,000,000, (iv) no Default or Event of Default exists at the time of or results from the NPA Prepayment, (v) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to the NPA Prepayment, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered pursuant to Section 5.1(c) and (vi) the NPA Prepayment shall be permitted by and consummated in accordance with Section 5.15 of the Intercreditor Agreement; and
(6)any payments under the NPA Financing that are permitted by Section 5.15 of the Intercreditor Agreement (other than the NPA Prepayment).
Article VIII.

EVENTS OF DEFAULT
Section i Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(1)the Borrower shall fail to pay any principal of any ~~Term~~ Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(2)the Borrower shall fail to pay any interest on any ~~Term~~ Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(3)any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(4)(i) Holdings or the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), (b), (c) or (d), 5.2(a)(i), 5.3 (with respect to legal existence), 5.8(b)(iii)(B), 5.17 or Article VI (other than Section 6.1) or VII or Article XI, or (ii) Holdings or the Borrower shall fail to observe or perform the covenant contained in Section 5.2(a)(v), and such failure shall remain unremedied for 10 Business Days after any officer of the Borrower becomes aware of such failure~~; or~~, or (iii) Holdings or the Borrower shall fail to satisfy the covenant contained in Section 6.1, and such failure shall remain unremedied for 29 days after the last day of any Fiscal Month (or, at all times after the occurrence of a Significant Equity Capital Raise, 30 days after the last day of any Fiscal Quarter); or
(5)any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(6)(i)(A) Holdings, the Borrower or any of their respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (B) any other event shall occur or condition shall exist under the Note Documents, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of the Indebtedness thereunder; or (C)    any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (D) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof in each case, excluding any prepayment or redemption requirements in connection with an asset sale or disposition permitted under Section 7.6 of assets that secure Material Indebtedness (to the extent that the Material Indebtedness being required to be prepaid or redeemed secures only the assets that were sold); provided, that this clause (f) shall not apply to any conversion or exchange of any Permitted Convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion or exchange of any Permitted Convertible Indebtedness, in either case, into cash, Qualified Capital Stock of Holdings (and nominal cash payments in respect of fractional shares) or any combination thereof in accordance with the express terms or conditions thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (x) any event of default under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount or (y) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or
(7)Holdings, the Borrower or any of their respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this clause (g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(8)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(9)after the effectiveness thereof, the provisions of the Intercreditor Agreement or any subordination agreement between the Administrative Agent and the agent for the Subordinated Debt cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms; or
(10)Holdings, the Borrower or any of their respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(11)(i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings, the Borrower and any of their respective Subsidiaries in an aggregate amount exceeding $~~1,000,000~~10,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $~~1,000,000~~10,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $~~1,000,000~~10,000,000; or
(12)any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $~~2,500,000~~10,000,000 in the aggregate shall be rendered against Holdings or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(13)any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(14)(i) the termination (without a substantially similar replacement as reasonably determined by the Administrative Agent) of the Agency Agreement or (ii) a decrease in rates charged under the Agency Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during the term of this Agreement, or any other change to the Agency Agreement that is adverse to the interests of the Lenders;
(15)any court, Governmental Authority, including any Insurance Regulatory Authority, shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of Holdings, the Borrower or any of their respective Subsidiaries which, when taken together with all other property of Holdings, the Borrower and their respective Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, exceeds $~~1,000,000~~10,000,000, in each case, except to the extent Holdings, the Borrower or any of their respective Subsidiaries receive fair compensation in respect of such condemnation, seizure or appropriation and the net cash proceeds thereof are applied in accordance with Section ~~2.7~~2.11(b); or
(16)any one or more licenses, permits, accreditations or authorizations of Holdings, the Borrower or any of their respective Subsidiaries, including any Insurance License with respect to any Insurance Subsidiary, shall be suspended, limited, modified or terminated or shall not be renewed, and such suspension, limitation, modification, termination or non-renewal would reasonably be expected to result in a Material Adverse Effect, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Holdings, the Borrower or any of their respective Subsidiaries to be in compliance with applicable law, and such action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;
(17)a Change in Control shall occur or exist; or
(18)any provision of the Guaranty and Security Agreement or any other Collateral Document or any Escrow Agreement (solely during the Escrow Period) shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(19)any Lien purported to be created under any Collateral Document or any Escrow Agreement (solely during the Escrow Period) shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority, subject to the Intercreditor Agreement, required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action solely within its control);
then, and in every such event (other than an event described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (~~ii~~iii) exercise all remedies contained in any other Loan Document, and (vii) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the ~~Term~~ Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section ii Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall, subject to the terms of the Intercreditor Agreement, be applied as follows:
(1)first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(2)second, to the fees, indemnitees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(3)third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(4)fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(5)fifth, to the aggregate outstanding principal amount of the ~~Term~~ Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such ~~Term~~ Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations; ~~and~~
(6)sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the LC Exposure after giving effect to the foregoing clause fifth; and
(7)~~(f) sixth~~seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender- Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Article IX.

THE ADMINISTRATIVE AGENT
Section i Appointment of the Administrative Agent.
(1)Each Lender irrevocably appoints ~~SunTrust~~Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(2)The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
(3)~~(b)~~ It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
Section ii Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be li- able for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappelable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section iii Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.
Section iv Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section v Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section vi The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section vii Successor Administrative Agent.
(1)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Specified Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as the Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
(2)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint (and if the Borrower’s approval would be required by clause (a) above, the Borrower approves) a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(3)In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section viii Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section ix The Administrative Agent May File Proofs of Claim.
(1)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any ~~Term~~ Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the ~~Term~~ Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(2)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
(3)Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section x Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents, the Intercreditor Agreement and any other intercreditor or subordination agreements (including with the agent for the Subordinated Debt)) other than this Agreement.
Section xi Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:
(1)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date; (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, and (~~ii~~iii) if approved, authorized or ratified in writing in accordance with Section 10.2 ~~or (iii) upon the payment in full of the Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations);~~;
(2)to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 7.2(d); and

(3)to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition expressly permitted pursuant to Section 7.6, the Liens created by any of the Loan Documents on such property shall be automatically released without need for further action by any person.
Section xii Documentation Agent. Each Lender hereby designates The Huntington National Bank as the Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section xiii Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section xiv Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

Article X.

MISCELLANEOUS
Section i Notices.
(1)Written Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:
To the Borrower:    Root, Inc.
80 E. Rich Street
Columbus, OH 43215
Suite 500
Attention: Alex Timm, Chief Executive Officer
Facsimile Number: [***]
Email: [***]
With copies to (for
information purposes only):    ~~Latham & Watkins~~Cooley LLP
~~140 Scott Drive~~
~~Menlo Park, CA 94025~~
~~Attention: Patrick Pohlen~~
~~Email:~~ [***]
101 California Street, 5th Floor
~~and~~
~~Latham & Watkins LLP~~
~~505 Montgomery, Suite 2000~~
San Francisco, CA ~~94111~~9411
Attention: ~~Haim Zaltzman~~Gian-Michele a Marca
Email: [***]
To the Administrative Agent:    ~~SunTrust~~Truist Bank
~~3333~~303 Peachtree ~~Road, 7th Floor~~Street, N.E.
Atlanta, Georgia ~~30326~~30308
Attention: ~~Doug Kennedy~~Agency Services Manager
Facsimile Number: [***]
~~Email:~~ [***]
With a copy to (for
information purposes only):    ~~SunTrust~~Truist Bank
3333 Peachtree Road, N.E. / South Tower, 3rd Floor
Atlanta, Georgia 30326
Attention: Debra Rivers
Facsimile Number: [***]

Email: [***]
and
Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Facsimile Number: [***]
and
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Rick D. Blumen, Esq.
Facsimile Number: [***]
Email: [***]
To the Issuing Bank:    Truist Bank
Attn: Standby Letter of Credit Dept
245 Peachtree Center Ave., 17th FL
Atlanta, Georgia 30303
Telephone:[***]
To the Swingline Lender:    Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telephone: [***]
To any other Lender:    the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(b)Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the ~~Term~~ Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
(2)Electronic Communications.
(a)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(b)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.
(d)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, the Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided, however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent ~~and~~, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
(3)Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)if to Holdings, the Borrower ~~or~~, the Administrative Agent or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person in Section 10.1(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.1(d); and
(b)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(4)All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement are made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent and the Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(5)Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
Section ii Waiver; Amendments.
(1)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a ~~Term~~ Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent ~~or~~, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(2)~~Subject to Section 2.12(b)~~Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.16 with respect to the implantation of a Benchmark Replacement or Benchmark Conforming Changes (as set forth therein) and Section 5.17 with respect to the deemed incorporation of any additional and/or more restrictive Specified Provisions contained in the Note Documents, no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(a)increase the ~~Term Loan~~ Commitment of any Lender without the written consent of such Lender;
(b)reduce the principal amount of any ~~Term~~ Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section ~~2.8~~2.12(c) during the continuance of an Event of Default;
(c)postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any ~~Term~~ Loan or LC Disbursement or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of any Default or Event of Default or mandatory prepayment shall not constitute a postponement, extension, reduction, excuse or waiver any payment for purposes of this clause (iii), except as provided in clause (x) below);
(d)(A) change Section ~~2.17~~2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, ~~without the written consent of each Lender directly affected thereby or (B~~(B) change Section 2.7 in a manner that would alter the pro rata sharing of Commitment reductions thereby, (C) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case without the written consent of each Lender directly affected thereby;
(e)change any of the provisions of this subsection (b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender directly affected thereby;
(f)release all or substantially all of the Guarantors without the written consent of each Lender;
(g)release all or substantially all Collateral (if any) securing any of the Obligations, without the written consent of each Lender; ~~or~~
(h)subordinate all or substantially all of the Liens securing the Obligations without the consent of each Lender affected thereby.; or
(ix)    change or waive the conditions set forth in Section 3.2 without the consent of each Revolving Lender; or
(x)    waive the mandatory prepayment described in Section 2.11(e) as a result of an Equity Monetization Event without the consent of each Lender.
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the ~~Term Loan~~ Commitment of such Lender may not be increased, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the ~~Term Loan~~ Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections ~~2.14~~2.18, ~~2.15~~2.19, ~~2.16~~2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.
~~Notwithstanding anything to the contrary herein, the Administrative Agent and the Borrower may enter into Incremental Joinder Agreements in order to provide for the incurrence of Incremental Term Loans and the modification of the Loan Documents as provided in Section 2.18.~~
Section iii Expenses; Indemnification.
(1)The Borrower shall pay (i) all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented (in summary form) fees and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), ~~and~~ (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented (in summary form) fees and disbursements of counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights and remedies under this Section, or in connection with the ~~Term~~ Loans made or Letters of Credit issued hereunder, including all such out-of- pocket expenses incurred during any workout, restructuring or negotiations in respect of ~~the Term~~such Loans or Letters of Credit; provided, that notwithstanding the foregoing, legal expenses under clauses (i) and (ii) shall be limited to one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees).
(2)The Borrower shall indemnify the Administrative Agent (and any sub- agent thereof) ~~and~~, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and promptly reimburse such Indemnitee for, any and all losses, claims, damages, penalties, liabilities or other expenses (including the reasonable and documented (in summary form) fees and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any ~~Term~~ Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the fraud, gross negligence, or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent and its Related Parties, arise from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) result from disputes (not involving any act or omission by Holdings or its Subsidiaries or their Affiliates) solely among the Indemnitees for actions by one or more of the Indemnitees, other than claims against the Administrative Agent in such capacity fulfilling its agency role under the Loan Documents; provided, that notwithstanding the foregoing, legal expenses under this clause (b) shall be limited to one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities and related expenses arising from any non-Tax claim.
(3)To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(4)To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any ~~Term~~ Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have under clause (b) above to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(5)All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days, after written demand therefor.
Section iv Successors and Assigns.
(1)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section or Section 11.3, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(2)Subject to Section 11.3, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its ~~Term~~Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(a)Minimum Amounts.
(i)in the case of an assignment of the entire remaining amount of the assigning Lender’s ~~Term~~Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(ii)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, principal outstanding balance of the ~~Term~~ Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $5,000,000 with respect to the Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the ~~Term~~ Loans, other Revolving Credit Exposure or the Commitments assigned.
(c)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(i)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; ~~and~~
(ii)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender.; and
(C)     the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(d)Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section ~~2.16~~2.20(g).
(e)No Assignment to certain Persons. No such assignment shall be made to (A) Holdings, the Borrower or any of their respective Affiliates or Subsidiaries, (B) any Disqualified Institutions or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.
(f)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections ~~2.14~~2.18, ~~2.15~~2.19, ~~2.16~~2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(3)The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrower, shall maintain at one of its offices in ~~Atlanta, Georgia~~Charlotte, North Carolina or other office within the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the ~~Term Loan~~ Commitments of, and principal amount (and stated interest) of the ~~Term~~ Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent ~~SunTrust~~Truist Bank serves in such capacity, ~~SunTrust~~Truist Bank and its officers, directors, employees, agents, sub- agents and affiliates shall constitute “Indemnitees”.
(4)Any Lender may at any time, without the consent of, or notice to, the Borrower ~~or~~, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person), Holdings, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, a Disqualified Institution or a Defaulting Lender or any Affiliate thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its ~~Term Loan~~ Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any ~~Term~~ Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than waiving default interest); (~~ii~~iii) postpone the date fixed for any payment of any principal of, or interest on, any ~~Term~~ Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (other than waivers of Defaults, Events of Default and mandatory prepayments); (~~iii~~iv) change Section ~~2.17~~2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (iv) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (v) release all or substantially all of the Guarantors; or (vi) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections ~~2.14~~2.18, ~~2.15~~2.19, and ~~2.16~~2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section ~~2.19~~2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section ~~2.17~~2.21 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the ~~Term~~ Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such ~~Term~~ Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(5)A Participant shall not be entitled to receive any greater payment under Sections ~~2.14~~2.18 and ~~2.16~~2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section ~~2.16~~2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section ~~2.16~~2.20(g) and (h) as though it were a Lender.
(6)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(7)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of ~~Term~~ Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.
Section v Governing Law; Jurisdiction; Consent to Service of Process.
(1)This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(2)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(3)Each of the parties hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(4)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section vi WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION,

SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section vii Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or the Issuing Bank.
Section viii Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section ix Survival. All covenants, agreements, representations and warranties made by Holdings and the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any ~~Term~~ Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any ~~Term~~ Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections ~~2.14~~2.18, ~~2.15~~2.19, ~~2.16~~2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the ~~Term~~ Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the ~~Term~~ Loans and the issuance of the Letters of Credit.

Section x Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section xi Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of any non-public information relating to Holdings, the Borrower or any of their respective Subsidiaries or any of their respective businesses, to the extent provided to it by or on behalf of Holdings or any of its Subsidiaries, in accordance with the Administrative Agent’s or the Lenders’ customary practices, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender or their respective Affiliates including, without limitation, accountants, legal counsel, officers, directors, employees, independent auditors, professionals and other experts, agents or advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof and prior to such disclosure to the extent not prohibited by law), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder or as otherwise required by applicable law or regulation, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to the extent that such information is received by the Administrative Agent from a third party that is not, to the knowledge of the Administrative Agent, subject to confidentiality obligations owing to the Borrower or any Affiliate of the Borrower, (x) for purposes of establishing a “due diligence” defense, provided that prompt notice of such defense shall be provided to the Borrower, to the extent permitted by law, (xi) to the extent that such information was already in the possession of the Administrative Agent prior to any duty or other undertaking of confidentiality entered into in connection with this Agreement or any of the Loan Documents, or (xii) with the written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern. Notwithstanding the foregoing, no such confidential information shall be disclosed to a

Disqualified Institution that has been identified to all Lenders prior to the time of such disclosure without the Borrower’s consent.
Subject to the Borrower’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed), the Administrative Agent, the Issuing Bank or any Lender may use non-confidential information related to this Agreement and the ~~Term Loan~~Loans made hereunder in connection with any marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense using such Loan Party’s name, product photographs, logo or trademark. Each Lender hereby consents to the disclosure by the Administrative Agent or the Arranger of information necessary or customary for inclusion in league table measurements.
Section xii Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any ~~Term~~ Loan, together with all fees, charges and other amounts which may be treated as interest on such ~~Term~~ Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such ~~Term~~ Loan in accordance with applicable law, the rate of interest payable in respect of such ~~Term~~ Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such ~~Term~~ Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other ~~Term~~ Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section xiii Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section xiv Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to (a) the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.
Section xv No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative

Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section xvi Location of Closing. Each Lender and the Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent.    All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
Section xvii Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section xviii Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~Write-Down and Conversion Powers of an EEA~~write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(1)the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and
(2)the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the ~~Write-Down and Conversion Powers of any EEA~~write-down and conversion powers of the applicable Resolution Authority.

Section xix Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(1)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(2)As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section xx Electronic Signatures. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Article XI.

SVB ASSIGNMENT AND ESCROW AGREEMENTS
Section i SVB Assignment. Immediately prior to giving effect to this Agreement, Silicon Valley Bank held outstanding Term Loans in a principal amount equal to $24,937,500.00 in its capacity as a lender under the Existing Credit Agreement (the “SVB Loans”). Simultaneously with the closing of this Agreement, it is understood and agreed by all Persons signatory hereto that Silicon Valley Bank shall sell and assign to the Assignee Lenders, and the Assignee Lenders shall purchase and assume from Silicon Valley Bank, all of Silicon Valley Bank’s rights and obligations under the Existing Credit Agreement including the SVB Loans and all accrued interest thereon (the “SVB Assignment”) on the terms and conditions set forth in that certain Assignment and Acceptance, dated as of the Closing Date, by and between Silicon Valley Bank and the Assignee Lenders (and consented to by the Borrower), which assignment shall be effective as of the Closing Date. For the avoidance of doubt, the portion of SVB Loans assigned to each Assignee Lender pursuant to the SVB Assignment on the Closing Date shall be as follows:
~~SunTrust~~Truist Bank:    $18,703,125.00
The Huntington National Bank:    $6,234,375.00
Section ii Escrow Arrangements. In order to induce the Assignee Lenders to purchase and assume the SVB Loans pursuant to the SVB Assignment, the Borrower has agreed to remit the Escrow Funds on the Closing Date to the Escrow Agent for the benefit of each Assignee Lender in accordance with the applicable Escrow Agreement for the applicable Assignee Lender for the period commencing on the Closing Date and ending on the earliest to occur of (i) the three- month anniversary of the Closing Date and (ii) the date that the Escrow Funds are disbursed in full pursuant to any prepayment described in Section 11.4 (such period, the “Escrow Period”).
Section iii Assignments During Escrow Period.
(1)Optional Assignment. Notwithstanding anything else to the contrary contained herein (including, without limitation, Section 10.4(b)), no Assignee Lender shall be permitted to assign all or any portion of its Term Loans during the Escrow Period other than in connection with a Qualified Assignment pursuant to Section 11.3(b) below.

(2)Mandatory Qualified Assignment. During the Escrow Period, (i) each of the parties hereto acknowledges and agrees that the Borrower may engage the Arranger to use commercially reasonable efforts to further syndicate the SVB Loans acquired and held by the Assignee Lenders and (ii) each Assignee Lender agrees to assign a portion of its Term Loans in an amount not to exceed such Assignee Lender’s Qualified Amount pursuant to, and to otherwise facilitate the execution, delivery and execution of, a Qualified Assignment. The assignee in any Qualified Assignment shall purchase from each Assignee Lender such Assignee Lender’s share of the Term Loans that are being assigned and each such Assignee Lender shall thereafter promptly return (or cause to be returned by the Escrow Agent in accordance with the terms of the Escrow Agreement) an amount of the Escrow Funds equal to the principal amount of the Term Loans so assigned by such Assignee Lender to the Borrower (with any excess Escrow Funds to be applied as a prepayment in accordance with Section 11.4(b) below); provided that upon the return of any Escrow Funds to the Borrower under this Section 11.3(b) (whether by the Escrow Agent or the applicable Assignee Lender), such cash shall no longer be Excluded Property solely due to it previously having been Escrow Funds.
Upon the expiration of the Escrow Period, Section 10.4 (together with any other corresponding provisions) shall govern the terms and conditions of assignments without giving effect to this Section 11.3.
Section iv Escrow Agreement Prepayments.
(1)Optional Prepayment. The Borrower shall have the right at any time upon written notice to the Administrative Agent and the Assignee Lenders to cause all or a portion of the Escrow Funds to be applied to prepay the Term Loans held by the Assignee Lenders subject to and in accordance with subsection (c) of this Section, the notice provisions of Section ~~2.6~~2.10 and the terms and conditions of the Escrow Agreement.
(2)Mandatory Prepayment. Immediately upon receipt by an Assignee Lender of any Escrow Funds pursuant to Section 1.3 of the Escrow Agreement, the full amount of the Escrow Funds received by such Assignee Lender shall be required to be applied to prepay the Term Loans in accordance with subsection (c) of this Section.
(3)Application of Prepayments. Any application of Escrow Funds to prepay the Term Loans pursuant to subsections (a) and (b) above shall be applied (i) to the principal balance of the Term Loans held by each Assignee Lender based on such Assignee Lender’s pro rata share of the aggregate amount of Escrow Funds existing and held by the Assignee Lenders immediately prior to giving effect to the prepayment and (ii) to the installments of the Term Loans held by such Assignee Lenders in the inverse order of maturity. It is understood and agreed that no amortization payment or mandatory or voluntary prepayment paid in cash during the Escrow Period (from funds other than the Escrow Funds) shall cause the Escrow Funds to be reduced.
For the avoidance of doubt, the parties agree that any prepayment made with the Escrow Funds pursuant to this Section 11.4 shall only be applied to reduce the Term Loans held by the Assignee Lenders and no portion shall be used or required to prepay any Indebtedness consisting of the NPA Financing.
Section v Remedies. It is understood and agreed by all parties to this Agreement that, in addition to each Assignee Lender’s rights with respect to the Escrow Funds as set forth herein, each Assignee Lender shall also have the right to provide written instructions directing the Escrow Agent to disburse the Escrow Funds from the applicable Escrow Account and apply the proceeds thereof to prepay such Assignee

Lender’s Term Loans in accordance with and subject to the terms and conditions of the Escrow Agreement.
Section vi Termination. Upon the expiration of the Escrow Period (including the completion of any prepayments in full of the Escrow Funds giving rise to such expiration), (i) Sections 11.2 through 11.5, the corresponding definitions and other provisions herein solely relating to the Escrow Agreements shall be deemed to be null and void (without impairing the validity or effectiveness of any other provision of this Agreement), (ii) the Escrow Accounts shall be closed and (iii) the Escrow Agreements shall be terminated pursuant to the terms hereof and thereof.

[Remainder of page intentionally blank; signature pages follow.]

Annex B
Schedules I, 4.14, 4.16 and 4.18

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SCHEDULE I
Commitments and Outstanding Term Loan Amounts

Lender	Revolving Commitment Amount	Term Loan Commitment	Outstanding Principal Amount of Term Loans (immediately after Second Amendment Effective Date)
Truist Bank	$17,500,000	$17,500,000	$17,500,000
The Huntington National Bank	$12,500,000	$12,500,000	$12,500,000
Western Alliance Bank	$12,500,000	$12,500,000	$12,500,000
Goldman Sachs Lending Partners LLC	$12,500,000	$12,500,000	$12,500,000
Wells Fargo Bank, National Association	$15,000,000	$15,000,000	$15,000,000
Barclays Bank PLC	$12,500,000	$12,500,000	$12,500,000
Morgan Stanley Senior Funding, Inc.	$12,500,000	$12,500,000	$12,500,000
Deutsche Bank	$5,000,000	$5,000,000	$5,000,000
Total	$100,000,000	$100,000,000	$100,000,000

SCHEDULE 4.14
Subsidiaries

Name	Ownership	Jurisdiction of Incorporation or Organization	Type of Entity
Root, Inc.*	100% owned by Root Stockholdings, Inc.	Delaware	Corporation
Root Insurance Company	100% owned by Root, Inc.	Ohio	Corporation
Root Insurance Agency, LLC*	100% owned by Root, Inc.	Ohio	Limited Liability Company
Root Reinsurance Company, Ltd.	100% owned by Root, Inc.	Cayman Islands	Exempted Company
Buzzwords Labs Inc.*	100% owned by Root, Inc.	Delaware	Corporation
Root Enterprise, LLC*	100% owned by Root, Inc.	Delaware	Limited Liability Company

* Indicates Subsidiary Note Party

SCHEDULE 4.16
Deposit and Disbursement Accounts

SCHEDULE 4.18
Material Agreements

Annex C
Exhibits 2.3 and 2.4

Annex C
EXHIBIT 2.3
FORM OF NOTICE OF REVOLVING BORROWING
[Date]1

Truist Bank,
    as Administrative Agent
303 Peachtree Street, N.E.
Atlanta, GA 30308
Attention: Doug Kennedy
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among Root, Inc., a Delaware corporation, as Borrower, Root Stockholdings, Inc., a Delaware corporation, as Holdings, the Lenders from time to time party thereto and Truist Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Borrowing under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:
(A)    Aggregate principal amount of Borrowing2:
(B)    Date of Borrowing (which is a Business Day):
(C)    Type of Revolving Loan: [Eurodollar Borrowing][Base Rate Borrowing]
(D)    [Interest Period3:     ]4
(E)    Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

1 Must be made prior to 12:00 p.m. (New York City time) one (1) Business Day prior to the requested date of each Base Rate Borrowing and three (3) Business Days prior to the requested date of each Eurodollar Borrowing.
2 Not less than $1,000,000 or a larger multiple of $1,000,000 for Eurodollar Borrowing, and not less than $1,000,000 or a larger integral multiple of $100,000 for Base Rate Borrowing (other than Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) of the Loan Agreement, which may be made in lesser amounts as provided for therein).
3 Which must comply with the definition of “Interest Period” and not end after the Revolving Commitment Termination Date.
4 Insert for Eurodollar Borrowings only.
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[remainder of page intentionally left blank]

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Loan Agreement are satisfied at the time of and immediately after giving effect to the requested Borrowing.
Very truly yours,
ROOT INC.
By:
Name:
Title:

EXHIBIT 2.4
FORM OF NOTICE OF SWINGLINE BORROWING
[Date]

Truist Bank,
    as Administrative Agent
303 Peachtree Street, N.E.
Atlanta, GA 30308
Attention: Doug Kennedy
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among Root, Inc., a Delaware corporation, as Borrower, Root Stockholdings, Inc., a Delaware corporation, as Holdings, the Lenders from time to time party thereto and Truist Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:
(A)    Principal amount of Borrowing5:
(B)    Date of Swingline Borrowing (which is a Business Day):
(C)    Location and number of Borrower’s account to which proceeds of the Swingline Borrowing are to be disbursed:
[remainder of page intentionally left blank]

5 Not less than $100,000 or a larger multiple of $50,000.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Loan Agreement are satisfied at the time of and immediately after giving effect to the requested Swingline Borrowing.
Very truly yours,
ROOT INC.
By:
Name:
Title:

Annex D
Exhibit 5.1(d)

Annex D
EXHIBIT 5.1(d)
FORM OF COMPLIANCE CERTIFICATE
To:    Truist Bank, as Administrative Agent
303 Peachtree Street, N.E.
Atlanta, GA 30308
Attention: Agency Services Manager
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), by and among Root, Inc., a Delaware corporation (the “Borrower”), Root Stockholdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Truist Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.
I, ____________, being the duly elected and qualified, and acting in my capacity as, [Chief Financial Officer][Chief Executive Officer][Principal Accounting Officer][Treasurer][Controller] of the Borrower, and not in any individual capacity, hereby certify to the Administrative Agent and each Lender on behalf of the Borrower as follows:
1.    [The consolidated [and consolidating]6 financial statements and the related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries are attached hereto for the Fiscal Year ending ______ pursuant to Section 5.1(a) of the Loan Agreement.]7
[The financial statements of Holdings and its Subsidiaries attached hereto for the Fiscal Month ending     pursuant to Section 5.1(c)(i)(A) of the Loan Agreement fairly present in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries as at the end of such Fiscal Month on a consolidated and consolidating basis, and the related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Month, in accordance with GAAP consistently applied (subject, in the case of such monthly financial statements, to normal year- end audit adjustments and the absence of footnotes).]8
[The financial statements of Holdings and its Subsidiaries attached hereto for the Fiscal Quarter ending _______ pursuant to Section 5.1(c)(i)(B) of the Loan Agreement fairly present in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries as at the end of such Fiscal Quarter on a consolidated basis, and the related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter, in accordance with GAAP
6 Consolidating financials only required prior to the occurrence of a Significant Equity Capital Raise.
7 To be included for Compliance Certificate delivered in connection with annual financial statements pursuant to Section 5.1(a) of the Loan Agreement.
8 To be included for Compliance Certificate delivered in connection with monthly financial statements pursuant to Section 5.1(c)(i)(A) of the Loan Agreement prior to the occurrence of a Significant Equity Capital Raise.
Exhibit 5.1(d)
242174639 v1

consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).]9
2.    The calculations set forth in Attachment I are computations of the Risk-Based Capital Ratio for RIC calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement.
3.    The calculations set forth in Attachment II are computations of the Risk-Based Capital Ratio for each U.S. Insurance Subsidiary (excluding RIC) calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement.
4.    The calculations set forth in Attachment III are computations of the Direct Combined Ratio for the U.S. Insurance Subsidiaries calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement.
5.    The calculations set forth in Attachment IV are computations of Liquidity calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement.
6.    The calculations set forth in Attachment V are computations of the sum of Liquidity, Statutory Surplus with respect to the U.S. Insurance Subsidiaries (on an aggregate basis) and RRC Equity, each calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement.
7.    The calculations set forth in Attachment VI are computations of the Statutory Surplus with respect to each Foreign Insurance Subsidiary (other than Root Reinsurance Company, Ltd.) calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement.
8.    The calculations set forth in Attachment VII are computations of the Leverage Ratio calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement.
9.    The calculations set forth in Attachment VIII are computations of the aggregate outstanding principal amount of Indebtedness (other than Bank Product Obligations) of Holdings and its Subsidiaries on a consolidated basis calculated from the financial statements referenced in paragraph 1 above in accordance with the terms of the Loan Agreement (without limiting the restrictions set forth in Section 7.1 of the Loan Agreement).
10.    [Attachment IX sets forth any change in the identity of the Subsidiaries as of the end of such [Fiscal Year][Fiscal Month][Fiscal Quarter] period covered by the financial statements attached hereto from the Subsidiaries identified to the Lenders [on the Closing Date][as of the most recent [Fiscal Year][Fiscal Month][Fiscal Quarter], to the extent not already disclosed to the Administrative Agent pursuant to Section 6.6 of the Guaranty and Security Agreement.]
9 To be included for Compliance Certificate delivered in connection with quarterly financial statements pursuant to Section 5.1(c)(i)(B) of the Loan Agreement after the occurrence of a Significant Equity Capital Raise.
Exhibit 5.1(d)

11.    Based upon a review of the activities of Holdings and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by Holdings with respect to such event, condition or failure].
12.    There has been [no change][a change] in GAAP or in the application thereof that has occurred and that resulted in a change in the financial results set forth in the financial statements since the date of Holdings’ and the Subsidiaries’ most recently delivered audited financial statements delivered pursuant to Section 5.1(a) or Section 5.1(c)(i) of the Loan Agreement [if such is not the case, specify such change and the effect of such change on the financial statements accompanying this Compliance Certificate].
13.    [No Loan Party, either by itself or through any agent, employee, licensee or designee, has filed an application for the registration of any Copyright, Patent, Trademark, or IP License (to the extent constituting an exclusive license in favor of such Loan Party to specifically identified registrations or applications for Copyrights, Trademarks, and Patents)][Attachment [IX][X] sets forth a list of any applications filed for the registration of Copyrights, Patents, Trademarks, and/or IP Licenses (to the extent constituting an exclusive license in favor of any Loan Party to specifically identified registrations or applications for Copyrights, Trademarks, and Patents)] with the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof since the date of the most recently delivered Compliance Certificate delivered pursuant to Section 5.1(a) or (c)(i) of the Loan Agreement, as applicable.
[Signature on Next Page]

Exhibit 5.1(d)

IN WITNESS WHEREOF, I have hereunto signed my name as _______ of the Borrower, and not in an individual capacity, as of the date first set forth above.

Name:
Title:

Exhibit 5.1(d)

Attachment I: Risk-Based Capital Ratio (RIC)
The calculations set forth on this Attachment I are computations of the Risk-Based Capital Ratio calculated from the financial statements of RIC as of the last day of the Test Date ended _____________ __, 20__, made in accordance with the terms of the Loan Agreement.
[Calculations to be attached]
Actual:     :

Highest Risk-Based Capital Ratio required (x) by the Insurance Regulatory Authority of the State of Ohio (or in the event RIC redomiciles in any other state, then the applicable Insurance Regulatory Authority in such other state of domicile) or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to RIC (whether or not RIC is a party thereto)	_.___:1.00
Minimum for each Test Date ending on or after November 30, 2019	The greater of (i) 2.50:1.00 and (ii) the ratio set forth immediately above

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Exhibit 5.1(d)

Attachment II: Risk-Based Capital Ratio (U.S. Insurance Subsidiaries (other than RIC))
The calculations set forth on this Attachment II are computations of the Risk-Based Capital Ratio calculated from the financial statements of each U.S. Insurance Subsidiary (excluding RIC) as of the last day of the Test Date ended _____________ __, 20__, made in accordance with the terms of the Loan Agreement.
[Calculations to be attached]
Actual:     :

Highest Risk-Based Capital Ratio required (x) by the Insurance Regulatory Authority of the State of [____] or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to such U.S. Insurance Subsidiary (whether or not such U.S. Insurance Subsidiary is a party thereto)
Minimum for each Test Date ending on or after November 30, 2019[10]
_.___:1.00 The greater of (i) 2.50:1.00 and (ii) the ratio set forth immediately above [11]

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10 NTD: To be state of domicile for applicable U.S. Insurance Subsidiary
11 Root to provide for every U.S. Insurance Subsidiary.
Exhibit 5.1(d)
242174639 v1

Attachment III: Direct Combined Ratio
The calculations set forth on this Attachment III are computations of the Direct Combined Ratio calculated from the financial statements of the U.S. Insurance Subsidiaries as of the last day of the Fiscal Quarter ended _____________ __, 20 , made in accordance with the terms of the Loan Agreement.
[Calculations to be attached]
Actual:     .__%
Maximum as of Fiscal Quarter end December 31, 2019    152.9%
Maximum as of Fiscal Quarter end March 31, 2019    140.7%
Maximum as of Fiscal Quarter end June 30, 2020    133.6%
Maximum as of Fiscal Quarter end September 30, 2020    132.5%
Maximum as of Fiscal Quarter end December 31, 2020    130.0%
Maximum as of Fiscal Quarter end March 31, 2021    127.5%
Maximum as of Fiscal Quarter end June 30, 2021    127.5%
Maximum as of Fiscal Quarter end September 30, 2021    127.5%
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Exhibit 5.1(d)
242174639 v1

Attachment IV: Liquidity
Attachment IV sets forth the Loan Parties’ Liquidity12 as of _____________ __, 20__, as determined in accordance with the terms of the Loan Agreement.
[Calculations to be attached]
Actual: $ _______.__
Minimum at any time:    $25,000,000.00
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12 “Liquidity” shall mean, on any date of determination, all cash and all cash equivalents (including any Permitted Investment that is a cash equivalent) owned and held by the Loan Parties, in each case, on the date of determination; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Loan Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are (A) not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised, (y) in favor of Administrative Agent or (z) permitted by Section 7.2(a)(ii) of the Loan Agreement and (B) subject to a perfected Lien in favor of the Administrative Agent and (ii) exclude any amounts held by the Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of Holdings, the Borrower, any Subsidiary of Holdings or any of their respective Affiliates.
Exhibit 5.1(d)
242174639 v1

Attachment V: Minimum Liquidity, Statutory Surplus and RRC Equity
The calculations set forth on this Attachment VI are computations of the sum of (i) Liquidity, (ii) the Statutory Surplus of the U.S. Insurance Subsidiaries (on an aggregate basis) and (iii) RRC Equity, in each case, as of the following Test Date: _____________ __, 20__, as determined in accordance with the terms of the Loan Agreement.
[Calculations to be attached]
(a) Statutory Surplus of U.S. Insurance    $
Subsidiaries
(b) Liquidity    $    13
(c) RRC Equity    $
Actual: ((a) + (b) + (c))    $
Minimum at any time    $    14
[remainder of page intentionally left blank]

13 Insert figure from Attachment IV.
14 Amount to be $125,000,000 plus the greater of (A) $0 and (B) an amount equal to 15.0% of Net Written Premiums for the twelve-month period ending on the Test Date minus Net Written Premiums for the twelve-month period on the last day of the month or quarter, as applicable, ended prior to the Test Date; provided, that at no time shall the amount required under Section 6.5 of the Loan Agreement exceed the sum of the aggregate outstanding amount of all Loans plus the outstanding amount of all NPA Notes under the NPA Financing (other than any capitalized PIK Interest (as defined in the Note Purchase Agreement)) plus outstanding Letters of Credit.
Exhibit 5.1(d)
242174639 v1

Attachment VI: Statutory Surplus
The calculations set forth on this Attachment VI are computations of the Statutory Surplus calculated from the financial statements of each Foreign Insurance Subsidiary (other than Root Reinsurance Company, Ltd.) as of the following Test Date: _____________ __, 20__, as determined in accordance with the terms of the Loan Agreement.
[Calculations to be attached]
Each Foreign Insurance Subsidiaries
Statutory Surplus of [_______] (a Foreign    $_______
Insurance Subsidiary)
Minimum for any Test Date:    105% of the Statutory Surplus required to be held by such Foreign Insurance Subsidiary, as determined in order to comply with the law and regulatory requirements applicable to such Foreign Insurance Subsidiary15
[remainder of page intentionally left blank]

15 Root to provide required amount for each Foreign Insurance Subsidiary (other than Root Reinsurance Company, Ltd.).
Exhibit 5.1(d)
242174639 v1

Attachment VII: Leverage Ratio
The calculations set forth on this Attachment VII are computations of the Leverage Ratio calculated from the financial statements of RRC as of the following Test Date: _____________ __, 20__, made in accordance with the terms of the Loan Agreement.
[Calculations to be attached]
Actual:____:____
Maximum for each Fiscal [Month][Quarter]16    ___:___:1.0017
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16 Select monthly test at all times prior to the occurrence of a Significant Equity Capital Raise; quarterly thereafter.
17 To be the lesser of (i) 10.00 to 1.00 and (ii) the amount required by the Insurance Regulatory Authority governing RRC in its jurisdiction of domicile. Root to provide amount referenced in the foregoing clause (ii).
Exhibit 5.1(d)
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Attachment VIII: Funded Indebtedness
Attachment VIII sets forth the aggregate outstanding principal amount of Indebtedness (other than Bank Product Obligations) of Holdings and its Subsidiaries as of _____________ __, 20__, as determined in accordance with the terms of the Loan Agreement and without limiting the restrictions set forth in Section 7.1 of the Loan Agreement.
[Calculations to be attached]
Actual:____:____

Maximum at any time prior to the occurrence of a Significant Equity Capital Raise	$450,000,0000
Maximum at any time after the occurrence of a Significant Equity Capital Raise if:[18]
a. the net cash proceeds of the Significant Equity Capital Raise received by Holdings exceeded $1,000,000,0000:	$750,000,000
b. the net cash proceeds of the Significant Equity Capital Raise received by Holdings exceeded $650,000,0000 but were equal to or less than $1,000,000,0000:	$600,000,000
c. the net cash proceeds of the Significant Equity Capital Raise received by Holdings exceeded $550,000,0000 but were equal to or less than $650,0000,000:	$500,000,000
d. the net cash proceeds of the Significant Equity Capital Raise received by Holdings were less than or equal to $550,000,000:	$450,000,000

[Attachment IX: Changes in the Identity
of the Subsidiaries]

18 The Acquisition Consideration paid for any Investment made pursuant to Section 7.4(q) of the Loan Agreement shall be deducted from the calculation of the net cash proceeds received in clauses (a) through (d) of this Attachment VIII.
Exhibit 5.1(d)
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[Attachment [IX][X]: IP Filings]

Exhibit 5.1(d)

Annex E
Amended Guaranty and Security Agreement

Annex ~~I~~E
Execution Version
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) THE LIEN AND SECURITY INTEREST GRANTED TO THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, DATED AS OF NOVEMBER 25, 2019, AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG THE ADMINISTRATIVE AGENT, THE NPA AGENT, HOLDINGS, THE BORROWER AND THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY THERETO, AND (II) THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES HEREUNDER IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
GUARANTY AND SECURITY AGREEMENT
dated as of April 17, 2019
made by
ROOT, INC.
as a Grantor
and
THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO
in favor of
~~SUNTRUST~~TRUIST BANK
as Administrative Agent

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
Section 1.1    Definitions     1
Section 1.2    Other Definitional Provisions; References     5
ARTICLE II GUARANTEE     6
Section 2.1    Guarantee     6
Section 2.2    Payments     8
ARTICLE III GRANT OF SECURITY INTEREST     8
Section 3.1    Grant of Security Interest    8
Section 3.2    Transfer of Pledged Securities     9
Section 3.3    Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles     9
ARTICLE IV ACKNOWLEDGMENTS, WAIVERS AND CONSENTS     9
Section 4.1    Acknowledgments, Waivers and Consents     9
Section 4.2    No Subrogation, Contribution or Reimbursement     12
ARTICLE V REPRESENTATIONS AND WARRANTIES     12
Section 5.1    Confirmation of Representations in ~~Term~~ Loan Agreement     12
Section 5.2    Benefit to the Guarantors     13
Section 5.3    First Priority Liens     13
Section 5.4    Legal Name, Organizational Status, Chief Executive Office     13
Section 5.5    Prior Names, Prior Chief Executive Offices     13
Section 5.6    [Reserved]     13
Section 5.7    Chattel Paper     13
Section 5.8    Accounts     13
Section 5.9    Governmental Obligors     14
Section 5.10    Copyrights, Patents and Trademarks     14
Section 5.11    Commercial Tort Claims     14
Section 5.12    Letter of Credit Rights     14
ARTICLE VI COVENANTS     14
Section 6.1    Covenants in ~~Term~~ Loan Agreement     14
Section 6.2    Maintenance of Perfected Security Interest; Further Documentation     14
Section 6.3    Maintenance of Records     15
Section 6.4    Visitation and Inspection     16
Section 6.5    Further Identification of Collateral     16
Section 6.6    Changes in Names, Locations     16
Section 6.7    [Reserved]     16
Section 6.8    Limitations on Dispositions of Collateral     16
Section 6.9    Pledged Securities     16
Section 6.10    Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts     17
Section 6.11    [Reserved]     17
Section 6.12    Instruments and Tangible Chattel Paper     17
Section 6.13    Copyrights, Patents and Trademarks     17
1

Section 6.14    Commercial Tort Claims     19
ARTICLE VII REMEDIAL PROVISIONS     19
Section 7.1    Pledged Securities     19
Section 7.2    Collections on Accounts     21
Section 7.3    Proceeds     21
Section 7.4    UCC and Other Remedies     21
Section 7.5    Private Sales of Pledged Securities     23
Section 7.6    Waiver; Deficiency     23
Section 7.7    Non-Judicial Enforcement     23
ARTICLE VIII THE ADMINISTRATIVE AGENT     23
Section 8.1    The Administrative Agent’s Appointment as Attorney-in-Fact    23
Section 8.2    Duty of the Administrative Agent     25
Section 8.3    Filing of Financing Statements     25
Section 8.4    Authority of the Administrative Agent     26
ARTICLE IX SUBORDINATION OF INDEBTEDNESS     26
Section 9.1    Subordination of All Guarantor Claims     26
Section 9.2    Claims in Bankruptcy     26
Section 9.3    Payments Held in Trust     27
Section 9.4    Liens Subordinate     27
Section 9.5    Notation of Records     27
ARTICLE X MISCELLANEOUS     27
Section 10.1    Waiver     27
Section 10.2    Notices     27
Section 10.3    Payment of Expenses, Indemnities     28
Section 10.4    Amendments in Writing     28
Section 10.5    Successors and Assigns     28
Section 10.6    Severability     28
Section 10.7    Counterparts     28
Section 10.8    Survival     28
Section 10.9    Captions     28
Section 10.10    No Oral Agreements     28
Section 10.11    Governing Law; Submission to Jurisdiction     29
Section 10.12    WAIVER OF JURY TRIAL     29
Section 10.13    Acknowledgments     29
Section 10.14    Additional Grantors     30
Section 10.15    Set-Off     30
Section 10.16    Releases     31
Section 10.17    Reinstatement     31
Section 10.18    Acceptance     32
ARTICLE XI KEEPWELL     32

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Schedules
Schedule 1    -    Notice Addresses
Schedule 2    -    Pledged Securities
Schedule 3    -    Filings and Other Actions Required to Perfect Security Interests
Schedule 4    -    Legal Name, Organizational Status, Chief Executive Office
Schedule 5    -    Prior Names and Prior Chief Executive Offices
Schedule 6    -    Patents and Patent Licenses
Schedule 7    -    Trademarks and Trademark Licenses
Schedule 8    -    Copyrights and Copyright Licenses
Schedule 9    -    Commercial Tort Claims
Schedule 10    -    Letter of Credit Rights
Annexes
Annex I    -    Form of Assumption Agreement
Annex II    -    Form of Intellectual Property Security Agreement
Annex III    -    Form of Supplement
Annex IV    -    Form of Acknowledgment and Consent iv

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GUARANTY AND SECURITY AGREEMENT
THIS GUARANTY AND SECURITY AGREEMENT, dated as of April 17, 2019, is made by ROOT, INC., a Delaware corporation (the “Borrower”), ROOT INSURANCE AGENCY, LLC, an Ohio limited liability company (“RIA”), and the other Persons party hereto from time to time (including pursuant to a joinder consummated after the date hereof in accordance with the terms hereof) as a “Grantor” (together with the Borrower and RIA, each, a “Grantor” and, collectively, the “Grantors”), in favor of ~~SUNTRUST~~TRUIST BANK, successor by merger to SunTrust Bank, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined below).
WHEREAS, the Borrower is entering into that certain Term Loan Agreement, dated as of the date hereof, by and among the Borrower, the several banks and other financial institutions and lenders from time to time party thereto, and the Administrative Agent, which, among other things, provides for the making by the Lenders of a $100,000,000 term loan facility on the Original Closing Date (as ~~may be~~amended by that certain Amended and Restated Term Loan Agreement, dated as of November 25, 2019, that certain First Amendment to Amended and Restated Term Loan Agreement, dated February 20, 2020 and that certain Second Amendment to Amended and Restated Term Loan Agreement, dated September 14, 2020 (which, among other things, amended the title of such document to the “Amended and Restated Revolving Credit and Loan Agreement” and added a $100,000,000 revolving credit facility to the existing term loan facility and increased the principal amount of the term loan facility to $100,000,000 as of the Second Amendment Effective Date), and as may be further amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, ~~including pursuant to that Amended and Restated Term Loan Agreement, dated as of November 25, 2019, the “Term~~the “Loan Agreement”); and
WHEREAS, it is a condition precedent to the obligations of the Lenders and the Administrative Agent under the Loan Documents that the Grantors are required to enter into this Agreement, pursuant to which the Guarantors shall guaranty all Obligations of the Borrower and the Grantors shall grant Liens on all of their personal property to the Administrative Agent, on behalf of the Secured Parties, to secure their respective Obligations;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the ~~Term~~ Loan Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
(a)    Each term defined above shall have the meaning set forth above for all purposes of this Agreement. Unless otherwise defined herein, terms defined in the ~~Term~~ Loan Agreement and used herein shall have the meanings assigned to such terms in the ~~Term~~ Loan Agreement, and the terms “Account Debtor”, “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Payment Intangibles”, “Proceeds”, “Supporting Obligations”, and “Tangible Chattel Paper” shall have the meanings assigned to such terms in the UCC (and, if defined in more than one article of the UCC, shall have the meaning given in Article 9 thereof) as in effect on the date hereof:
(b)    The following terms shall have the following meanings:
“Agreement” shall mean this Guaranty and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Collateral” shall have the meaning set forth in Section 3.1.
“Copyright Licenses” shall mean any and all present and future written agreements providing for the granting of any right in or to Copyrights (whether the applicable Grantor is licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 8.
“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether by statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, owned by such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any copyrights, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 8.
“Excluded Account” shall mean any of the following Deposit Accounts: (a) zero-balance Deposit Accounts, (b) payroll, withholding, trust, escrow, impound and other fiduciary Deposit Accounts, (c) any Deposit Accounts with aggregate balance in all such accounts not to exceed $250,000; provided, that (A) the Escrow Accounts and Escrow Funds on deposit therein shall not constitute assets of any Loan Party, but, alternatively, in the event that the Escrow Accounts or Escrow Funds are deemed to be assets of any Loan Party, the Escrow Accounts shall be Excluded Accounts (and therefore not be “Collateral” or “Controlled Accounts” as defined hereunder or under the Collateral Documents) and (B) the Escrow Funds shall also be Excluded Property and not subject to the Intercreditor Agreement in any respect.
“Excluded Property” shall mean, collectively:
(a)    any intent-to-use trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law;
(b)    any assets of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary;
(c)    any Capital Stock or Stock Equivalents of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, solely to the extent that the pledge of such Capital Stock or Stock Equivalents (i) is prohibited by, applicable laws (including, without limitation, rules and regulations of any Insurance Regulatory Authority or any other Governmental Authority or agency) or (ii) would result
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in an acquisition or change of control as to which the prior approval of any Insurance Regulatory Authority or any other Governmental Authority or agency would be required (and, for the avoidance of doubt, solely to the extent that such approval has not been obtained) (the “Insurance Subsidiary Pledged Shares”);
(d)    any motor vehicles, aircraft and other similar assets subject to certificates of title or ownership (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement);
(e)    Letter-of-Credit Rights to the extent not constituting Supporting Obligations (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement);
(f)    except with respect to the Capital Stock or Stock Equivalents of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary (which is governed exclusively by clause (c) immediately above), any property or assets to the extent that (i) the Administrative Agent may not validly possess a security interest therein under, or such security interest is prohibited by, applicable laws (including, without limitation, rules and regulations of any Insurance Regulatory Authority or any other Governmental Authority or agency) or (ii) the pledge or creation of a security interest in which would require third party consent, approval, license or authorization not obtained, other than to the extent such covenant, prohibition or limitation (A) is rendered ineffective or unenforceable under the UCC or other applicable law notwithstanding such prohibition or (B) is otherwise terminated or waived; provided, that, in the case of clause (ii), such property or assets shall not be excluded to the extent that the contract or agreement related thereto was executed in contemplation of this Agreement;
(g)    Excluded Accounts;
(h)    Margin Stock;
(i)    any interest in leased real property (including Fixtures related thereto);
(j)    any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than $5,000,000 individually;
(k)    any lease, license, permit, franchise or other agreement or any property subject to a purchase money security interest or Lien securing a capital lease (or similar arrangement having the same economic effect as the foregoing), in each case solely to the extent that, and only so long as, (i) such lease, license, agreement or property is permitted under the Loan Documents and (ii) a grant of a security interest or creation of a Lien therein to secure the Obligations (A) would require third party consent, approval, license or authorization not obtained or (B) would violate the terms of such lease, license, permit, franchise or other agreement or the contract related thereto or would give rise to a termination right thereunder in favor of a party thereto other than the Borrower or a Guarantor, in each case other than to the extent such condition, prohibition or limitation (x) is rendered ineffective or unenforceable under the anti-assignment provisions UCC or other applicable law or (y) is otherwise terminated or waived (at which time the security interest granted hereunder shall attach immediately); provided, that such lease, license, permit, franchise or other agreement or property shall not be excluded to the extent that the contract or agreement related thereto was executed in contemplation of this Agreement; and
(l)    any other particular assets solely to the extent that, and only for so long as, the Administrative Agent agrees in its reasonable discretion that the cost of creating or perfecting a security
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interest in such assets exceeds the practical benefits to be obtained by the Lenders therefrom; provided, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).
“Guaranteed Obligations” shall have the meaning set forth in Section 2.1(a). “Guarantors” shall mean, collectively, each Grantor other than the Borrower.
“IP License” shall mean, collectively, each Copyright License, Trademark License and Patent License.
“Issuers” shall mean, collectively, each issuer of a Pledged Security.
“Margin Stock” shall have the meaning assigned to such term in Regulation U. “Monetary Obligation” shall mean a monetary obligation secured by Goods or owed under a lease of Goods and includes a monetary obligation with respect to software used in Goods.
“Note” shall mean an instrument that evidences a promise to pay a Monetary Obligation and any other instrument within the description of “promissory note” as defined in Article 9 of the UCC.
“Patent Licenses” shall mean any and all present and future written agreements providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 6.
“Patents” shall mean, collectively, with respect to each Grantor, all letters patent issued or assigned to, and all patent applications and registrations made by, such Grantor (whether established or registered or recorded in the United States, any State thereof or any other country or any political subdivision thereof and, in each case, owned by such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, and rights to obtain any of the foregoing, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 6.
“Pledged Certificated Stock” shall mean all certificated securities and any other Capital Stock or Stock Equivalent of any Person, in each case, evidenced by a certificate, instrument or other similar document, in each case now owned or at any time hereafter acquired by any Grantor, and any dividend or distribution of cash, instruments or other property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 2, in each case, other than Excluded Property.
“Pledged Securities” shall mean, collectively, all Pledged Certificated Stock and all Pledged Uncertificated Stock.
“Pledged Uncertificated Stock” shall mean any Capital Stock or Stock Equivalent of any Person, other than Pledged Certificated Stock, in each case now owned or at any time hereafter acquired by any Grantor, including all right, title and interest of any Grantor as a limited or general partner in any
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partnership or as a member of any limited liability company not constituting Pledged Certificated Stock, all right, title and interest of any Grantor in, to and under any organizational document of any partnership or limited liability company to which it is a party, and any dividend or distribution of cash, instruments or other property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 2, in each case, other than Excluded Property.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. time to time.
“Secured Obligations” shall have the meaning set forth in Section 3.1.
“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from “Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Trademark Licenses” shall mean any and all present and future written agreements providing for the granting of any right in or to Trademarks (whether the applicable Grantor is licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 7.
“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks, service marks, slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names, trade names and other source or business identifiers, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether by statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, owned by such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 7.
Section 1.2    Other Definitional Provisions; References. The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. Except as otherwise expressly provided herein, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means
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“from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement, (e) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
ARTICLE II
GUARANTEE
Section 2.1    Guarantee.
(a)    Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of all Obligations of the Borrower and the other Loan Parties including, without limitation, (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, ~~and~~ (B) each payment required to be made by the Borrower under the Loan Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent ~~and~~, the Lenders and the Issuing Bank under the ~~Term~~ Loan Agreement and the other Loan Documents; (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the ~~Term~~ Loan Agreement and the other Loan Documents; (iii) the due and punctual payment of all Bank Product Obligations; and (iv) the due and punctual payment and performance of all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider (all the monetary and other obligations referred to in the preceding clauses (i) through (iv) being collectively called the “Guaranteed Obligations”); provided, however, that in no event shall “Guaranteed Obligations” of any Guarantor include any Excluded Swap Obligation of such Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.
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(b)    Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Secured Party to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Secured Party in favor of the Borrower or any other Guarantor.
(c)    It is the intent of each Guarantor and the Administrative Agent that the maximum obligations of the Guarantors hereunder shall be, but not in excess of:
(i)    in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq., as amended and in effect from time to time (the “Bankruptcy Code”), on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
(ii)    in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
(iii)    in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.
(d)    The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in subsections 2.1(c)(i), (ii) and (iii) of this Section, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which,
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after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.
(e)    This Section is intended solely to preserve the rights of the Administrative Agent and the Secured Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Grantors nor any other Person shall have any right or claim under this Section as against the Administrative Agent or any Secured Party that would not otherwise be available to such Person under the Avoidance Provisions.
(f)    Each Guarantor agrees that if the maturity of any of the Guaranteed Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this Article shall remain in full force and effect until ~~all Guaranteed Obligations are irrevocably satisfied in full (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations).~~the Termination Date.
Section 2.2    Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. dollars at the office of the Administrative Agent specified pursuant to the ~~Term~~ Loan Agreement.
ARTICLE III
GRANT OF SECURITY INTEREST
Section 3.1    Grant of Security Interest. Each Grantor hereby pledges to the Administrative Agent, for the ratable benefit of the Secured Parties, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (collectively, the “Secured Obligations”); provided, however, that, notwithstanding the foregoing, in no event shall “Secured Obligations” include any Excluded Swap Obligations of any Grantor:
(a)    all Accounts and Chattel Paper;
(b)    all Copyrights and Copyright Licenses;
(c)    all Commercial Tort Claims, including, without limitation, those set forth on Schedule 9;
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all General Intangibles;
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(g)    all Goods (including, without limitation, all Inventory, all Equipment and all Fixtures);
(h)    all Instruments;
(i)    all Investment Property;
(j)    all Letter-of-Credit Rights;
(k)    all Notes and all other intercompany obligations between the Loan Parties;
(l)    all Patents and Patent Licenses;
(m)    all Pledged Securities;
(n)    all Trademarks and Trademark Licenses;
(o)    all books and records, Supporting Obligations and related letters of credit or other claims and causes of action, in each case to the extent pertaining to the Collateral; and
(p)    to the extent not otherwise included, substitutions, replacements, accessions, products and other Proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing;
provided that, notwithstanding the foregoing, no Lien or security interest is hereby granted on and the term “Collateral” shall not include any Excluded Property, and, to the extent that any Collateral later becomes Excluded Property, the Lien granted hereunder will automatically be deemed to have been released;
provided, further, that if and when any property (including, without limitation, the Capital Stock described in the foregoing proviso, if applicable) shall cease to be Excluded Property, a Lien on and security interest in such property shall automatically be deemed granted therein.
Section 3.2    Transfer of Pledged Securities. All certificates and instruments representing or evidencing the Pledged Certificated Stock shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed to the Administrative Agent or in blank by an effective endorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, each Grantor shall take all such further action as may be reasonably requested by the Administrative Agent, as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the UCC.
Section 3.3 Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. Neither the
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Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such other Secured Party of any payment relating to such Account, Chattel Paper or Payment Intangible pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
ARTICLE IV
ACKNOWLEDGMENTS, WAIVERS AND CONSENTS
Section 4.1    Acknowledgments, Waivers and Consents.
(a)    Each Guarantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the guarantee of, and each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the provision of collateral security for, Obligations of Persons other than such Grantor and that such Grantor’s guarantee and provision of collateral security for the Secured Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Loan Documents, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to each Guarantor the guarantee made by it herein and, with respect to each Grantor, the collateral security provided by such Grantor herein), and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Secured Parties under this Agreement and the other Loan Documents, shall not be affected, limited, reduced, discharged or terminated in any way:
(i)    notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (A) any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Secured Obligations continued; (B) the Secured Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent or any other Secured Party; (C) the ~~Term~~ Loan Agreement, the other Loan Documents and all other documents executed and delivered in connection therewith or in connection with Hedging Obligations and Bank Product Obligations included as Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, all Lenders, or the other parties thereto, as the case may be) may deem advisable from time to time; (D) the Borrower, any Guarantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to any Loan Document, all or any part of the Secured Obligations or any Collateral now
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or in the future serving as security for the Secured Obligations; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released; and (F) any other event shall occur which constitutes a defense or release of sureties generally (other than a defense of payment or performance); and
(ii)    regardless of, and each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability of the ~~Term~~ Loan Agreement, any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party; (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Administrative Agent or any other Secured Party; (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Grantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person, or any sale, lease or transfer of any or all of the assets of any Grantor, or any changes in the shareholders of any Grantor; (D) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Secured Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement or any other Loan Document; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement; or (H) any other circumstance or act whatsoever, including any action or omission of the type described in subsection (a)(i) of this Section (with or without notice to or knowledge of any Grantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense (other than a defense of payment or performance) of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in Article II, or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.
(b)    Each Grantor hereby waives to the extent permitted by law (i) except as expressly provided otherwise in any Loan Document, all notices to such Grantor, or to any other Person, including, but not limited to, notices of the acceptance of this Agreement, the guarantee contained in Article II or the provision of collateral security provided herein, or the creation, renewal, extension, modification or accrual of any Secured Obligations, or notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in Article II or upon the collateral security provided herein, or of default in the payment or performance of any of the Secured Obligations owed to the
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Administrative Agent or any other Secured Party and enforcement of any right or remedy with respect thereto, or notice of any other matters relating thereto; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Article II and the collateral security provided herein and no notice of creation of the Secured Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Grantor, and all dealings between the Borrower and any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Article II and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting any Grantor’s liability hereunder or the enforcement thereof; (iv) all rights of revocation with respect to the Secured Obligations, the guarantee contained in Article II and the provision of collateral security herein; and (v) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.
(c)    When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in Article II or any property subject thereto.
Section 4.2    No Subrogation, Contribution or Reimbursement. Until ~~all Secured Obligations are irrevocably satisfied in full (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) and all commitments of each Secured Party under the Term Loan Agreement or any other Loan Document have been irrevocably terminated~~the Termination Date, notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Administrative Agent or any other Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, and each Grantor hereby expressly waives, releases and agrees not to exercise any or all such rights of subrogation, reimbursement, indemnity and contribution. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Borrower or any other Grantor or against any collateral or security or
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guarantee or right of offset held by the Administrative Agent or any other Secured Party shall be junior and subordinate to any rights the Administrative Agent and the other Secured Parties may have against the Borrower and such Grantor and to all right, title and interest the Administrative Agent and the other Secured Parties may have in such collateral or security or guarantee or right of offset. The Administrative Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of Collateral or security as it sees fit without regard to any subrogation rights any Grantor may have, and upon any disposition or sale, any rights of subrogation any Grantor may have shall terminate.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the other Secured Parties to enter into the ~~Term~~ Loan Agreement and the other Loan Documents, to induce the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower thereunder and to induce the Lender-Related Hedge Providers and the Bank Product Providers to enter into Hedging Obligations and Bank Product Obligations with the Grantors, each Grantor represents and warrants to the Administrative Agent and each other Secured Party as follows:
Section 5.1    Confirmation of Representations in ~~Term~~ Loan Agreement. Each Grantor represents and warrants to the Secured Parties that the representations and warranties set forth in Article IV of the ~~Term~~ Loan Agreement as they relate to such Grantor (in its capacity as a Loan Party or a Subsidiary of the Borrower, as the case may be) or to the Loan Documents to which such Grantor is a party are true and correct in all material respects; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section, be deemed to be a reference to such Guarantor’s knowledge.
Section 5.2    Benefit to the Guarantors. As of the Original Closing Date, the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses permitted pursuant to Section 5.3 of the ~~Term~~ Loan Agreement. Each Guarantor (other than Holdings) is a Subsidiary of the Borrower, and the guaranty and surety obligations of each Guarantor pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, such Guarantor; and each Guarantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.
Section 5.3    First Priority Liens. The Liens and security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule have been delivered to the Administrative Agent in completed and, if applicable, duly executed form (other than such documents and actions on said Schedule which expressly may be delivered or taken, as applicable, after the Original Closing Date pursuant to the ~~Term~~ Loan Agreement)) will, subject to the Intercreditor Agreement, constitute valid perfected Liens on, and security interests in, all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether such enforcement is sought in a proceeding at law or in equity) and (b) are prior to all other
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Liens on the Collateral in existence on the Original Closing Date, except for Permitted Prior Liens. Notwithstanding anything to the contrary contained herein, the lien and security interest granted pursuant to this Agreement are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
Section 5.4    Legal Name, Organizational Status, Chief Executive Office. On the Closing Date, the correct legal name of such Grantor, such Grantor’s jurisdiction of organization, organizational identification number, federal (and, if applicable, state) taxpayer identification number and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.
Section 5.5    Prior Names, Prior Chief Executive Offices. Schedule 5 correctly sets forth (a) all names and trade names that such Grantor has used in the last five years and (b) the chief executive office of such Grantor over the last five years (if different from that which is set forth in Section 5.4).
Section 5.6    [Reserved].
Section 5.7    Chattel Paper. No Collateral constituting Chattel Paper or Instruments with an aggregate value of greater than $100,000 contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Administrative Agent, and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.
Section 5.8    Accounts. The place where each Grantor keeps its records concerning the Accounts, Chattel Paper and Payment Intangibles comprising a portion of the Collateral is 80 E. Rich St., Ste. 500, Columbus, Franklin County, OH 43215, as such address may be updated by such Grantor after the Original Closing Date in a written notice (including by delivery of a Compliance Certificate) provided to the Administrative Agent in accordance with the Loan Documents.
Section 5.9    Governmental Obligors. None of the Account Debtors on such Grantor’s Accounts, Chattel Paper or Payment Intangibles is a Governmental Authority, except to the extent such Accounts, Chattel Paper or Payment Intangibles have an aggregate value of less than $100,000.
Section 5.10    Copyrights, Patents and Trademarks. Schedule 6 correctly sets forth all material Patents and Patent Licenses owned by such Grantor in its own name as of the Closing Date, Schedule 7 correctly sets forth all material Trademarks and Trademark Licenses owned by such Grantor in its own name as of the Closing Date and Schedule 8 correctly sets forth all material Copyrights and Copyright Licenses owned by such Grantor in its own name as of the Closing Date other than, in each case, generally available on a commercial basis by a “shrink-wrap,” “click-wrap,” “click-through,” “browse-wrap,” “off-the-shelf,” or other generally-available end-user non-exclusive license of standard and reasonable terms with an annual or one time license fee of less than $50,000. To each such Grantor’s knowledge, (i) each such material Copyright, Patent and Trademark is valid, subsisting, unexpired and enforceable and has not been abandoned, (ii) except as expressly set forth in Schedules 6, 7 or 8 (as each such Schedule may be updated by such Grantor after the Closing Date in a written notice (including by delivery of a Compliance Certificate) provided to the Administrative Agent in accordance with the Loan Documents), none of such material Patents, Trademarks and Copyrights is the subject of any licensing or franchise agreement, (iii) no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of such material Patent, Trademark or Copyright, and (iv) no action or proceeding is pending (x) seeking to limit, cancel or question the validity
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of any material Patent, Trademark or Copyright, or (y) which, if adversely determined, would have a Material Adverse Effect on the value of any Patent, Trademark or Copyright. To the best of each such Grantor’s knowledge, such Grantor is not in material breach or default under any material IP License.
Section 5.11    Commercial Tort Claims. Schedule 9 correctly sets forth all Commercial Tort Claims of such Grantor in existence as of the Closing Date and having a value, individually, or in the aggregate, in excess of $100,000.
Section 5.12    Letter of Credit Rights. Schedule 10 correctly sets forth all letters of credit under which such Grantor is named as the beneficiary as of the Closing Date with an aggregate face amount in excess of $100,000.
ARTICLE VI
COVENANTS
Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the ~~Secured Obligations shall have been paid in full (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations):~~Termination Date:
Section 6.1    Covenants in ~~Term~~ Loan Agreement. In the case of each Guarantor, such Guarantor shall comply with all covenants in the ~~Term~~ Loan Agreement applicable to it as a Loan Party or Holdings or a Subsidiary.
Section 6.2    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.3 and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever, except for Liens expressly permitted under Section 7.2 of the ~~Term~~ Loan Agreement.
(b)    At any time and from time to time, upon the reasonable request of the Administrative Agent or any other Secured Party, and at the sole expense of such Grantor, such Grantor will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that may be necessary or as the Administrative Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent or any other Secured Party to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.
(c)    Without limiting the obligations of the Grantors under subsection (b) of this Section, (i) upon the reasonable request of the Administrative Agent and to the extent required by this Agreement, such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent) reasonably requested by the Administrative Agent to cause the Administrative Agent to (A) have “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9-
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107 of the UCC) over any Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property (including the Pledged Securities), or Letter-of-Credit Rights, including, without limitation, executing and delivering any agreements, in form and substance reasonably satisfactory to the Administrative Agent, with securities intermediaries, issuers or other Persons in order to establish “control”, and, each Grantor shall promptly notify the Administrative Agent and the other Secured Parties of such Grantor’s acquisition of any such Collateral, and (B) be a “protected purchaser” (as defined in Section 8-303 of the UCC); (ii) with respect to Collateral with a fair market value in excess of $100,000 (other than certificated securities and Goods covered by a document in the possession of a Person other than such Grantor or the Administrative Agent), such Grantor shall use commercially reasonably efforts to obtain written acknowledgment that such Person holds possession for the Administrative Agent’s benefit; and (iii) with respect to any Collateral with a fair market value in excess of $100,000 constituting Goods that are in the possession of a bailee, such Grantor shall provide prompt notice to the Administrative Agent and the other Secured Parties of any such Collateral then in the possession of such bailee, and such Grantor shall use commercially reasonable efforts to take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent or any other Secured Party) necessary or reasonably requested by the Administrative Agent to cause the Administrative Agent to have a perfected security interest in such Collateral under applicable law; provided, that no Grantor shall be required to take or cause to be taken any action to enter into any control agreement or otherwise perfect any security interest by “control” in any Excluded Accounts, any Electronic Chattel Paper with a value less than $100,000 in the aggregate or any letter-of-credit rights with a value less than $100,000 in the aggregate.
Section 6.3    Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense records of the Collateral in a manner consistent with prudent industry practice, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts comprising any part of the Collateral. For the Administrative Agent’s and the other Secured Parties’ further security, the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral.
Section 6.4    Visitation and Inspection. Each Guarantor hereby agrees to the visitation and inspection rights set forth in Section 5.7 of the ~~Term~~ Loan Agreement.
Section 6.5    Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.
Section 6.6    Changes in Names, Locations. Such Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Grantor is organized. Without limitation of any other covenant herein and in the other Loan Documents, at least 30 days prior thereto (or such later date as agreed by the Administrative Agent), such Grantor will notify the Administrative Agent in writing of any change to be made in its (x) legal name, identity or legal structure, (y) chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned in an amount exceeding $250,000 by it is located (including the establishment of any such new office or facility) or (z) jurisdiction of organization. Such Grantor shall take all action reasonably requested by the Administrative Agent or any other Secured Party for the purpose of maintaining perfection and priority of the Administrative Agent’s security interest under this Agreement. In any notice furnished pursuant to this Section, such Grantor will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require
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additional filings of financing statements or other notices for the purposes of continuing perfection of the Administrative Agent’s security interest in the Collateral.
Section 6.7    [Reserved].
Section 6.8    Limitations on Dispositions of Collateral. The Administrative Agent and the other Secured Parties do not authorize the Grantors to, and such Grantor agrees not to, sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except to the extent expressly permitted by the Loan Documents (including, without limitation and solely for the avoidance of doubt, Section 7.6 of the ~~Term~~ Loan Agreement).
Section 6.9    Pledged Securities.
(a)    If such Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the Capital Stock or other equity interests of any nature of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, except as otherwise provided herein or in the ~~Term~~ Loan Agreement and subject, in the case of the pledge of the Capital Stock of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, to Requirements of Law and applicable statutes of the applicable Insurance Regulatory Authority, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same promptly (and in any event within five (5) Business Days) to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer acceptable to the Administrative Agent covering such certificate or instrument duly executed in blank by such Grantor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.
(b)    Without the prior written consent of the Administrative Agent, such Grantor will not (i) unless otherwise permitted by the Loan Documents, vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock or other equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any Capital Stock or other equity interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction expressly permitted by the Loan Documents) or (iii) create, incur or permit to exist any Lien (except for Liens permitted by Section 7.2 of the ~~Term~~ Loan Agreement) or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement.
(c)    In the case of each Grantor which is an Issuer, and each other Issuer that executes the Acknowledgment and Consent in the form of Annex IV (which the applicable Grantor shall use its commercially reasonable efforts to obtain from each such other Issuer), such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in subsection (a) of this Section with respect to the Pledged Securities issued by it and (iii) the terms of Section 7.1(c) and Section 7.5 shall
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apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.1(c) or Section 7.5 with respect to the Pledged Securities issued by it.
(d)    Such Grantor shall furnish to the Administrative Agent such powers and other equivalent instruments of transfer as may be reasonably required by the Administrative Agent to assure the transferability of and the perfection of the security interest in the Pledged Securities when and as often as may be reasonably requested by the Administrative Agent.
(e)    If any Grantor acquires any Pledged Securities after executing this Agreement, it shall execute a Supplement to this Agreement in the form of Annex III with respect to such Pledged Securities and deliver such Supplement to the Administrative Agent promptly thereafter.
Section 6.10    Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. Such Grantor will not (i) amend, modify, terminate or waive any provision of any Chattel Paper, Instrument or any agreement giving rise to an Account or Payment Intangible comprising a portion of the Collateral, or (ii) fail to exercise promptly and diligently each and every right which it may have under any Chattel Paper, Instrument and each agreement giving rise to an Account or Payment Intangible comprising a portion of the Collateral (other than any right of termination), except, in each case under this Section 6.10, where such action or failure to act, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 6.11    [Reserved].
Section 6.12    Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks received in the ordinary course of business) or Tangible Chattel Paper and the value of such Instruments and Tangible Chattel Paper in the aggregate is $100,000 or more, each such Instrument or Tangible Chattel Paper, shall be delivered to the Administrative Agent as soon as practicable, duly endorsed in a manner reasonably satisfactory to the Administrative Agent to be held as Collateral pursuant to this Agreement.
Section 6.13    Copyrights, Patents and Trademarks.
(a)    Such Grantor (either itself or through licensees) will, except with respect to any Trademark that such Grantor shall reasonably determine is immaterial, (i) maintain as in the past the quality of services offered under such Trademark, (ii) maintain such Trademark in full force and effect, free from any claim of abandonment for non-use, (iii) employ such Trademark with the appropriate notice of registration, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated.
(b)    Such Grantor will not, except with respect to any Patent that such Grantor shall reasonably determine is immaterial, do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated.
(c)    Such Grantor will not, except with respect to any Copyright that such Grantor shall reasonably determine is immaterial, do any act, or omit to do any act, whereby any Copyright may become abandoned or dedicated.
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(d)    Such Grantor will notify the Administrative Agent and the other Secured Parties immediately if it knows, or has reason to know, that any material application or registration relating to any material Copyright, Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of any material Copyright, Patent or Trademark or its right to register the same or to keep and maintain the same.
(e)    Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright, Patent, Trademark or IP License (to the extent constituting an exclusive license in favor of the Grantor to specifically identified registrations or applications for Copyrights, Trademarks, and Patents) with the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent and the other Secured Parties concurrently with the delivery of a Compliance Certificate pursuant to Section 5.1(a) or (b) or (c) of the ~~Term~~ Loan Agreement. Upon request of the Administrative Agent, such Grantor shall execute and deliver an Intellectual Property Security Agreement substantially in the form of Annex II, and any and all other agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby constitutes the Administrative Agent its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney in accordance with the foregoing being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the ~~Secured Obligations are paid in full (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations).~~Termination Date.
(f)    Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Copyright Office, the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each material registration of the material Copyrights, Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.
(g)    In the event that any material Copyright, Patent or Trademark included in the Collateral is materially infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent and the other Secured Parties after it learns thereof and shall, unless such Grantor shall reasonably determine that such Copyright, Patent or Trademark is immaterial to such Grantor which determination such Grantor shall promptly report to the Administrative Agent and the other Secured Parties, promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Copyright, Patent or Trademark.
(h)    Such Grantor shall maintain each IP License (other than non-exclusive IP Licenses), except where failure to maintain such IP License would not be reasonably expected to interfere, individually or in the aggregate, in any material respect with the business of the Grantors, taken as a whole.
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Section 6.14    Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim that satisfies the requirements of the following sentence, such Grantor shall, within 30 days after such Commercial Tort Claim satisfies such requirements, notify the Administrative Agent and the other Secured Parties in a writing signed by such Grantor containing a brief description thereof, and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The provisions of the preceding sentence shall apply only to a Commercial Tort Claim that satisfies the following requirements: (i) the monetary value claimed by or payable to the relevant Grantor in connection with such Commercial Tort Claim shall exceed $100,000 in the aggregate, and (ii) either (A) such Grantor shall have filed a law suit or counterclaim or otherwise commenced legal proceedings (including, without limitation, arbitration proceedings) against the Person against whom such Commercial Tort Claim is made, or (B) such Grantor and the Person against whom such Commercial Tort Claim is asserted shall have entered into a settlement agreement with respect to such Commercial Tort Claim. In addition, to the extent that the existence of any Commercial Tort Claim held or acquired by any Grantor is disclosed by such Grantor in any public filing with the Securities Exchange Commission or any successor thereto or analogous Governmental Authority, or to the extent that the existence of any such Commercial Tort Claim is disclosed in any press release issued by any Grantor, then, upon the request of the Administrative Agent, the relevant Grantor shall, within 30 days after such request is made, transmit to the Administrative Agent and the other Secured Parties a writing signed by such Grantor containing a brief description of such Commercial Tort Claim and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE VII
REMEDIAL PROVISIONS
Section 7.1    Pledged Securities.
(a)    Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given prior or concurrent written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to subsection (b) of this Section, each Grantor shall be permitted to receive all dividends and distributions and payments paid in respect of the Pledged Securities paid in the normal course of business of the relevant Issuer, to the extent permitted in the ~~Term~~ Loan Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.
(b)    If an Event of Default shall occur and be continuing, then subject to the Intercreditor Agreement, at any time in the Administrative Agent’s discretion, without notice, and subject, in the case of the pledge of the Capital Stock of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, to Requirements of Law and applicable approvals of the applicable Insurance Regulatory Authority, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in accordance with Section 2.7(d) of the ~~Term~~ Loan Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders (or other equivalent body) of
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the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(c)    Subject, in the case of the pledge of the Capital Stock of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, to Requirements of Law and applicable approvals of the applicable Insurance Regulatory Authority, each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder (and each Issuer party hereto hereby agrees) to, subject to the Intercreditor Agreement, (i) comply with any instruction received by it from the Administrative Agent in writing (x) after an Event of Default has occurred and is continuing and (y) that is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) after an Event of Default has occurred and is continuing, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.
(d)    Subject, in the case of the pledge of the Capital Stock of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, to Requirements of Law and applicable approvals of the applicable Insurance Regulatory Authority, after the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantor in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Issuer shall cease, and all such rights shall thereupon, subject to the Intercreditor Agreement, become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.
Section 7.2    Collections on Accounts. The Administrative Agent hereby authorizes each Grantor to collect upon the Accounts, Instruments, Chattel Paper and Payment Intangibles consistent with its current business practice, and, in the case of the foregoing property constituting a portion of the Collateral, the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, each Grantor shall notify the applicable Account Debtors that the applicable Accounts, Chattel Paper and Payment Intangibles comprising a portion of the Collateral have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. After the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, the Administrative Agent may in its own name or in the name of others communicate with the applicable Account Debtors to verify with
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them to its satisfaction the existence, amount and terms of any applicable Accounts, Chattel Paper or Payment Intangibles comprising a portion of the Collateral.
Section 7.3    Proceeds. Subject to the Intercreditor Agreement, if required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles comprising a portion of the Collateral, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent in a special collateral account maintained by the Administrative Agent subject to withdrawal by the Administrative Agent for the ratable benefit of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties segregated from other funds of any such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in detail the nature and source of the payments included in the deposit. All Proceeds of the Collateral (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments or Payment Intangibles comprising a portion of the Collateral) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, subject to the Intercreditor Agreement, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of the funds or Proceeds on deposit in said special collateral account on account of the Secured Obligations in the order set forth in Section 8.2 of the ~~Term~~ Loan Agreement, and any part of such funds or Proceeds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Administrative Agent to each Grantor or to whomsoever may be lawfully entitled to receive the same.
Section 7.4    UCC and Other Remedies.
(a)    Subject to the Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may (subject, in the case of the pledge of the Capital Stock of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, to Requirements of Law and applicable approvals of the applicable Insurance Regulatory Authority), exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Loan Documents, and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights, remedies, powers and privileges of a secured party under the UCC (regardless of whether the UCC is in effect in the jurisdiction where such rights, remedies, powers or privileges are asserted) or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, but subject to the Intercreditor Agreement, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may (subject, in the case of the pledge of the Capital Stock of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, to Requirements of Law and applicable approvals of the applicable Insurance Regulatory Authority) in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part
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thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, subject to the Intercreditor Agreement, each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by any Grantor, including any equity or right of redemption, stay or appraisal which such Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with the Intercreditor Agreement and Section 8.2 of the ~~Term~~ Loan Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
(b)    In the event that the Administrative Agent elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity and to apply the proceeds of the same towards payment of the Secured Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.
Section 7.5    Private Sales of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to (subject, in the case of the pledge of the Capital Stock of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, to Requirements of Law and applicable approvals of the applicable Insurance Regulatory Authority) one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The
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Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.
Section 7.6    Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations or Guaranteed Obligations, as the case may be, and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.
Section 7.7    Non-Judicial Enforcement. The Administrative Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and, to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.1    The Administrative Agent’s Appointment as Attorney-in-Fact.
(a)    Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in- fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement but subject to the Intercreditor Agreement, (i) to, solely upon the occurrence and continuation of an Event of Default, take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, (ii) without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i)    pay or discharge Taxes and Liens (other than Liens permitted by Section 7.2 of the ~~Term~~ Loan Agreement) levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
(ii)    execute, in connection with any sale provided for in Section 7.4 or Section 7.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and (iii)    (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) take possession of
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and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under, to the extent constituting Collateral, any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any or all such moneys due under, to the extent constituting Collateral, any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (I) assign any Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Administrative Agent shall in its sole discretion determine; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this subsection to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this subsection unless an Event of Default shall have occurred and be continuing. The Administrative Agent shall give the relevant Grantor notice of any action taken pursuant to this subsection when reasonably practicable; provided that the Administrative Agent shall have no liability for the failure to provide any such notice.
(b)    If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section, together with interest thereon at the rate for Default Interest from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent in accordance with Section 10.3 of the ~~Term~~ Loan Agreement.
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(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in compliance herewith. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
Section 8.2    Duty of the Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, fraud, material breach or willful misconduct as determined by a court of competent jurisdiction in a final and non- appealable judgment. To the fullest extent permitted by applicable law, the Administrative Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Party now has or may hereafter have against any Grantor or other Person.
Section 8.3    Filing of Financing Statements. Pursuant to the UCC and any other applicable law, each Grantor authorizes the Administrative Agent, its counsel or its representative or designee, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Additionally, each Grantor authorizes the Administrative Agent, its counsel or its representative or designee, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
Section 8.4    Authority of the Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action
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taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the ~~Term~~ Loan Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. By accepting the benefits of this Agreement, each Secured Party expressly acknowledges and agrees that this Agreement may be enforced only by the action of the Administrative Agent including upon instruction of Required Lenders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security purported to be granted hereby, it being understood and agreed that such rights and remedies may only be exercised by the Administrative Agent for the benefit of the Secured Parties upon the terms of this Agreement and the Loan Documents.
ARTICLE IX
SUBORDINATION OF INDEBTEDNESS
Section 9.1    Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Grantor to any Grantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After the occurrence and during the continuation of an Event of Default (until payment in full of the Secured Obligations other than contingent obligations as to which no claim exists or has been asserted, Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and Bank Product Obligations), no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.
Section 9.2    Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, the Administrative Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Parties for application against the Secured Obligations as provided under Section 8.2 of the ~~Term~~ Loan Agreement. Should the Administrative Agent or any other Secured Party receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Secured Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender- Related Hedge Provider, and (iii) Bank Product Obligations), the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Secured Parties to the extent that such payments to the Administrative Agent and the other Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured
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Obligations which would have been unpaid if the Administrative Agent and the other Secured Parties had not received dividends or payments upon the Guarantor Claims.
Section 9.3    Payments Held in Trust. In the event that, notwithstanding Section 9.1 and Section 9.2, any Grantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, then it agrees (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.
Section 9.4    Liens Subordinate. Each Grantor agrees that, until the ~~Secured Obligations are paid in full (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations),~~Termination Date, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor, during the period in which any of the Secured Obligations ~~are outstanding~~ (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations), Letters of Credit (other than any Letter of Credit that has been Cash Collateralized) and/or Commitments remain outstanding, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including, without limitation, the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.
Section 9.5    Notation of Records. Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1    Waiver. No failure on the part of the Administrative Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.
Section 10.2    Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 10.1 of the ~~Term~~ Loan Agreement; provided that any
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such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
Section 10.3    Payment of Expenses, Indemnities. The terms of Section 10.3 of the ~~Term~~ Loan Agreement are incorporated herein by reference and shall be interpreted as if each reference to “Borrower” is replaced with “Grantors”, mutatis mutandis, and the parties hereto agree to such terms.
Section 10.4    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the ~~Term~~ Loan Agreement.
Section 10.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties, the future holders of the Loans, and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or Secured Obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.
Section 10.6    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.7    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.8    Survival. The obligations of the parties under Section 10.3 shall survive the repayment of the Secured Obligations and the termination of the ~~Term~~ Loan Agreement, the Loans, the ~~Term Loan~~Letters of Credit, the Commitments, the Hedging Obligations and the Bank Product Obligations. To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then, to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each other applicable Collateral Document shall continue in full force and effect. In such event, each applicable Collateral Document shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Administrative Agent and the other Secured Parties to effect such reinstatement.
Section 10.9    Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
Section 10.10    No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final
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agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Section 10.11    Governing Law; Submission to Jurisdiction.
(a)    This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.
(b)    Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Each party to this Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
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Section 10.13    Acknowledgments.
(a)    Each Grantor hereby acknowledges that:
(i)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(ii)    neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(iii)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Lenders.
(b)    Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents to which it is a party and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents to which it is a party; that it has in fact read this Agreement and the other Loan Documents to which it is a party and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement and the other Loan Documents to which it is a party; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents to which it is party; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents to which it is a party; and that it recognizes that certain of the terms of this Agreement and other Loan Documents to which it is a party result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each Grantor agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement or the other Loan Documents to which it is a party on the basis that such Grantor had no notice or knowledge of such provision or that the provision is not “conspicuous”.
(c)    Each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against any other Grantor, the Administrative Agent, the other Secured Parties or any other Person or against any Collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.
Section 10.14    Additional Grantors. Each Person that is required to become a party to this Agreement pursuant to Section 5.12 of the ~~Term~~ Loan Agreement and is not a signatory hereto shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Person of an Assumption Agreement in the form of Annex I.
Section 10.15    Set-Off. Each Grantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Secured Party may otherwise have, each Secured Party
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shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset (i) balances held by it or by any of its Affiliates for account of any Grantor or any of its Subsidiaries (other than an Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary) at any of its offices, in dollars or in any other currency, and (ii) Obligations then due and payable to such Secured Party (or any Affiliate of such Secured Party), which are not paid when due, in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Secured Party’s failure to give such notice shall not affect the validity thereof.
Section 10.16    Releases.
(a)    Release Upon Payment in Full. The grant of the security interest hereunder and all of the rights, powers and remedies in connection herewith shall remain in full force and effect until the Administrative Agent has (i) retransferred and delivered all of the Collateral in its possession to the Grantors, and (ii) executed a written release or termination statement and reassigned to the Grantors without recourse or warranty any remaining Collateral and all rights conveyed hereby. Upon the payment in full of the Secured Obligations (other than (i) contingent obligations as to which no claim exists or has been asserted, (ii) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) Bank Product Obligations) ~~and~~, the termination ~~or~~, expiration, or Cash Collateralization, as applicable, of the ~~Term~~ Loan Agreement, all Commitments and all Letters of Credit (without, for the avoidance of doubt, any pending draw requests unless any such obligations are also Cash Collateralized), the Administrative Agent, at the request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Grantors, without recourse, representation, warranty or other assurance of any kind, and declare this Agreement to be of no further force or effect.
(b)    Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the ~~Term~~ Loan Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created hereby on such Collateral and, if applicable, the Capital Stock of such Grantor, made without recourse, representation, warranty or other assurance of any kind. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction expressly permitted by the ~~Term~~ Loan Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release or such later date as agreed in writing by the Administrative Agent in its sole discretion, a written request for release identifying the relevant Grantor, together with a certification by the Borrower stating that such transaction is in compliance with the ~~Term~~ Loan Agreement and the other Loan Documents.
(c)    Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in subsection (a) of this Section.
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Section 10.17    Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the lien and security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement are subject to the provisions of the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder is subject to the provisions of the Intercreditor Agreement. To the extent that pursuant to the Intercreditor Agreement any person other than the Administrative Agent is entitled to possession of any Collateral, then notwithstanding any other provision of this Agreement, any requirement to deliver Collateral to the Administrative Agent shall be deemed satisfied if such Collateral is delivered to such other person. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
Section 10.18    Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II and the provision of collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
Section 10.19    Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.
ARTICLE XI
KEEPWELL
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Article XI for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Article XI, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until this Agreement has been terminated pursuant to Section 10.16(a). Each Qualified ECP Guarantor intends that this Article XI constitute, and this Article XI shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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